                                  CASTLE     LOGO
                                  ENERGY
                                  CORPORATION


JOSEPH L. CASTLE II
Chairman and Chief Executive Officer


                                                             May 8, 1995


Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Castle Energy Corporation (the "Company") to be held on Monday, June 5, 1995, at 10:00 A.M., Eastern Time, at The Radnor Hotel, 591 Lancaster Avenue, St. Davids, Pennsylvania.

   At the Annual Meeting, you will be asked to consider and vote upon several matters, including a proposal to approve a plan (the "Refinery Plan") for the Company to sell its Indian and Powerine Refineries on such terms and conditions as the Board of Directors may determine, subject to certain minimum price conditions. THE ACCOMPANYING PROXY STATEMENT PROVIDES A SUMMARY OF THE REFINERY PLAN. PLEASE GIVE THIS INFORMATION YOUR CAREFUL ATTENTION.

   A Special Committee of the Board of Directors has carefully reviewed and considered the Refinery Plan and has unanimously recommended the Refinery Plan to the Board of Directors. BASED IN PART ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD HAS UNANIMOUSLY AUTHORIZED AND APPROVED THE REFINERY PLAN AND RECOMMENDS YOU VOTE FOR ITS APPROVAL. A copy of the Refinery Plan is attached as an Exhibit to the accompanying Proxy Statement. For a further discussion of these matters, see "Proposal to Approve the Refinery Plan" in the Proxy Statement.

   Approval of the Refinery Plan requires the affirmative vote of holders of at least a majority of the outstanding shares of the Company's common stock. ACCORDINGLY, YOUR VOTE IS IMPORTANT, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

   WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE. This action will not limit your rights to vote in person if you wish to attend the Annual Meeting.

                                          Sincerely,


                                          /s/ Joseph L. Castle II
                                         -------------------------------

  One Radnor Corporate Center-Suite 250, 100 Matsonford Road, Radnor, PA 19087
                       o 610-995-9400 o Fax: 610-995-0409

                          CASTLE ENERGY CORPORATION
                                    ------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 5, 1995
                                    ------

                                                                   May 8, 1995


TO THE STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Castle Energy Corporation, a Delaware corporation (the "Company"), will be held at The Radnor Hotel, 591 Lancaster Avenue, St. Davids, Pennsylvania, on Monday, June 5, 1995, at 10:00 A.M., Eastern Time, for the following purposes:

   1. To elect the nominees named in the Proxy Statement as Directors to serve for the periods indicated or until their successors have been elected.

   2. To consider and take action upon a proposal to approve the First Amendment to the Company's 1992 Executive Equity Incentive Plan, in the form adopted by the Board of Directors of the Company on November 17, 1994.

   3. To consider and take action upon a proposal to approve a plan (the "Refinery Plan") for the Company to sell its Refinery assets, including the Company's Indian Refinery and related assets and the Company's Powerine Refinery and related assets, in each case on such terms and conditions as the Board of Directors of the Company may approve, subject to certain minimum price conditions, all as described in more detail in the accompanying Proxy Statement.

   4. To consider and take action upon a proposal to appoint Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1995.

   5. To transact any other business as may properly come before the Annual Meeting.

   Stockholders of record at the close of business on April 28, 1995 will be entitled to vote at the Annual Meeting.


   The Company's Annual Report to Stockholders for the fiscal year ended September 30, 1994 (consisting of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, as amended) and the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994, accompany the enclosed Proxy Statement.


   A complete list of Stockholders entitled to vote at the Annual Meeting will be kept at the office of the Company, One Radnor Corporate Center, Suite 250, 100 Matsonford Road, Radnor, Pennsylvania 19087, for examination by any Stockholder, during ordinary business hours, for a period of not less than ten days prior to the Annual Meeting.

                                           By Order of the Board of Directors


                                           Joseph L. Castle II
                                           Chairman and Chief Executive Officer

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                           PROXY STATEMENT FOR THE
                        ANNUAL MEETING OF STOCKHOLDERS
                                TO BE HELD ON
                                 JUNE 5, 1995

                                 INTRODUCTION

   The accompanying Proxy is solicited by the Board of Directors of Castle Energy Corporation, a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held on June 5, 1995 and any adjournment or adjournments thereof (the "Annual Meeting"). When such Proxy is properly executed and returned, the shares of the Company's Common Stock, par value $.50 per share ("Common Stock"), it represents will be voted at the Annual Meeting as directed. If no specification is indicated, the shares will be voted "FOR" the election of the nominees to serve as Directors for the terms designated; "FOR" the adoption of the First Amendment (the "Amendment") to the Company's 1992 Executive Equity Incentive Plan (the "Incentive Plan"); "FOR" the approval of a plan for the Company to sell its Refinery assets, as described below (the "Refinery Plan"); and "FOR" the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1995. Any Stockholder granting a Proxy has the power to revoke it at any time prior to its exercise by notice of revocation to the Company in writing, by voting in person at the Annual Meeting, or by execution of a later dated Proxy; provided, however, that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent Proxy or revocation before the vote is taken.

   The Refinery Plan provides for the sale of the Company's Indian and Powerine Refineries and related assets, in one or more transactions, on such terms and conditions as the Board of Directors of the Company may approve, subject to certain minimum price conditions described in this Proxy Statement. Although the Company is currently engaged in certain discussions with potential purchasers for the sale of one or both of the Refineries, which may include the sale of the Indian Refinery and related assets to CORE Refining Corporation ("CORE"), a corporation formed by William S. Sudhaus, President, Chief Operating Officer, and a Director of the Company (a "CORE Transaction"), the Company has not as of the date of this Proxy Statement entered into any definitive agreements with respect to any such transaction. The sale of the Indian Refinery and related assets, pursuant to a CORE Transaction or otherwise, and the sale of the Powerine Refinery and related assets, in each case pursuant to the Refinery Plan, are collectively referred to as the "Refinery Transactions."


   The shares entitled to vote at the Annual Meeting consist of shares of Common Stock, with each holder of record as of the close of business on April 28, 1995 (the "Record Date") entitled to one vote for each such share held. As of the Record Date there were 6,668,646 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. This Proxy Statement and accompanying Proxy are being sent to Stockholders of the Company on or about May 10, 1995.


   The address of the Company's principal executive offices is One Radnor Corporate Center, Suite 250, 100 Matsonford Road, Radnor, Pennsylvania 19087, and the telephone number is (610) 995-9400.

   Copies of the Company's Annual Report on Form 10-K for the year ended September 30, 1994, as amended (the "Form 10-K"), and the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994 (the "Form 10-Q") accompany this Proxy Statement. See "Incorporation by Reference."

   Information concerning CORE contained in this Proxy Statement has been furnished to the Company by CORE.

                              TABLE OF CONTENTS

                                                                                                   Page
                                                                                                 --------
INTRODUCTION  ................................................................................       1


SUMMARY  .....................................................................................       4
  Time, Date, and Place of the Annual Meeting ................................................       4
  Purpose of the Annual Meeting ..............................................................       4
  Record Date; Shares Entitled to Vote .......................................................       4
  Election of Directors ......................................................................       4
  Amendment to the Incentive Plan ............................................................       5
  The Refinery Plan - Assets To Be Sold and Minimum Purchase Price ...........................       5
  Status of the Refinery Transactions ........................................................       6
  Background of the Refinery Plan ............................................................       7
  Recommendations of the Special Committee and the Board of Directors ........................       9
  Interests of Certain Persons in the Refinery Transactions; Conflicts of Interest ...........      10
  Plans for the Company After the Refinery Transactions ......................................      11
  Risks That the Refinery Transactions Will Not be Consummated; Plans for the Company if the
   Refinery Transactions Are Not Consummated  ................................................      11
  Tax Matters ................................................................................      11
  Appraisal Rights ...........................................................................      11
  Certain Considerations .....................................................................      12
  Vote Required ..............................................................................      12

PRINCIPAL HOLDERS OF VOTING SECURITIES  ......................................................      13

SECURITY OWNERSHIP OF MANAGEMENT  ............................................................      14

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES  .............................................      16

EXECUTIVE COMPENSATION  ......................................................................      18
   Summary Compensation  .....................................................................      18
   Option Grants in Last Fiscal Year  ........................................................      19
   Option/SAR Exercises And Option/SAR Values  ...............................................      19
   Employment Agreements  ....................................................................      19
   1992 Executive Equity Incentive Plan  .....................................................      21
   Retention Bonus Program  ..................................................................      21
   Pension Plans  ............................................................................      22
   Section 16 Compliance  ....................................................................      23
   Compensation Committee Interlocks and Insider Participation  ..............................      24
   Board Compensation Committee Report on Executive Compensation  ............................      24
   Performance Graph  ........................................................................      27

BOARD OF DIRECTORS AND BOARD COMMITTEES  .....................................................      28
   1994 Board Meetings  ......................................................................      28
   Board Committees  .........................................................................      28
   Compensation of Directors  ................................................................      28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS  ..............................................      29
   MG AND ITS AFFILIATES  ....................................................................      29
       Indian Refinery Operations ............................................................      29
       Powerine Refinery Operations ..........................................................      31
       Natural Gas Operations ................................................................      32
       Financing .............................................................................      33
   TRANSACTIONS WITH OTHER RELATED PARTIES  ..................................................      36
       Stockholder Loans .....................................................................      36
       Loan to Officer .......................................................................      36
       Terrapin Agreement ....................................................................      36


                                      2


                                                                                                   Page
                                                                                                 --------
PROPOSAL TO ELECT DIRECTORS  .................................................................      37

PROPOSAL TO APPROVE THE FIRST AMENDMENT TO THE COMPANY'S 1992 EXECUTIVE EQUITY INCENTIVE PLAN       38
   The Amendment  ............................................................................      39
   Reasons for Adopting the Amendment  .......................................................      39
   New Incentive Plan Benefits  ..............................................................      39
   Other Terms of the 1992 Executive Equity Incentive Plan  ..................................      40

PROPOSAL TO APPROVE THE REFINERY PLAN  .......................................................      42
   TERMS OF THE REFINERY PLAN  ...............................................................      42
   STATUS OF THE REFINERY TRANSACTIONS  ......................................................      44
   SPECIAL FACTORS  ..........................................................................      45
       The Refineries ........................................................................      45
       Background of the Refinery Plan .......................................................      46
       Recommendations of the Special Committee and the Board of Directors ...................      50
       Interests of Certain Persons in the Refinery Transactions; Conflicts of Interest ......      51
       Plans for the Company After the Refinery Transactions .................................      52
       Risks That the Refinery Transactions Will Not be Consummated; Plans for the Company if
        the Refinery Transactions Are Not Consummated  .......................................      53
       Certain Tax and Accounting Matters ....................................................      53
       Appraisal Rights ......................................................................      54
   CERTAIN CONSIDERATIONS  ...................................................................      54
       Status of Potential Refinery Transactions .............................................      54
       Minimum Price Condition ...............................................................      54
       Uncertainty of Identity of Potential Purchasers .......................................      55
       Conflicts of Interest .................................................................      55
       Financing .............................................................................      55
       Shell Litigation ......................................................................      55
       MG Credit Facilities ..................................................................      55
       Assumption of Liabilities by Purchasers and Contingent Payments .......................      56
   SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF THE COMPANY  ..........................      57
       Balance Sheet Data ....................................................................      58
       Statement of Operations Data ..........................................................      58
   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY  ...............................      59
       Pro Forma Consolidated Balance Sheet as of December 31, 1994 ..........................      60
       Pro Forma Consolidated Statement of Operations for Fiscal Quarter Ended December 31,
        1994  ................................................................................      62
       Pro Forma Consolidated Statement of Operations for Year Ended September 30, 1994 ......      64

PROPOSAL TO APPOINT INDEPENDENT ACCOUNTANTS  .................................................      66

OTHER MATTERS  ...............................................................................      66

VOTE REQUIRED  ...............................................................................      66

STOCKHOLDER PROPOSALS  .......................................................................      66

EXPENSES OF SOLICITATION  ....................................................................      66

INCORPORATION BY REFERENCE  ..................................................................      67

CASTLE ENERGY CORPORATION 1992 EXECUTIVE EQUITY
 INCENTIVE PLAN, AS PROPOSED TO BE AMENDED ...............................................   EXHIBIT A

THE REFINERY PLAN ........................................................................   EXHIBIT B

                                      3

                                   SUMMARY

   The following is a summary of the more detailed information contained in this Proxy Statement and the Exhibits hereto. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE EXHIBITS, AND THE FORM 10-K AND 10-Q IN THEIR ENTIRETY.

TIME, DATE, AND PLACE OF THE ANNUAL MEETING

   The annual meeting (the "Annual Meeting") of Stockholders of Castle Energy Corporation, a Delaware corporation (the "Company"), will be held on June 5, 1995 at 10:00 A.M., Eastern Time, at The Radnor Hotel, 591 Lancaster Avenue, St. Davids, Pennsylvania.

PURPOSE OF THE ANNUAL MEETING

   At the Annual Meeting, holders of shares of the Company's Common Stock, par value $.50 per share ("Common Stock"), will be asked to consider and vote upon (i) election of four Directors; (ii) the approval of the First Amendment (the "Amendment") to the Company's 1992 Executive Equity Incentive Plan (the "Incentive Plan"); (iii) a plan for the Company to sell its Refinery assets, described below (the "Refinery Plan"); and (iv) the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending September 30, 1995.

   The Refinery Plan provides for the sale of the Company's Indian and Powerine Refineries and related assets, in one or more transactions, on such terms and conditions as the Board of Directors of the Company may approve, subject to certain minimum price conditions described in this Proxy Statement. Although the Company is currently engaged in certain discussions with potential purchasers for the sale of one or more of the Refineries, which may include the sale of the Indian Refinery and related assets to CORE Refining Corporation ("CORE"), a corporation formed by William S. Sudhaus, President, Chief Operating Officer, and a Director of the Company (a "CORE Transaction"), the Company has not as of the date of this Proxy Statement entered into any definitive agreements with respect to any such transaction. The sale of the Indian Refinery and related assets, pursuant to a CORE Transaction or otherwise, and the sale of the Powerine Refinery and related assets, in each case pursuant to the Refinery Plan, are collectively referred to as the "Refinery Transactions."

   The Board of Directors of the Company, based in part upon the unanimous recommendation of a special committee of directors (the "Special Committee"), has unanimously recommended that Stockholders vote FOR the approval of the Refinery Plan. See "Proposal to Approve the Refinery Plan -- Special Factors
- -- Recommendations of the Special Committee and the Board of Directors."

RECORD DATE; SHARES ENTITLED TO VOTE

   The shares entitled to vote at the Annual Meeting consist of shares of Common Stock, with each holder of record as of the close of business on April 28, 1995 (the "Record Date") entitled to one vote for each such share held. As of the Record Date there were 6,668,646 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. See "Introduction."

ELECTION OF DIRECTORS

   At the Annual Meeting, Stockholders will be asked to elect four Directors in two of the three classes of Directors. Among the nominees is William S. Sudhaus, President, Chief Operating Officer, and a current Director of the Company. Mr. Sudhaus is also the Chairman, President, and Chief Operating Officer of CORE. Mr. Sudhaus has informed the Company that he will resign as a Director and officer of the Company if a CORE Transaction is consummated. See "Election of Directors." THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR EACH OF THE NOMINEES TO SERVE IN THE CLASS INDICATED.

AMENDMENT TO THE INCENTIVE PLAN

   The Amendment amends the Incentive Plan to provide for limited annual grants of options to purchase Common Stock to Directors of the Company who are not employees of the Company or its subsidiaries. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADOPT THE AMENDMENT. See "Executive Compensation -- 1992 Executive Equity Incentive Plan" and "Proposal to Approve the First Amendment to the Company's 1992 Executive Equity Incentive Plan."

THE REFINERY PLAN - ASSETS TO BE SOLD AND MINIMUM PURCHASE PRICES

   The Refinery Plan provides for the Company and its subsidiaries to sell certain assets, including the Company's 86,000 barrel per day refinery located in Lawrenceville, Illinois (the "Indian Refinery"), and the Company's 49,500 barrel per day refinery located in Santa Fe Springs, California (the "Powerine Refinery" and, together with the Indian Refinery, the "Refineries"). The Refinery Plan permits the Company to sell the Refineries in one or more transactions, by sale of assets, sale of capital stock of or partnership interests in subsidiaries of the Company which own the Refineries or related assets, by mergers involving subsidiaries of the Company, or any combination thereof or in such other manner as the Board of Directors of the Company may approve. The Refinery Plan permits the sale of one of the Refineries, regardless of whether any transaction for the sale of the other Refinery has been entered into or consummated.

   The Refinery Plan provides (the "Minimum Price Condition") that the value of the consideration received by the Company (the "Consideration Paid") in any Refinery Transaction must equal or exceed certain minimum levels (the "Minimum Considerations"). The Minimum Considerations are $5 million plus, to the extent sold in a Refinery Transaction, the market value of the working capital, platinum and certain other assets (the market value of such assets for either Refinery, to the extent sold in a Refinery Transaction, being hereinafter referred to as the "Working Capital Market Value") for the Indian Refinery and related assets and $10 million plus the Working Capital Market Value for the Powerine Refinery and related assets.

   The Consideration Paid may be cash, securities or other assets, assumption of environmental or other liabilities (including environmental or other liabilities of subsidiaries of the Company acquired by a purchaser, but excluding liabilities included in working capital), or other consideration, or any combination thereof. In addition, the Consideration Paid in any Refinery Transaction will also include the amount of any severance or other shutdown expenses (net of salvage cost recoveries) avoided as a result of such Refinery Transaction. For example, if a purchaser were to propose to acquire the stock of the subsidiary which owns the Powerine Refinery for $1 plus the Working Capital Market Value, the Consideration Paid (for purposes of determining whether the Minimum Consideration has been received) in such transaction would include the value of such subsidiary's liabilities (the book value of which was approximately $27.9 million at December 31, 1994, excluding working capital liabilities) and the net amount of shutdown expenses avoided by such transaction (approximately $900,000 at December 31, 1994). Accordingly, if such a transaction had occurred on December 31, 1994, the value of the Consideration Paid in such transaction would have been approximately $28.8 million plus the Working Capital Market Value, which would have exceeded the Minimum Consideration for the Powerine Refinery by approximately $18.8 million. Similarly, if a purchaser were to propose to acquire the assets and assume all of the liabilities of the Indian Refinery for $1 plus the Working Capital Market Value, the Consideration Paid (for purposes of determining whether the Minimum Consideration has been received) in such transaction would include the value of such liabilities (the book value of which was approximately $3.0 million at December 31, 1994, excluding working capital liabilities) and the net amount of shutdown expenses avoided by such transaction (approximately $18.7 million at December 31, 1994). Accordingly, if such a transaction had occurred on December 31, 1994, the value of the Consideration Paid in such transaction would have been approximately $21.7 million plus the Working Capital Market Value, which would have exceeded the Minimum Consideration for the Indian Refinery by approximately $16.7 million. The excess of the liabilities and estimated net shutdown costs of each Refinery over the respective Minimum Consideration ($18.8 million for the Powerine Refinery and $16.7 million for the Indian Refinery) is shown on the pro forma financial statements included in this Proxy Statement as the "maximum stipulated reduction." See "Pro Forma Consolidated Financial Statements of the Company."


   Except for the determination of the Working Capital Market Value, the Minimum Considerations will not be apportioned among portions of the assets of either Refinery. If a purchaser offers to purchase only certain assets of a Refinery, the Consideration Paid must equal or exceed the Minimum Consideration with respect to such Refinery for such Transaction to be considered authorized by the Refinery Plan (unless one or more additional transactions are also consummated at or prior to such time for total Consideration Paid at least equal to such Minimum Consideration).

   At December 31, 1994, the estimated maximum Working Capital Market Value of the Indian Refinery of approximately $37.9 million exceeded the maximum stipulated reduction of the Indian Refinery by approximately $21.2 million and the maximum stipulated reduction of the Powerine Refinery exceeded the estimated maximum Working Capital Market Value of the Powerine Refinery of approximately $12.6 million by approximately $6.2 million. If, at the time of a Refinery Transaction, the Working Capital Market Value for the Refinery or Refineries involved in such Refinery Transaction were less than the maximum stipulated reduction(s), and if the purchaser in such Refinery Transaction directly or indirectly assumed all of the liabilities of such Refinery or Refineries, the Company could make a net payment to such purchaser and still satisfy the Minimum Price Condition. The Company anticipates that the maximum Working Capital Market Values will continue to decrease as a result of the negative cash flow being experienced by the Refineries. At March 31, 1995, the maximum stipulated reduction of the Powerine Refinery exceeded the estimated maximum Working Capital Market Value of the Powerine Refinery of approximately $9.1 million by approximately $9.6 million. If, as of such date, the purchaser of the Powerine Refinery directly or indirectly assumed all of the liabilities of such Refinery, the Company could make a net payment to such purchaser of $9.6 million and still satisfy the Minimum Price Condition.


   The value of any non-cash consideration, including assumption of liabilities and avoidance of shutdown expenses, will be determined by the Board of Directors. Accordingly, the Board of Directors will have considerable discretion in determining whether a particular transaction satisfies the Minimum Price Condition.

   Whether or not the Refinery Plan is approved by Stockholders, the Board of Directors will retain the authority to approve and consummate any sale of one or both of the Refineries or all or part of their assets if such sale does not constitute a sale of all or substantially all of the Company's assets under Delaware law. Accordingly, if a proposed sale of all or any part of the assets of one or both of the Refineries does not satisfy the Minimum Price Condition, the Board of Directors may approve and consummate such transaction if it believes such transaction is not a sale of all or substantially all of the Company's assets. The Board of Directors will make such determination based on the terms of any such proposed transaction and the facts and circumstances pertaining at the time such determination is made.

   See "Proposal to Approve the Refinery Plan -- Terms of the Refinery Plan."

STATUS OF THE REFINERY TRANSACTIONS

   As of the date of this Proxy Statement, the Company has not entered into any definitive agreements with respect to the sale of either Refinery. The Company is currently soliciting bids for the Refineries. The Company has entered into a letter of intent with Ampton Investments, Inc. ("Ampton"), an investment firm that is not affiliated with the Company, to sell, to a corporation to be formed by Ampton and others (the "Ampton Purchaser"), the stock of Powerine or its parent for $10 million in cash plus the value of the Powerine Refinery's working capital (which is expected to include the value of its platinum and similar assets). Since such letter of intent provides for the purchase of stock of the subsidiary, as a result of which the Ampton Purchaser will indirectly assume liabilities of the Powerine Refinery as well as enable the Company to avoid shutdown costs, such a transaction would meet the

Minimum Price Condition. The Company is currently negotiating definitive agreements for such transaction and Ampton is seeking financing for the purchase. Wickland Oil Company, which is not affiliated with the Company and which Ampton anticipates will provide certain of such financing, has provided certain interim financing for the Powerine Refinery. See "Proposal to Approve the Refinery Plan -- Special Factors -- Background of the Refinery Plan -- MG Credit Facilities." There can be no assurance that definitive agreements for such purchase will be entered into or that any transaction with Ampton will be consummated. The Company had agreed that if, prior to April 30, 1995, the Company entered into an agreement to sell the Powerine Refinery to a party other than Ampton and certain of its associates, the Company would pay a break-up fee of $500,000. In addition, the Company had agreed that if it terminated negotiations for such sale prior to April 30, 1995, and such fee was not payable, the Company would reimburse Ampton for its out-of-pocket expenses. Both of such provisions have expired without the Company incurring any liability. The letter of intent also provides that, after execution of definitive agreements, the Company will be permitted to accept higher offers, but will be obligated to pay a fee of $1,000,000 if it does so.

   In December 1994, the Company entered into an agreement to sell both Refineries to CORE. Such agreement was terminated in February 1995. Subsequently, CORE indicated interest in acquiring the Indian Refinery and related assets for an amount equal to the adjusted working capital of the Indian Refinery plus a royalty of up to $20 million based on deliveries of Caroline condensate by Shell Canada Limited and one of its subsidiaries under a long-term supply agreement (the "Shell Contract") (see "Certain Considerations -- Shell Litigation") plus the assumption of all of the environmental liabilities relating to the Indian Refinery and certain other liabilities. CORE is currently exploring sources of financing for such a transaction. Because CORE's payment for the adjusted working capital would be expected to approximate the Working Capital Market Value, and the Consideration Paid would include the amount of the environmental liabilities of the Indian Refinery (the book value of which liabilities was approximately $3.0 million at December 31, 1994) and the net shutdown costs avoided (approximately $18.7 million at December 31, 1994), the Consideration Paid by CORE would exceed the Minimum Consideration for the Indian Refinery even if the royalty payments were valued at zero. Accordingly, a CORE Transaction on substantially the foregoing terms would satisfy the Minimum Price Condition. The Company has not entered into any agreements or letter of intent with CORE for such a transaction.

   The Company has to date received one other proposal to purchase the equipment of the Indian Refinery for $16 million, the Powerine Refinery for $27 million, or both Refineries for an aggregate of $44 million, and another proposal to purchase the equipment of the Powerine Refinery for $21 million. Both proposals require the Company to retain responsibility for substantially all liabilities and would require the Company to pay for certain costs of removing the equipment from the Refineries, including asbestos removal costs in at least one of the proposals. The Company believes that such costs may be substantial. The Company is continuing discussions with such offerors but has not yet determined whether either offer is acceptable in whole or in part. The expiration date of both offers has passed.

   There can be no assurance that any transaction with either Ampton or CORE will be consummated, on the terms described herein or at all. See "Proposal to Approve the Refinery Plan -- Status of the Refinery Transactions" and "-- Special Factors -- Background of the Refinery Plan."

BACKGROUND OF THE REFINERY PLAN

   The MG Settlement. From October 1990 to the present, the Company and its subsidiaries have been party to a number of agreements and transactions with Metallgesellschaft Corp. and certain of its subsidiaries ("MG"). These transactions included (i) offtake agreements (the "Offtake Agreements") pursuant to which MG agreed to purchase substantially all of the Refineries' production at fixed formula prices and (ii) credit or loan agreements pursuant to which MG provided working capital loans for the Refineries. In addition, until October 14, 1994, MG was a principal stockholder of the Company.

   In December 1993, the Company was informed that MG and its parent corporation, Metallgesellschaft AG ("MG AG"), had incurred substantial cash expenditures and losses related in part to margin payments required by the New

York Mercantile Exchange and various over-the-counter derivatives trading counterparties as a result of a decline in oil prices. Thereafter, MG AG announced a substantial consolidated net deficit (net loss) for fiscal 1993. As a result, the Company became concerned that MG and its affiliates would be unable to perform their obligations or might seek to avoid performance. Accordingly, on August 31, 1994, the Company entered into two agreements with MG and certain of its affiliates (the "MG Settlement"). On September 9, 1994, MG transferred 3.6 million shares of Common Stock to the Company in exchange for approximately $39.8 million of participations the Company held in debt obligations of the Company and its affiliates to MG. On October 14, 1994, MG (a) cancelled certain debt obligations owed to MG by the Company and its affiliates, and assumed obligations of the Company's subsidiary Indian Refining Limited Partnership under a $120 million senior facility, together totalling approximately $322 million, (b) transferred back to the Company the remaining 969,000 shares of Common Stock held by MG and a $5.5 million debenture convertible into 500,000 shares of Common Stock, (c) issued to the Company a $10 million note payable in three years (the "MG Note"), (d) terminated all of its interests in the Company's natural gas operations and (e) agreed to supply all crude oil necessary for the Company to meet its delivery obligations under a forward sale contract with a third party entered into in September 1993. In exchange for the foregoing, the Company's subsidiaries (i) amended the Offtake Agreements to terminate effective February 1, 1995, (ii) amended their working capital facilities to terminate on March 31, 1995, and (iii) transferred to MG certain of the Company's participations in debt obligations of the Company and its affiliates to MG. In connection with the MG Settlement, the Company and MG also entered into a four- year natural gas swap agreement. See "Certain Relationships and Related Transactions -- MG and Its Affiliates."

   Certain Consequences of the MG Settlement. The completion of the transactions contemplated by the MG Settlement has, among others, three consequences for the Company. First, effective February 1, 1995, the Offtake Agreements terminated and the Company's sale of refined products are now subject to market risks. Second, effective March 31, 1995, the working capital facilities provided by MG terminated, which requires the Company to raise other financing for its Refinery operations. (See "Proposal to Approve the Refinery Plan -- Special Factors -- Background of the Refinery Plan -- MG Credit Facilities.") Third, for Federal and state income tax purposes, the Company recognized income of $391 million, on which, after giving effect to applicable net operating loss and depletion carryovers and other items of expense and deduction, Federal and state income taxes of approximately $91 million would have been owing as of September 30, 1994 unless the Company sells or abandons its Refinery assets. See "Proposal to Approve the Refinery Plan -- Special Factors -- Background of the Refinery Plan" and "-- Certain Tax and Accounting Matters."

   The Company considered a number of alternatives for dealing with these consequences, ranging from continuing the refining operations on substantially the same basis as prior to the MG Settlement to selling or closing the Refineries. For a number of reasons, the Company early on determined to focus its efforts on seeking to sell the Refinery operations. However, if either Refinery is not sold, the Company anticipates that it will close such Refinery or curtail its operations until it is sold. See "Proposal to Approve the Refinery Plan -- Special Factors -- Background of the Refinery Plan."

   The SIPAC Agreement. In July 1994, William S. Sudhaus, President, Chief Operating Officer, and a Director of the Company, began discussions with members of the Board of Directors regarding the possibility of Mr. Sudhaus and certain other members of management of the Company forming a group to acquire the Refinery operations. It was initially contemplated in such discussions that Mr. Sudhaus's group would purchase both Refinery operations for a fixed amount of approximately $40 million plus a cash payment for working capital, with the fixed amount payable partly by a convertible note of the buyer and partly in cash. In later discussions, it was contemplated that, to increase the Company's potential equity interest if the buyer were to be successful in operating the Refineries, the entire fixed amount (which the parties ultimately agreed would be $38.75 million) would be payable by a convertible note. In addition, Mr. Sudhaus agreed that the buyer would assume certain liabilities of the Company and agreed to certain adjustments proposed by the Company to the manner of determining the working capital payment.

   On October 20, 1994, the Board of Directors formed the Special Committee to consider Mr. Sudhaus's proposal. The Special Committee consists of Joseph
L. Castle, Chairman of the Board of the Company, John W. Sullivan and Sheldon
M. Bonovitz. Except for Mr. Castle, none of the members of the Special Committee is affiliated with the Company or any of its affiliates (other than in his capacity as a Director). Mr. Bonovitz is a partner with the law firm of Duane, Morris & Heckscher, which provides legal services to the Company. (See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation.") None of the members of the Special Committee is affiliated with or anticipates having any interest in CORE or any of its affiliates.

   The Board authorized and directed the Special Committee to review Mr. Sudhaus's proposal, negotiate with Mr. Sudhaus the terms of a proposed transaction, and make a recommendation to the Board with respect to such proposal. The Board also authorized the Special Committee to consider and seek alternative transactions, including to seek alternative buyers for the Refinery operations.

   Following several meetings and negotiations with Mr. Sudhaus, the Special Committee unanimously determined to recommend that the Board of Directors approve a stock and asset purchase agreement pursuant to which CORE (then known as SIPAC Inc.) proposed to acquire both Refineries (the "SIPAC Agreement"). Subsequently, the Board of Directors (with Mr. Sudhaus abstaining) unanimously approved the SIPAC Agreement and, on December 5, 1994, the parties executed the SIPAC Agreement and issued a press release announcing the SIPAC Agreement.

   In February 1995, Mr. Sudhaus informed Mr. Castle that CORE would be unable to raise the $125-$150 million of financing needed to complete the transactions contemplated by the SIPAC Agreement. Accordingly, on February 27, 1995, the Company terminated the SIPAC Agreement.

   Adoption of the Refinery Plan. In view of the termination of the SIPAC Agreement, the Company was forced to deal quickly with the termination of the Offtake Agreements and the working capital facility provided by MG. Accordingly, the Company announced that it had determined to terminate the SIPAC Agreement and to shut down the Powerine Refinery if not sold. The Company also announced that it was negotiating with CORE for the sale of the Indian Refinery, but would consider shutting down the Indian Refinery as well if no agreement were reached. The Company has subsequently determined to shut down the Indian Refinery if it is not sold.

   The Company continued to believe that a sale of the Refineries was in the best interests of the Company and its Stockholders. However, although the Company was discussing a sale of the Indian Refinery with CORE and was discussing the sale of the Powerine Refinery with several parties, the Company was concerned that it would need to be able to consummate quickly any sale which might be negotiated. Accordingly, the Company determined to seek Stockholder approval for a plan to sell the Refinery assets, subject to certain minimum price conditions. On April 24, 1995, following unanimous approval by the Special Committee, the Board of Directors unanimously (with Mr. Sudhaus abstaining) approved the Refinery Plan.

   See "Proposal to Approve the Refinery Plan -- Special Factors -- Background of the Refinery Plan."

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

   The Board of Directors of the Company, based in part on the unanimous favorable recommendation of the Special Committee, has unanimously (with Mr. Sudhaus abstaining) approved the Refinery Plan. In recommending the Refinery Plan, the Special Committee and the Board of Directors considered a number of factors, including without limitation that (i) as a result of the MG
Settlement, the Offtake Agreements and the working capital facility provided by MG have terminated, and the Company has recognized income on which, absent other offsets, it will owe taxes of approximately $91 million; (ii) to address these consequences, the Company, the Special Committee, and its financial advisor Lazard Freres & Co. LLC have explored alternative transactions, both prior to and after the execution of the SIPAC Agreement, and no type of transaction addressed these consequences as well as the negotiated sale of the Refinery operations as a going concern; (iii) the Company has contacted in excess of 40 potential buyers but none have entered into an agreement to purchase either Refinery; (iv) as a result of the foregoing, the Company has determined to shut down the Refineries if not sold, but the Company believes a negotiated sale for the Minimum Considerations would be more advantageous than abandoning the Refineries and selling their assets for scrap value; (v) based on the Directors' knowledge of the assets, businesses, financial condition, results of operations, cash flow and prospects of the Refineries, and the results of the Company's efforts to date to sell the Refineries, the Board believes that the Minimum Considerations represent fair prices for the respective assets; and (vi) the Company believes that a prolonged period following the shutdown of either Refinery may significantly adversely affect the consideration which may be realizable upon a sale and that adoption of the Refinery Plan may enable the Company to complete promptly any Refinery Transaction which the Company may enter into. See "Proposal to Approve the Refinery Plan -- Special Factors -- Recommendations of the Special Committee and the Board of Directors."

INTERESTS OF CERTAIN PERSONS IN THE REFINERY TRANSACTIONS; CONFLICTS OF
INTEREST

   Stockholders should be aware that certain members of the Company's management and Board of Directors may have interests which present them with actual or potential conflicts of interest in connection with potential Refinery Transactions, including the following:

   Equity Participation. William S. Sudhaus, President, Chief Operating Officer, and a Director of the Company, is the Chairman, President, and Chief Executive Officer of CORE. If any CORE Transaction is consummated, CORE anticipates that Mr. Sudhaus will hold a portion of the equity of CORE. In addition, CORE has informed the Company that it anticipates that, if any CORE Transaction is consummated, it will invite several other officers of the Company and its subsidiaries to join CORE. Certain of such persons may also acquire a portion of CORE's equity (yet to be determined). Although it cannot be predicted whether members of management will obtain equity in any potential purchaser other than CORE, it is likely that any potential purchaser would offer an opportunity to acquire such an interest to certain members of management of a Refinery being acquired.

   Employment Arrangements. CORE has informed the Company that, if any CORE Transaction is consummated, it is anticipated that Mr. Sudhaus and certain other members of management of the Indian Refinery will enter into employment agreements with CORE and will agree to the termination of their employment agreements with the Company. The terms of such employment with CORE have not yet been determined. Mr. Sudhaus has also informed the Company that, if he is elected as a Director, he will resign as a Director if any CORE Transaction is consummated. Although it cannot be predicted whether members of management will join any potential purchaser other than CORE, it is likely that any potential purchaser would offer employment to certain members of management of a Refinery being acquired.

   Stockholder Loans. If the Indian Refinery is sold, loans made to the Company by John W. Sullivan (a Director of the Company) and UI Banque (a former executive director of which was at the time of the loan a Director of the Company) in the amounts of $250,000 and $2.5 million, respectively, will be repaid. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

   Other. Sheldon M. Bonovitz, a Director of the Company and a member of the Special Committee, is a partner of the law firm of Duane, Morris & Heckscher, which has acted as counsel to the Company on certain matters and is acting as counsel to the Special Committee in connection with the Refinery Transactions. If a CORE Transaction is consummated, Craig R. Culbertson, General Counsel and Secretary of the Company, and a partner in the law firm of Jenner & Block, which regularly acts as counsel to the Company, is expected to join CORE and may receive equity in CORE. Jenner & Block also has represented CORE in connection with its financing and other matters (not including the negotiation with the Company of the SIPAC Agreement or a CORE Transaction) and may represent CORE in connection with various matters if a CORE Transaction is entered into or consummated.

   See "Proposal to Approve the Refinery Plan -- Interests of Certain Persons in the Refinery Transactions; Conflicts of Interest."

PLANS FOR THE COMPANY AFTER THE REFINERY TRANSACTIONS

   If the Refineries are sold or shut down, as currently planned, the Company will have ceased its operations in the refining segment, and its continuing operations would be confined to the natural gas marketing and exploration and production segments. Commencing in the summer of 1994, the prices received by producers of natural gas, including the Company, declined significantly. Although such lower gas prices, if they continue, would adversely affect the revenues of the Company's exploration and production segment, such lower gas prices would also significantly decrease the cost of natural gas for the Company's natural gas marketing segment.

   If any Refinery Transaction is consummated, and depending upon the nature and amount of the consideration received, the Company will consider expanding both its current gas marketing and exploration and production operations through new drilling and acquisitions, repayment or refinancing of the existing long-term debt of its natural gas marketing subsidiaries and a repurchase of its own shares if market conditions justify such repurchase.

   The Company currently plans to hold the MG Note. The Company may seek to use the MG Note as collateral for borrowings or, if circumstances warrant, sell or otherwise dispose of the MG Note.

   See "Proposal to Approve the Refinery Plan -- Plans for the Company After the Refinery Transactions."

RISKS THAT THE REFINERY TRANSACTIONS WILL NOT BE CONSUMMATED; PLANS FOR THE COMPANY IF THE REFINERY TRANSACTIONS ARE NOT CONSUMMATED

   There can be no assurance that the Company will enter into any agreement or agreements to sell either or both Refineries. In addition, it can be anticipated that any agreement which the Company does enter into may provide a number of conditions to closing, including potentially the ability of the purchaser to obtain financing, and there can be no assurance, if any agreement is entered into, that the transactions contemplated thereby will be consummated.

   The Company has announced the shutdown of the Powerine Refinery, scheduled for June 30, 1995. If prior to that date definitive agreements with Ampton or another buyer are executed or the Company believes negotiations therefor have sufficiently progressed, the Company may extend that date. The Company will also shut down the Indian Refinery if CORE is unable to proceed with a CORE Transaction and no other buyer is identified, although no date for such shutdown has been set.

   See "Proposal to Approve the Refinery Plan -- Special Factors -- Background of the Refinery Plan" and "-- Recommendations of the Special Committee and the Board of Directors."

TAX MATTERS

   As a result of the MG Settlement, the Company recognized taxable income of $391 million. If the MG Settlement had occurred on September 30, 1994, after giving effect to applicable net operating loss and depletion carryovers and other items of expense and deduction, the Company would have owed as of that date Federal and state income taxes on such gain of approximately $91 million. If a sale of the Refineries for the Minimum Considerations also had occurred on September 30, 1994, the Company's income tax liability as of that date would have been reduced to approximately $0.6 million and the Company would have had a consolidated net operating loss for Federal income tax purposes of approximately $16 million. If such sale had occurred as December 31, 1994, the Company's income tax liability as of that date would have been approximately $1.1 million. See "Proposal to Approve the Refinery Plan -- Special Factors -- Certain Tax and Accounting Matters."


APPRAISAL RIGHTS

   The holders of the Common Stock will have no dissenters' appraisal rights or other dissenters' rights in connection with the approval of the Refinery Plan.

CERTAIN CONSIDERATIONS

   Stockholders of the Company should carefully consider certain significant risks associated with the Refinery Plan, including (i) the status of the potential Refinery Transactions; (ii) that the Board of Directors will have substantial discretion in determining whether the Minimum Price Condition is satisfied; (iii) that stockholders will not have the opportunity to vote on any specific Refinery Transaction or to review information concerning potential purchasers; (iv) that certain members of the Company's current management may obtain significant equity interests in or be offered employment by potential purchasers and thus may have interests which may be different from those of the Stockholders of the Company with respect to the Refinery Transactions; (v) that CORE, Ampton, and other potential purchasers may need to raise substantial financing to complete any Refinery Transaction and to operate thereafter; (vi) that certain on-going litigation with respect to the Shell Contract may adversely affect the Company's ability to sell the Indian Refinery or the consideration which might be received on such a sale;
(vii) that the termination of the credit facilities provided by MG may adversely affect the operations of or the ability of the Company to sell the Refineries; and (viii) that, notwithstanding any assumption of liabilities by a purchaser, if such purchaser is unable to satisfy such obligations, the parties asserting such obligations may be entitled to proceed against the Company in the same manner as if the transactions had not taken place, and factors relevant to purchasers' ability to satisfy such obligations and to pay any deferred or contingent portion of a purchase price. See "Proposal to Approve the Refinery Plan -- Certain Considerations."

VOTE REQUIRED

   The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock is required to adopt the proposal to approve the Refinery Plan.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

   The following table sets forth, as of April 28, 1995, the names of all persons who were known by the Company to be the beneficial owners (as defined in the rules of the Securities and Exchange Commission (the "Commission")) of more than five percent of the shares of Common Stock of the Company:

                                                        Amount and Nature of
 Class of                                                    Beneficial          Percent of
   Stock       Name and Address of Beneficial Owner         Ownership(1)          Class(1)
 ----------   ---------------------------------------   ---------------------    ------------
Common  ...  Joseph L. Castle II and Sally W. Castle
             One Radnor Corporate Center, Suite 250
             100 Matsonford Road
             Radnor,  Pennsylvania 19087                  539,883(2)                7.99%

Common  ...  FMR Corp.
             82 Devonshire Street
             Boston, Massachusetts 02109                1,121,450(3)               16.82%

- ------
(1) Based on a total of 6,668,646 shares of Common Stock issued and outstanding as of April 28, 1995. In calculating each respective holder's percentage ownership and beneficial ownership in the table above, shares of Common Stock which the holder has the right to acquire within 60 days are included.

(2) Joseph L. Castle II and Sally W. Castle are husband and wife. As such, each is deemed to beneficially own 539,883 shares of Common Stock. Includes (a) 410,733 shares of Common Stock owned by Mr. Castle and 37,275 shares of Common Stock owned by Mrs. Castle; (b) 67,500 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Castle at $6.00 per share; and (c) 24,375 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Castle at $12.25 per share.

(3) Includes 1,121,450 shares of Common Stock beneficially owned by Fidelity Management & Research Company as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and as investment adviser to certain other funds which are generally offered to limited groups of investors.

                       SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth, as of April 28, 1995, the shares of Common Stock beneficially owned by each of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers (the "Named Executives"), by each Director and nominee for Director of the Company and by the Directors, nominees and executive officers of the Company as a group, with sole voting and investment power unless otherwise indicated:

                                                      Amount and Nature
 Class of                                               of Beneficial      Percent of
   Stock            Name of Beneficial Owner            Ownership(1)       Class(1)(2)
 ----------   -------------------------------------   -----------------    ------------
Common        Joseph L. Castle II                        539,883(3)           7.99%
Common        William S. Sudhaus                          66,875(4)
Common        John D.R. Wright, III                            0
Common        A.L. Gualtieri                              25,000(5)
Common        David M. Hermes                             37,499(6)
Common        John W. Sullivan                            52,970(7)
Common        Sheldon M. Bonovitz                         40,121(8)
Common        W. Arthur   Benson                          25,000(9)
Common        Warren V. Musser                            20,000(10)
Common        Martin R. Hoffmann                               0
Common        Sidney F. Wentz                                  0
Common        All Directors, Nominees and Executive

              Officers as a group (15 persons)           840,523(11)         12.02%

- ------
(1) Based on a total of 6,668,646 shares of Common Stock issued and outstanding as of April 28, 1995. In calculating each respective holder's percentage ownership and beneficial ownership in the table above, shares of Common Stock which the holder has the right to acquire within 60 days are included.

(2)  Percentages of less than one percent are omitted.

(3) Includes (a) 410,733 shares of Common Stock owned by Mr. Castle and 37,275 shares of Common Stock owned by Mrs. Castle; (b) 67,500 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Castle at $6.00 per share; and (c) 24,375 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Castle at $12.25 per share.

(4) Includes (a) 42,500 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Sudhaus at $11.00 per share and (b) 24,375 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Sudhaus at $12.25 per share.

(5) Includes 25,000 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Gualtieri at $11.00 per share.

(6) Includes (a) 12,499 shares of Common Stock issuable upon exercise of options which are exercisable by Mr. Hermes at $12.25 per share and (b) 25,000 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Hermes at $11.00 per share.

(7)  Includes (a) 2,158 shares of Common Stock owned by Mr. Sullivan; (b)
     25,146 shares of Common Stock held by Mr. Sullivan as Trustee, under a Trust Agreement dated March 25, 1991; (c) 4,000 shares of Common Stock owned by the John W. and Susan R. Sullivan Foundation of which Mr.
     Sullivan disclaims beneficial ownership although retaining voting and investment power with respect to such shares of Common Stock; (d) 5,000 shares of Common Stock held by an Individual Retirement Account for the benefit of Mr. Sullivan; (e) 5,000 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Sullivan at $8.50 per share; and (f) 11,666 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Sullivan at $11.00 per share. Does not include 2,500 shares of Common Stock held by Mr. Sullivan's wife as Trustee under a Trust Agreement dated March 25, 1991, of which Mr. Sullivan disclaims beneficial ownership, or 5,000 shares of Common Stock issuable upon exercise of options which will become exercisable by Mr. Sullivan at $11.75 per share in the event the Company adopts the Amendment to the Incentive Plan, as described herein. See "Proposal to Approve the First Amendment to the Company's 1992 Executive Equity Incentive Plan."

(8) Includes (a) 23,455 shares of Common Stock owned by Mr. Bonovitz; (b) 5,000 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Bonovitz at $8.50 per share; and (c) 11,666 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Bonovitz at $11.00 per share. Does not include (a) 15,633 shares of Common Stock held by Mr. Bonovitz's wife, Jill F. Bonovitz; (b) 7,266 shares of Common Stock owned by the Trust under Will #1 Robert H. Fleisher, of which Mr. Bonovitz is one of four trustees and shares voting power; (c) 4,821 shares of Common Stock held by Mr. Bonovitz as Trustee, u/t/d 5/24/91, f/b/o Erik F. Bonovitz; (d) 4,821 shares of Common Stock held by Mr. Bonovitz as Trustee, u/t/d 11/14/89, f/b/o Christopher F. Bonovitz, of which Mr. Bonovitz disclaims beneficial ownership or (e) options to acquire 5,000 shares of Common Stock which will become exercisable by Mr. Bonovitz at $11.75 per share in the event the Company adopts the Amendment to the Incentive Plan, as described herein. See "Proposal to Approve the First Amendment to the Company's 1992 Executive Equity Incentive Plan."

(9) Includes 25,000 shares of Common Stock issuable upon exercise of options which are exercisable by Mr. Benson at $5.75 per share. Does not include 5,000 shares of Common Stock issuable upon exercise of options which will become exercisable by Mr. Benson at $11.75 per share in the event the Company adopts the Amendment to the Incentive Plan, as described herein. See "Proposal to Approve the First Amendment to the Company's 1992 Executive Equity Incentive Plan."

(10) Includes (a) 10,000 shares of Common Stock owned by Mr. Musser; (b) 5,000 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Musser at $8.50 per share; and (c) 5,000 shares of Common Stock issuable upon exercise of options which are exercisable within 60 days by Mr. Musser at $11.00 per share. Does not include 5,000 shares of Common Stock issuable upon exercise of options which will become exercisable by Mr. Musser at $11.75 per share in the event the Company adopts the Amendment to the Incentive Plan, as described herein. See "Proposal to Approve the First Amendment to the Company's 1992 Executive Equity Incentive Plan."

(11) Includes 322,706 shares of Common Stock issuable upon exercise of options which are exercisable by such persons within 60 days.

               DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

   The Directors, nominees for Director, executive officers and key employees of the Company (including certain officers of Indian Refining & Marketing Inc. ("IR&M"), a wholly-owned subsidiary of the Company and the sole general partner of Indian Refining Limited Partnership ("IRLP"), a wholly-owned subsidiary limited partnership of the Company; Powerine Oil Company ("Powerine"), a wholly-owned subsidiary of the Company; and IP Oil Co., a wholly-owned subsidiary of the Company ("IPCO") and the sole general partner of Indian Powerine Limited Partnership ("IPLP"), a wholly-owned subsidiary limited partnership of the Company) who perform key policy-making functions for the Company are as follows:

          Name                    Age                            Position
 ----------------------          -----       --------------------------------------------------------

Joseph L. Castle II ........      62         Chairman of the Board and Chief Executive Officer of
                                             the Company

William S. Sudhaus .........      46         President and Chief Operating Officer and Director of
                                             the Company; Chairman and Chief Executive Officer
                                             of IR&M and IPCO

Richard E. Staedtler .......      50         Senior Vice President and Chief Financial Officer
                                             of the Company

Donald L. Marsh, Jr ........      47         Senior Vice President, Development and Treasurer of
                                             the Company

John D.R. Wright, III ......      57         President and Chief Operating Officer of IR&M

A.L. Gualtieri .............      51         Chairman, President and Chief Executive Officer of
                                             Powerine

David M. Hermes ............      39         Senior Vice President, Raw Material Supply of IR&M,
                                             Powerine and IPCO

Chris A. Woods .............      36         Vice President and Chief Accounting Officer of the
                                             Company, IR&M, Powerine and IPCO
Chris J. Bloomer ...........      41         Senior Vice President - Canadian Operations of IR&M
W. Arthur Benson ...........      55         Director
Sheldon M. Bonovitz ........      57         Director
Warren V. Musser ...........      67         Director
John W. Sullivan ...........      59         Director
Martin R. Hoffmann .........      62         Nominee for Director
Sidney F. Wentz ............      62         Nominee for Director

   For a description of the business experience of Joseph L. Castle II, William S. Sudhaus, Sheldon M. Bonovitz, John W. Sullivan, Martin R. Hoffmann and Sidney F. Wentz, see "Proposal to Elect Directors." See "Proposal to Approve the Refinery Plan -- Special Factors -- Interests of Certain Persons in the Refinery Transactions; Conflicts of Interest" with respect to information concerning officers to whom CORE may offer employment if a CORE Transaction is consummated.

   Richard E. Staedtler has been Senior Vice President and Chief Financial Officer of the Company since November 1994. Mr. Staedtler served as a Director of the Company from 1986 through September 1992, and as Chief Financial Officer of the Company from 1986 through June 1993, when he formed Terrapin Resources Corp. ("Terrapin") to purchase Minden Energy Corporation, then a wholly-owned subsidiary of the Company. Mr. Staedtler also serves as President of Terrapin, which provides certain administrative services to the Company. See "Certain Relationships and Related Transactions -- Transactions With Other Related Parties."

   Donald L. Marsh, Jr. has been Senior Vice President, Development of the Company since November 1994, Senior Vice President and Chief Financial Officer of IPCO since September 1993, and Treasurer of the Company since

October 1993. Prior to serving as Senior Vice President, Development, Mr. Marsh served as Senior Vice President, Finance of the Company. From 1986 until he joined the Company in August 1993, Mr. Marsh had been an independent consultant with Earned Interest Inc.

   John D.R. Wright, III is the President and Chief Operating Officer of IR&M, and formerly the President and Chief Operating Officer of Indian Refining Management Company ("IRMC"). Prior to assuming his position with IRMC, Mr. Wright founded and was for 11 years Chairman of Wright Killen & Co., consultants to the downstream sector of the petroleum industry.

   A.L. Gualtieri is the Chairman, President and Chief Executive Officer of Powerine. Prior to February 1995, he was President and Chief Operating Officer of Powerine, and was formerly its Vice President of Refining. Prior to assuming employment with Powerine in September 1986, Mr. Gualtieri was Vice President of West Coast Trading of Oxbow Resources Inc.

   David M. Hermes is the Senior Vice President, Raw Material Supply of IR&M, Powerine and IPCO. From 1983 until he assumed his positions with the Company in February 1992, Mr. Hermes was Senior Crude Trading Representative of Fina Oil and Chemical Company.

   Chris A. Woods is the Vice President and Chief Accounting Officer of the Company, IR&M, Powerine and IPCO. Prior to joining the Company in 1989, Mr. Woods served as the Treasurer of Woods Oil Company, and as an accounting and tax consultant for other regional oil and gas companies. From 1980 until 1982, Mr. Woods was a staff accountant for Marathon Oil Company.

   Chris J. Bloomer has been Senior Vice President - Canadian Operations of IR&M since December 1993. Prior to joining IR&M, Mr. Bloomer served as Director - Liquids Business Centre of Shell Canada Limited, a major Canadian integrated oil company, where he held various staff and senior management positions since joining that company in 1977.

   W. Arthur Benson has been a Director of the Company since September 1992. Mr. Benson was employed by Metallgesellschaft Corp. ("MG") from November 1991 through February 1994, having served as President of MG's wholly-owned subsidiary MG Refining & Marketing, Inc. ("MGRM"), Senior Vice President of MG and Chairman of MG's wholly-owned subsidiary MG Natural Gas Corp. ("MGNG") from November 1991 until December 1993. From December 1993 through February 1994, Mr. Benson was responsible for MGRM's physical marketing activities. Mr. Benson was Senior Vice President of Louis Dreyfus Energy Corporation, a world-wide energy company, from November 1988 through November 1991 and was Vice President, Marketing of MGRM from September 1987 through November 1988. Mr. Benson has elected not to stand for reelection as a Director at the Annual Meeting.

   Warren V. Musser has been a Director of the Company since December 1991. Since 1968, Mr. Musser has been the Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. (formerly Safeguard Industries, Inc.). Since December 1991, Mr. Musser has been the Chairman of Technology Leaders Management, Inc. Mr. Musser is also a Director of CenterCore, Inc., CompuCom Systems, Inc., Rabbit Software Corp., Cambridge Technology Partners, Inc., Coherent Communications Corp. and Tangram Enterprise Solutions, Inc. Mr. Musser has elected not to stand for reelection as a Director at the Annual Meeting.

                            EXECUTIVE COMPENSATION
SUMMARY COMPENSATION

   The following table summarizes all compensation paid to the Named Executives for the Company's last three completed fiscal years:

                          SUMMARY COMPENSATION TABLE

                                                                        Long-Term
                                             Annual Compensation      Compensation
                                          ------------------------    --------------
                                                                       Securities
                                                                       Underlying        All Other
                                                                         Awards           Compen-
                                 Fiscal                                 Options/         sation(1)
Name and Principal Position       Year     Salary($)     Bonus($)        SARs(#)            ($)
 ----------------------------   --------   ----------    ----------   --------------   -------------
Joseph L. Castle II  ........     1994      $416,667     $285,000           --          $    6,000
 Chairman of the Board,           1993       300,000         --           32,500             9,000
 Chief Executive Officer and      1992       333,328         --           67,500             6,000
 Director of the Company

William S. Sudhaus  .........     1994      $443,695     $292,311         75,000         $   6,000
 President, Chief Operating       1993       409,690      122,907         37,500             7,500
 Officer and Director of the      1992       397,230         --             --
 Company

John D.R. Wright, III  ......     1994      $273,114     $ 50,000           --                --
 President and Chief              1993       260,250       50,000         87,500(2)           --
 Operating Officer of IR&M        1992       250,000         --             --                --

A. L. Gualtieri  ............     1994      $333,754     $ 53,202         50,000          $207,013(3)
 President and Chief
 Operating Officer of
 Powerine

David M. Hermes  ............     1994      $181,042     $262,875         50,000               --
 Senior Vice President, Raw       1993       196,875       37,500         16,666               --
 Material Supply of IR&M,         1992        85,625         --           20,000               --
 Powerine and IPCO

- ------
(1) Directors' fees, except for Mr. Gualtieri.

(2) Mr. Wright was granted 175,000 stock appreciation rights ("SARs") pursuant to a Bonus Payment Rights Agreement dated October 1, 1991 among Mr. Wright, IR&M and IRLP. Pursuant to an Amendment to Agreement dated as of February 25, 1993, IR&M, IRLP and Mr. Wright agreed to reduce the number of SARs then held by Mr. Wright from 175,000 to 87,500. In addition, the terms of the SARs held by Mr. Wright were amended to provide that (a) until the aggregate amount received by Mr. Wright upon exercise of SARs equals $2 million, each SAR would be exercisable for the sum of (i) the amount (the "Basic Value") by which the average closing price of shares of Common Stock of the Company for the 20 trading days prior to the date of exercise exceeds the base price of $8.00, plus (ii) the Basic Value up to $11.42 (the "Incremental Value"); (b) thereafter and until the aggregate Basic Value of the SARs to be exercised equals the aggregate Incremental Value received by Mr. Wright described in (a) above, Mr. Wright would not receive any amount upon the exercise of SARs; and (c) thereafter, each SAR would be exercisable for the Basic Value.

(3) Amounts paid as consideration for termination of prior employment contract.

OPTION GRANTS IN LAST FISCAL YEAR

   The following table summarizes all options and SARs granted as compensation to the Named Executives during the fiscal year ended September 30, 1994:

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             Individual Grants
                          --------------------------------------------------------
                                                                                             Potential
                                                                                            Realizable
                                                                                             Value at
                                            Percent                                           Assumed
                                           of Total                                         Annual Rates
                            Number of      Options/                                        of Stock Price
                           Securities        SARS                                           Appreciation
                           Underlying     Granted to       Exercise                          For Option
                            Options/       Employees       or Base                              Term
                              SARs         in Fiscal        Price       Expiration    --------------------------
          Name             Granted (#)        Year          ($/Sh)         Date          5% ($)       10% ($)
 ----------------------    ------------   ------------    ----------   ------------   ----------   ------------
Joseph L. Castle II  ..            0          --             --            --             --           --
William S. Sudhaus  ...     75,000(1)        17.3%        $11.00        1/12/04       $519,000     $1,314,838
John D.R. Wright, III              0          --             --            --             --           --
A. L. Gualtieri  ......     50,000(1)        11.5%        $11.00        1/12/04       $346,000     $  876,500
David M. Hermes  ......     50,000(1)        11.5%        $11.00        1/12/04       $346,000     $  876,500

- ------
(1) Options granted vest 25% on July 12, 1994, 25% on January 12, 1995, 25% on January 12, 1996 and 25% on January 12, 1997, unless sooner vested as a result of a "Change in Control" of the Company, as defined in the Company's 1992 Executive Equity Incentive Plan.

OPTION/SAR EXERCISES AND OPTION/SAR VALUES

   No options or SARs were exercised by the Named Executives during the fiscal year ended September 30, 1994. The following table shows the total number of unexercised options and SARs held at September 30, 1994 by such officers. The table also shows the values for unexercised "in-the money" options and SARs which represent the positive spread between the exercise price of such stock options or SARs and the fair market value of the shares of Common Stock as of September 30, 1994 ($16.00 per share).

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR END OPTION/SAR VALUES

                                                            Number of
                                                           Securities            Value of
                                                           Underlying           Unexercised
                                                           Unexercised         in-the-Money
                                                          Options/SARs         Options/SARs
                                                       at Fiscal Year-End   at Fiscal Year-End
                             Shares         Value              (#)                  ($)
                           Acquired on     Realized       Exercisable/         Exercisable/
          Name            Exercise (#)       ($)          Unexercisable        Unexercisable
 ----------------------   -------------   ----------    ------------------   ------------------
Joseph L. Castle II  ..         0               --       83,750/16,250      $ 735,938/60,938
William S. Sudhaus  ...         0               --       37,500/75,000      $142,188/354,688
John D.R. Wright, III           0               --         87,500/ --       $ 1,468,250/ --
A. L. Gualtieri  ......         0               --       12,500/37,500      $ 62,500/187,500
David M. Hermes  ......         0               --       40,833/45,833      $336,549/218,749

   Subsequent to September 30, 1994, Mr. Hermes exercised 20,000 SARs and received upon such exercise $140,219.

EMPLOYMENT AGREEMENTS

   Employment Agreements among the Company and certain of its subsidiaries and the Named Executives are described below:

   Effective January 1, 1994, Joseph L. Castle II entered into an Employment Agreement with the Company pursuant to which Mr. Castle agreed to serve as Chairman and Chief Executive Officer of the Company through December 31,
1995. This agreement provides for Mr. Castle to receive annual compensation at the rate of $475,000 plus cost of living increases and discretionary bonuses to be determined by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Mr. Castle's agreement also provides that he will be entitled to receive certain separation pay and benefits in the event that the Company fails to renew the agreement or following a change in control of the Company, as such event is described in the agreement and to certain benefits upon his retirement from the Company. Mr. Castle has agreed to waive any such payments which might result from the Refinery Transactions. Under the agreement, a change in control includes any person becoming the beneficial owner of more than 50% of the Company's voting stock or the sale of all or substantially all of the assets of the Company. Upon retirement, subject to certain conditions set forth in the agreement, Mr. Castle will be entitled to receive, for life, 20% of his annual base salary, as defined in the agreement, or one of three actuarially equivalent benefits.

   Effective January 1, 1994, William S. Sudhaus entered into an Amended and Restated Employment Agreement with the Company, IR&M, Powerine and IRLP, as amended February 21 and 24, 1995, pursuant to which Mr. Sudhaus agreed to serve as President and Chief Operating Officer of the Company and Chairman and Chief Executive Officer of IR&M. This agreement provides for Mr. Sudhaus to receive annual compensation at the rate of $450,000 plus cost of living increases and bonuses based on the profitability of IRLP, Powerine and IPLP, and discretionary bonuses to be determined by the Compensation Committee. The agreement also provides that Mr. Sudhaus will be entitled to receive certain separation pay and benefits following a change in control of the Company, as such event is defined in the agreement. Under the agreement, a change in control includes any person becoming the beneficial owner of more than 50% of the Company's voting stock, any such person having nominated or designated more than 50% of the Company's directors, or the sale of all or substantially all of the assets of the Company.

   On October 1, 1991, John D.R. Wright, III entered into an Employment Agreement with IR&M and IRLP, as amended on February 25, 1993, pursuant to which Mr. Wright agreed to serve as President and Chief Operating Officer of IR&M through January 31, 1996. This agreement provides for Mr. Wright to receive annual compensation at the rate of $250,000 plus cost of living increases and bonuses based on achievement of certain targeted levels of performance by the Indian Refinery and on the profitability of IRLP. Mr. Wright's agreement also provides that he will be entitled to receive certain separation pay and benefits following a change in control of IRLP, as such event is described in the agreement. Under the agreement, a change in control occurs if neither the Company nor MG owns at least 50% of the equity interests in IRLP or if IRLP no longer owns at least 50.01% of the Indian Refinery. In connection with Mr. Wright's agreement, Mr. Wright is also a party to a Bonus Payment Rights Agreement, dated October 1, 1991, as amended on February 25, 1993, with IR&M and IRLP pursuant to which Mr. Wright received 87,500 SARs from IR&M. See Footnote 2 to the Summary Compensation Table.

   On April 1, 1994, A. L. Gualtieri entered into an Employment Agreement with Powerine pursuant to which Mr. Gualtieri agreed to serve as President and Chief Operating Officer of Powerine through December 31, 1995. This agreement provides for Mr. Gualtieri to receive annual compensation at the rate of $280,000 plus cost of living increases and discretionary bonuses based on achievement of certain targeted levels of performance of Powerine as determined by the Compensation Committee. Mr. Gualtieri's agreement also provides that he will be entitled to receive certain separation pay and benefits following a change in control of Powerine, as such event is described in the agreement. Under the agreement, a change in control includes any person becoming the beneficial owner of more than 50% of the Company's or Powerine's voting stock or the sale of all or substantially all of the assets of Powerine. Mr. Gualtieri was elected Chairman and Chief Executive Officer of Powerine, in addition to President, in February 1995.

   On February 14, 1992, David M. Hermes entered into an Employment Agreement with IR&M, Powerine and IPCO, as amended on March 1, 1993, March 2, 1994 and May 9, 1994, pursuant to which Mr. Hermes agreed to serve as Senior Vice President, Raw Material Supply of IR&M, Powerine and IPCO through February 28, 1997. The agreement, which is guaranteed by the Company, provides for Mr. Hermes to receive annual compensation at the rate of $200,000 plus cost of living increases and discretionary bonuses based on achievement of certain targeted levels of performance by IR&M. In addition, Mr. Hermes was advanced $75,000 in 1992, which amount will either be applied against Mr. Hermes' future compensation or be repaid if Mr. Hermes' employment is terminated under certain circumstances prior to February 29, 1996. In connection with Mr. Hermes' agreement, Mr. Hermes also entered into a Bonus Payment Rights Agreement, dated February 12, 1992, pursuant to which Mr. Hermes received 20,000 SARs which were exercised on November 4, 1994.

   As noted above, pursuant to their employment agreements, the Named Executives, including the Chairman of the Board and Chief Executive Officer, are entitled to certain separation pay and benefits following termination of employment (except for death, disability, willful misconduct or, except for Mr. Castle, normal retirement) or (except for Mr. Hermes) a change in control of the Company or certain of its subsidiaries, as such event is defined in their respective employment agreements. Any Refinery Transaction may be a change of control as defined in one or more of such agreements. The Company currently anticipates that it will seek to receive, from each employee, officer or Director of the Company or its affiliates who is or is anticipated to become an officer, director or stockholder of any purchaser in any Refinery Transaction, an agreement to waive and release any payments which may be or become due to such individual as a result of the consummation of such Refinery Transaction. There can be no assurance that such persons will enter into such agreements.

1992 EXECUTIVE EQUITY INCENTIVE PLAN

   The Company established the Incentive Plan to increase the ownership of Common Stock of the Company by those non-union key employees (including officers and Directors who are officers) and Directors who are not employees of the Company or its subsidiaries ("Outside Directors") who contribute to the continued growth, development and financial success of the Company and its subsidiaries, and to attract and retain key employees and Directors and reward them for the Company's profitable performance.

   The Incentive Plan provides that an aggregate of 562,500 shares of Common Stock will be available for awards in the form of stock options, including incentive stock options and nonqualified stock options, generally at prices at or in excess of market price on the date of grant. As of October 31, 1994, options to purchase 503,332 shares of Common Stock were outstanding.

   Unexercised options terminate one year after a grantee's termination of employment by death or permanent disability, and 90 days after normal retirement. If a grantee's employment is terminated for any reason other than by death, retirement or permanent disability, any options of such grantee exercisable as of the date of such termination must be exercised within three months.

   The Incentive Plan is administered by the Compensation Committee. During the fiscal year ended September 30, 1994, the Compensation Committee awarded options to purchase (a) 277,500 shares of Common Stock at $11.00 per share to seven employees of the Company and its subsidiaries; (b) 25,000 shares of Common Stock at $10.25 per share to two employees of the Company and its subsidiaries; (c) 25,000 shares of Common Stock at $12.75 per share to one employee of one of the Company's subsidiaries; and (d) 106,500 shares of Common Stock at $14.25 per share to 34 employees of the Company and its subsidiaries. Awards of stock options to the Named Executives made pursuant to the Incentive Plan are reflected herein in the table entitled "Option/SAR Grants in the Last Fiscal Year."

   On May 11, 1993, the Board of Directors of the Company adopted, subject to Stockholder approval, the Amendment to the Incentive Plan. The Amendment was later revised and readopted by the Board of Directors on November 17, 1994. Pursuant to the terms of the Amendment, if adopted by the Stockholders, each Outside Director will automatically be granted an option to purchase 5,000 shares of Common Stock each calendar year. See "Proposal to Approve the First Amendment to the Company's 1992 Executive Equity Incentive Plan." Contingent upon Stockholder approval of the Amendment and in addition to the options listed above, on May 2, 1994 the Company issued each Outside Director options to purchase 5,000 shares of Common Stock at $11.75 per share.

RETENTION BONUS PROGRAM

   On March 17, 1994, the Compensation Committee approved a retention bonus program (the "Retention Bonus Program") pursuant to which the Compensation Committee may, in its sole discretion, award a retention bonus to any covered executive in any calendar quarter during which the Retention Bonus Program is in effect. Currently, the covered executives include each of the Named Executives. Each retention bonus award may include one or both of: (a) an acceleration of the payment of a designated percentage of the covered executive's then current annual performance bonus, not to exceed 100% of such performance bonus prorated on a quarterly basis; and (b) the payment of an additional bonus which for any quarter may not aggregate more than 7.5% of such executive's annual base salary. The Retention Bonus Program also contemplates that a retention bonus pool be established for employees other than the covered executives; the Compensation Committee may make retention bonus awards from this bonus pool in its sole discretion. The Board of Directors terminated the Retention Bonus Program effective December 31, 1994.

   During the fiscal year ended September 30, 1994, Mr. Castle earned $285,000, Mr. Sudhaus earned $168,750 and Mr. Gualtieri earned $53,202 under the Retention Bonus Program.

PENSION PLANS

   The Company has no defined benefit pension plans.

   IRLP Retirement Plan. IRLP established a defined benefit retirement plan (the "IRLP Retirement Plan") commencing January 1, 1991. All employees of IRLP and IPLP, including officers, are eligible for benefits under the IRLP Retirement Plan commencing on the first January 1 after attaining 20.5 years of age and six months of service with IRLP or IPLP. The IRLP Retirement Plan is administered by a trustee and is funded at amounts required by the Employee Retirement Income Security Act of 1974, as amended.

   The table below shows the estimated annual retirement benefits at age 65 to participants in the IRLP Retirement Plan.

                              PENSION PLAN TABLE

     Remuneration                             Years of Service(1)
 --------------------   ---------------------------------------------------------------
                            15           20           25           30            35
                        ----------   ----------    ----------   ----------   ----------
$125,000                 $25,445      $33,940       $42,425      $50,910      $59,395
$150,000 and greater      31,455       41,940        52,425       62,910       73,395

- ------
(1) Employees are generally entitled to annual retirement benefits equal to 1.1% of average earnings up to compensation covered by social security and 0.5% of average earnings that exceed compensation covered by social security, up to a maximum of $150,000. Such annual benefit is multiplied by the years of service up to a maximum of 35 years. Average earnings are generally computed based upon all salary and bonuses received by each eligible employee during the five highest paid compensation years during the last ten years before retirement. Employees may retire at age 65 or at age 62 if they have 20 years of vested service.

   As of September 30, 1994, the Named Executives were credited under the IRLP Retirement Plan with the years of service indicated: William S. Sudhaus, four years; John D.R. Wright, III, three years; and David M. Hermes, three years.

   IRLP 401(k) Plan. IRLP sponsors a tax savings 401(k) plan (the "IRLP 401(k) Plan") for employees of IRLP, IPLP and the Company. All employees of IRLP and IPLP hired after January 31, 1991 become eligible to participate in the IRLP 401(k) Plan on the January 1 immediately following the date on which the employee has completed 500 hours of eligible service in the six-month period. Effective July 1, 1994, employees of the Company became eligible to participate in the IRLP 401(k) Plan.

   Employees participating in the IRLP 401(k) Plan may authorize their respective employer to contribute up to 15% of their gross compensation to the IRLP 401(k) Plan. Such employer will match such voluntary employee contributions up to 3% of employee gross compensation. Employee's contributions to the IRLP 401(k) Plan may not exceed thresholds set by the Secretary of the Treasury. In calendar years 1994 and 1993, the thresholds were $9,240 and $8,994, respectively.

   Employee contributions to the IRLP 401(k) Plan vest immediately. Employer contributions to the IRLP 401(k) Plan vest as follows:

  Years of Service Completed        Percentage of IRLP Contributions Vested
 ------------------------------   -------------------------------------------
           3                                        25%
           4                                        50%
           5                                        75%
           6                                       100%

   During the fiscal year ended September 30, 1994, IRLP, IPLP and the Company contributed matching contributions in the amounts indicated: Mr. Castle $1,188, Mr. Sudhaus $9,279, Mr. Wright $5,816 and Mr. Hermes $6,336.

   Powerine Retirement Plan. Although Powerine does not have a defined benefit plan, Powerine does sponsor a defined contribution retirement plan (the "Powerine Retirement Plan") for its eligible employees. Employees who have attained age 21 and who have completed one year of service become eligible to participate in the Powerine Retirement Plan on the January 1st or July 1st immediately following the date on which the employee satisfies such eligibility requirements.

   Pursuant to the terms of the Powerine Retirement Plan, Powerine contributes an amount equal to 2.5% of each participant's compensation which is equal to or less than the Social Security Taxable Wage Base and 5% of each participant's compensation which is greater than the Social Security Taxable Wage Base. In calendar years 1994 and 1993, the Social Security Taxable Wage Base was $60,600 and $57,600, respectively.

   Powerine's contributions to the Powerine Retirement Plan vest as follows:

  Years of Service Completed        Percentage of Powerine Contributions Vested
 ------------------------------   ---------------------------------------------
           2                                            20%
           3                                            40%
           4                                            60%
           5                                            80%
           6                                           100%

   During the fiscal year ended September 30, 1994 Powerine contributed $4,243 to the Powerine Retirement Plan on behalf of Mr. Gualtieri.

   Powerine 401(k) Plan. Powerine sponsors a tax savings 401(k) plan (the "Powerine 401(k) Plan") for its employees. Employees who have attained age 21 and have completed one year of service become eligible to participate in the Powerine 401(k) Plan on the January 1st or July 1st immediately following the date on which the employee satisfies such eligibility requirements.

   Employees participating in the Powerine 401(k) Plan may authorize Powerine to contribute up to 10% of their gross compensation to the Powerine 401(k) Plan. Powerine will match such voluntary employee contributions up to 5% of employee gross compensation. Employees' contributions to the Powerine 401(k) Plan may not exceed the thresholds described above for the IRLP 401(k) Plan, as set by the Secretary of the Treasury.

   Employee contributions to the Powerine 401(k) Plan vest immediately. Powerine's contributions to the Powerine 401(k) Plan vest as follows:

  Years of Service Completed        Percentage of Powerine Contributions Vested
 ------------------------------   ---------------------------------------------
           2                                           20%
           3                                           40%
           4                                           60%
           5                                           80%
           6                                          100%

   During the fiscal year ended September 30, 1994, Powerine contributed $4,620 of matching contributions to the Powerine 401(k) Plan on behalf of Mr. Gualtieri.

SECTION 16 COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and owners of more than 10% of any class of the Company's securities registered pursuant to
Section 12 of the Exchange Act to file reports of ownership and changes in ownership with the Commission. The Commission's rules also require such persons to furnish the Company with a copy of all Section 16(a) reports that they file.

   Based solely on a review of the copies of the reports which the Company received and written representations from certain persons, the Company believes that, except as set forth below, all such reporting persons complied with such requirements:

   David M. Hermes, who serves as an executive officer of the Company, filed a Form 3 that was four days delinquent and that inadvertently omitted to report certain derivative securities held by Mr. Hermes at that time, which delinquency and omission was not reported on a Form 5. Mr. Hermes has now filed an amended Form 3 to report his holding of the derivative securities that were omitted from the original Form 3 report.

   John W. Sullivan, who serves as a Director of the Company, did not file a Form 4 report with respect to two transactions in April 1993, which omission was not reported on a Form 5 with respect to the fiscal years ended September 30, 1993 or 1994. Mr. Sullivan has now filed a Form 4 reporting such transactions.

   Richard E. Staedtler, who became an executive officer of the Company in November 1994, filed a Form 3 that was one day delinquent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee consisted of Sheldon M. Bonovitz, Chairman, Warren V. Musser and John W. Sullivan. The Company has engaged the law firm of Duane, Morris & Heckscher, of which Mr. Bonovitz is a partner, to provide legal services to the Company.

   On December 11, 1991, John W. Sullivan, a Director of the Company, UI Banque ("UI") and the Company entered into a Loan Agreement pursuant to which Mr. Sullivan loaned the Company $250,000, and UI loaned the Company $2.5 million (collectively, the "Stockholder Loans"). Guy Barbey was the Executive Director of UI at the time the loan was made by UI and was also then a Director of the Company. Mr. Barbey is no longer an employee of UI and resigned as a Director of the Company to pursue other interests effective December 31, 1993.

   The Stockholder Loans mature on June 30, 1996 and earn interest at the annual rate of LIBOR plus one-half of one percent established in advance on November 21 of each year while the Stockholder Loans are outstanding. Interest is payable annually on December 31 of each year and at maturity of the Stockholder Loans. The Company may elect to pay interest in either cash or Common Stock. Should the Company elect to pay interest in Common Stock, each of Mr. Sullivan and UI may, independently, elect to capitalize the interest in lieu of accepting the Common Stock. The Company paid $118,208 and $11,821 to UI and Mr. Sullivan as interest on their respective loans during the year. The security for the Stockholder Loans, a collateral assignment of the Company's second mortgage on the assets of IRLP, is further subject to an intercreditor agreement by and among UI, Mr. Sullivan and MG Trade Finance Corp., a wholly-owned subsidiary of MG ("MGTFC").

   In November 1994, the Company received a notice from UI indicating that UI believes that the consummation of the MG Settlement constituted an event of default under the Stockholder Loans. The Company does not agree with UI and is discussing the matter with UI. If the Company's Indian Refinery is sold, the Company intends to repay UI so the related liens will be released. If the Indian Refinery is not sold, the Company does not believe that the debt is due but nevertheless believes it has sufficient funds to repay UI should repayment prior to maturity be required or be in the best interest of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Overall Policy. This report is provided by the Compensation Committee to assist stockholders in understanding the Compensation Committee's objectives and procedures in establishing the compensation of the Company's Chief Executive Officer and other executive officers. The Compensation Committee is comprised of three Directors, none of whom are employees or former employees of the Company. The Compensation Committee's role is to assure that the compensation strategy of the Company is aligned with the interest of the stockholders and that the Company's compensation structure will allow for fair and reasonable base salary levels and the opportunity for senior executives to earn short-term and long-term compensation that reflects both Company and individual performance as well as energy industry practice. The Company has, from time to time, including during the fiscal year ended September 30, 1994, utilized the expertise of independent compensation consultants in discharging its responsibilities.

   The Company's executive compensation programs are designed to retain and reward executives who are successful in helping the Company achieve its business objectives. The key components of the executive compensation program are base salary, annual incentive awards and equity participation. These components are administered with the goal of providing total compensation that is competitive with the median compensation levels in the external marketplace. Median competitive levels are determined by an independent consultant using published survey information and analyzing similar companies' public data. Similar companies are identified on the basis of industry, size and growth stage each year as a comparable peer group. These companies may differ from year to year and are not necessarily the same peer group used for purposes of the performance graph. The program also recognized meaningful differences in individual performance. Each year the Compensation Committee reviews the elements of executive compensation to insure that the total compensation program, and each of its elements, meets the overall objectives discussed above.

   Base Salary. Executive officers' salaries (and their salary increases, which are reviewed annually) are determined on a subjective basis with consideration given to the level of job responsibility, the competitiveness of the executives' salaries to the external marketplace and the degree to which the executive's individual objectives have been achieved. Individual objectives vary by business unit and strategic business goals. These factors are not considered on any formula basis.

   Annual Bonus Program. Bonus payments are subjectively determined and are designed to reward and encourage individual excellence. In determining whether to award a discretionary bonus, the Compensation Committee considers the individual's special achievements, such as his contribution to actions taken during the past year that contribute to the strategic growth and competitiveness of the Company. Bonus payments tend to reflect results of the most recent fiscal year and thus emphasize achievement of short-term business plans. For certain executives, however, bonuses are determined by reference to certain targeted levels of operational performance, such as revenue or net operating income, or certain subsidiaries' aggregate pre-tax earnings.

   On March 17, 1994, the Compensation Committee approved the Retention Bonus Program pursuant to which the Compensation Committee has the discretionary authority to award a retention bonus to any covered executive in any calendar quarter during which the Retention Bonus Program is in effect. The purpose of the Retention Bonus Program was to provide an incentive for covered executives to remain employed and focused on their job responsibilities during a period of substantial uncertainty concerning the Company's business relationships with MG. Under the Retention Bonus Program, each retention bonus award may include one or both of: (a) an acceleration of the payment of a designated percentage of the covered executive's then current annual performance bonus, not to exceed 100% of such performance bonus pro rated on a quarterly basis; and (b) the payment of an additional bonus which for any quarter may not aggregate more than 7.5% of such executive's annual base salary.

   Equity Participation. The Compensation Committee believes that it is in the Company's best interests to grant stock options to executive officers in order to align the interests of those executive officers with the stockholders and to maximize long-term stockholder value. The purpose of the Incentive Plan, approved by the stockholders of the Company in May 1993, is to increase the ownership of Common Stock of the Company by those key employees who contribute to the continued growth, development and financial success of the Company and its subsidiaries and to attract and retain key employees and reward them for the Company's profitable performance. The Incentive Plan is administered by the Compensation Committee.

   Targeted award ranges are determined by taking into account competitive marketplace practice. Actual individual awards are subjectively determined based on these competitive practices and on such factors as the recipient's position, annual salary and individual and Company performance as well as historical equity grants and ownership positions. The Compensation Committee believes that equity participation helps create a long- term partnership between management/owners and other stockholders. The policy of granting stock options on a regular basis and encouraging stock ownership has played a strong part in retaining an excellent team of executives and managers.

   Compensation of the Chief Executive Officer. The Compensation Committee considers the same factors described above in determining the salary of Mr. Castle, the Chairman and Chief Executive Officer of the Company. Mr. Castle's salary earned in fiscal 1994 was $416,667, an increase of $116,667 from 1993.

This increase, which was approved in April 1994, to be effective as of January 1, 1994, reflects recognition of Mr. Castle's achievement of growing the Company during fiscal 1993 and the first half of the 1994 fiscal year to where it was positioned to generate significantly greater annual revenues, which in fact rose to $1.01 billion during fiscal 1994, as compared to annual revenues of $598.8 million in the preceding year. The increase also reflects a partial adjustment for the value of stock options not granted in prior years, a partial adjustment for base salary reductions in the prior three years, and an adjustment to bring Mr. Castle's base salary more in line with the external marketplace described above.

   Mr. Castle did not receive annual bonus payments during the three fiscal years preceding the 1994 fiscal year. In recognition of the increase in the Company's annual revenues from $598.8 million to $1.01 billion as well as Mr. Castle's efforts in preserving the management and assets of the Company during the period of substantial uncertainty with regard to the Company's business relationships with MG, Mr. Castle earned a bonus of $285,000 during the fiscal year ended September 30, 1994 under the Retention Bonus Program, which equaled the maximum bonus for which he was eligible.

   Mr. Castle was not awarded any stock options in fiscal 1994. Stock option information with respect to executive officers, including Mr. Castle, is reflected in the tables included in this Proxy Statement.

   Tax Deductibility of Executive Compensation. The Omnibus Budget Reconciliation Act (OBRA) of 1993 added Section 162(m) to the Internal Revenue Code. This section eliminates a company's tax deduction for any compensation over one million dollars paid to any one of the five executives who appear in the Summary Compensation table included in this proxy statement, subject to several statutory exceptions. The Company desires to preserve the tax deductibility of all compensation paid to its executive officers and other members of management. However, the Compensation Committee may make awards or approve compensation that does not qualify for the compensation deduction if, taking into consideration the relevant factors in existence at the time, the Compensation Committee believes it is in the Company's interest to do so. Based on the proposed regulations issued under
Section 162(m) and the transition rules, the Compensation Committee does not anticipate any non-deductible compensation from the Company's 1994 executive compensation program.

Compensation Committee:
Sheldon M. Bonovitz (Chairman)
Warren V. Musser
John W. Sullivan

PERFORMANCE GRAPH

                  Comparison of Cumulative Total Returns (1)
       Among the Company, the Nasdaq Stock Market (U.S. Companies only)
                       and the Company's Peer Group (2)




     200|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                 &            &   |
        |                                                                  |
        |                                                                  |
     150|------------------------------------------------------------------|
        |                                     &                            |
        |               *                                                  |
        |                         &                                        |
        |                                                              #   |
        |                                                 #                |
     100|*&#---------------------------------------------------------------|
        |                         #                        *            *  |
        |               #                      #                           |
        |               &                                                  |
        |                                                                  |
        |                                                                  |
      50|-------------------------*----------------------------------------|
        |                                                                  |
        |                                     *                            |
        |                                                                  |
        |                                                                  |
        |                                                                  |
       0|----|----------|---------|-----------|-----------|-----------|----|
            9/89      9/90       9/91       9/92         9/93        9/94


            *=Company Index        &=Market Index          #=Peer Index

                           Castle Energy Corporation
                         Performance Graph Plot Points

                                             Market          Peer
                Date         Company         Index          Index
                ----         -------         ------         -----
              09/29/89       100.000         100.000        100.000
              09/28/90       126.602          74.441         79.447
              09/30/91        48.914         117.048         87.677
              09/30/92        34.528         131.135         76.759
              09/30/93        89.197         171.746        106.467
              09/30/94        92.074         172.202        113.542

- ------
(1) Assumes $100 invested on September 29, 1989 in the Company's Common Stock, the Nasdaq Stock Market (Market Index for U.S. Companies only) and the Peer Group (as hereinafter defined).

(2) The Peer Group selected by the Company is comprised of the following companies, all of which are included in SIC Code 291 (Petroleum Refining): Ashland Oil Inc., Crown Central Petroleum Corp., Diamond Shamrock Inc., Ultramar Corp., Holly Corp., Clark Oil and Refining Corp. and Tosco Corp.

                   BOARD OF DIRECTORS AND BOARD COMMITTEES

1994 BOARD MEETINGS

   The Board of Directors of the Company held 14 meetings during the fiscal year ended September 30, 1994. During such fiscal year, each of the incumbent Directors attended not less than 75% of the total number of meetings of the Board of Directors and of the Committees of the Board of Directors on which such Director served except for Messrs. Benson and Musser.

BOARD COMMITTEES

   The Audit Committee consists of Mr. Sullivan, Chairman; and Mr. Bonovitz. The function of the Audit Committee is to: (a) recommend the appointment of the Company's independent public accountants; (b) review the financial reports of the Company; (c) monitor the effectiveness of the independent audit; (d) assure that the scope and implementation of the independent audit is not restricted or the independence of the independent accountants compromised; (e) review the independent accountants' periodic reports to management on internal controls and recommend such actions as may be appropriate; and (f) review and approve the engagement by management of all non-audit and special services involving, in the aggregate, fees to the Company's independent accountants in excess of $15,000 per year. The Audit Committee held three meetings during the last fiscal year.

   The Company has not established a nominating committee.

   The Compensation Committee consists of Mr. Bonovitz, Chairman; Mr. Musser and Mr. Sullivan. The Compensation Committee establishes overall compensation programs and policies for the Company. The Compensation Committee monitors the selection and performance, as well as reviews and approves the compensation, of key executives, and administers the Incentive Plan. The Compensation Committee held five meetings during the last fiscal year.

COMPENSATION OF DIRECTORS

   All of the Outside Directors are paid director's fees of $25,000 per year. In addition, all Directors receive $1,500 per Board meeting attended and $1,500 per Board committee meeting attended ($500 per committee meeting if held in conjunction with a Board meeting).

   On October 20, 1994, the Board of Directors formed the Special Committee, consisting of Joseph L. Castle II, Sheldon M. Bonovitz and John W. Sullivan, to consider CORE's initial proposal to acquire the Refinery operations. See "Proposal to Approve the Refinery Plan." On December 1, 1994, the Board determined that each member of the Special Committee, other than Mr. Castle, would receive the sum of $40,000 for his service on the Special Committee. Mr. Bonovitz, because of his law firm's retention by the Special Committee, waived such fee. Accordingly, only Mr. Sullivan received such fee.

   On May 11, 1993, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment to the Incentive Plan, which amendment was modified and readopted by the Board on November 17, 1994. Pursuant to the terms of the amendment if adopted by the Stockholders, each Outside Director will automatically be granted an option to purchase 5,000 shares of Common Stock each calendar year on the earlier to occur of (a) the first trading day coinciding with or immediately following the fifteenth day after the Company's regular Annual Stockholders' Meeting or (b) the first trading day in May, for serving as a Director, as more fully provided in the Incentive Plan. See "Proposal to Approve the First Amendment to the Company's 1992 Executive Equity Incentive Plan." Contingent upon Stockholder approval of this amendment, on May 2, 1994 the Company issued each Outside Director (Messrs. Benson, Bonovitz, Musser and Sullivan) options to purchase 5,000 shares of Common Stock at $11.75 per share.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Except as otherwise indicated, the Company believes the terms of each of the following transactions were comparable to those available from a non-affiliate.

MG AND ITS AFFILIATES

   Immediately prior to the MG Settlement described below, in excess of 40% of the Company's outstanding common stock was owned by MG, and the Company and its subsidiaries had entered into many agreements, described below, with MG and its affiliates, including agreements pursuant to which MG and its affiliates financed the Company's refining and natural gas marketing operations, purchased all of the Company's refined product output, and supplied natural gas to the Company for resale under a long-term contract to a third party. In December 1993, the Company was informed that MG and its parent corporation, Metallgesellschaft AG ("MG AG"), had incurred substantial cash expenditures and losses related in part to margin payments required by the New York Mercantile Exchange and various over-the-counter derivatives trading counterparties as a result of a decline in oil prices. Thereafter, in its annual report issued in February 1994, MG AG announced that its consolidated net deficit (net loss) for fiscal 1993 was DM 2.025 billion ($1.241 billion).

   As a result of the financial difficulties surrounding MG and its affiliates, the Company became concerned that MG and its affiliates would be unable to perform their obligations under their agreements with the Company or might seek to avoid performance through litigation challenging the validity of some or all of such agreements. Although the Company believed it would be successful in any litigation seeking to enforce the agreements, the Company also believed that the risks and substantial costs of such litigation, including the risk of being unable to collect any damages which might be awarded, as well as the disruption to the Company's business, made litigation undesirable. In addition, the Company believed that MG might enter bankruptcy and seek to reject some or all of such agreements, in which case the Company would be likely to recover little if any damages. In addition, relationships between the Company and MG, as a major stockholder of the Company, had become adversarial, which the Company believed was not in the best interests of the Company or its other stockholders. Accordingly, in July 1994 the Company and MG commenced negotiations to attempt to restructure the contractual and other relationships between MG and its affiliates and the Company and its affiliates.

   On August 31, 1994, the Company entered into two agreements with MG and certain of its affiliates pursuant to which the parties thereto agreed to amend or terminate a number of contractual relationships among them (the "MG Settlement"). In the first step of the MG Settlement, which closed on September 9, 1994, MG transferred 3.6 million shares of Common Stock to the Company in exchange for approximately $39.8 million of participations the Company held in debt obligations of the Company and its affiliates to MG Trade Finance Corp. ("MGTFC"), a wholly-owned subsidiary of MG.

   In the second step of the MG Settlement, which closed on October 14, 1994, MG (a) cancelled certain debt obligations owed to MGTFC by the Company and its affiliates, and assumed IRLP's obligations under its $120 million senior facility with Societe Generale (the "Senior Facility"), together totalling approximately $322 million, (b) transferred back to the Company the remaining 969,000 shares of Common Stock held by MG and a $5.5 million debenture convertible into 500,000 shares of Common Stock, (c) issued to the Company a $10 million note payable in three years (the "MG Note"), (d) terminated all of its interests in the Company's natural gas operations and (e) agreed to supply all crude oil necessary for the Company to meet its delivery obligations under a forward sale contract with a third party entered into in September 1993. In exchange for the foregoing, IRLP and Powerine (i) amended their offtake agreements (the "Indian Offtake Agreement" and the "Powerine Offtake Agreement", respectively, and collectively the "Offtake Agreements") to terminate effective February 1, 1995, (ii) amended their working capital facilities to terminate on March 31, 1995, and (iii) transferred to MG certain of the Company's participations in debt obligations of the Company and its affiliates to MGTFC. In connection with the MG Settlement, IRLP and MGNG also entered into a four-year natural gas swap agreement.

   The following is a summary of certain of the agreements, arrangements and transactions between the Company and MG and its affiliates.

INDIAN REFINERY OPERATIONS


   Indian Offtake Agreement. The Company entered into the Indian Offtake Agreement with MGRM in February 1992. Under the terms of the Indian Offtake Agreement, as amended through October 14, 1993, MGRM agreed to purchase 100% of IRLP's refined products through June 30, 2000 at a purchase price equal to
(a) the settlement price of near month West Texas Intermediate crude oil; plus
(b) the "Margin Increment" which was $5.105 per barrel; plus (c) certain taxes and other costs and charges.

   Pursuant to the terms of the MG Settlement, MGRM and IRLP agreed to terminate the Indian Offtake Agreement effective February 1, 1995 (except for certain specified post-termination obligations) and to change certain provisions relating to the refined product mix to be delivered thereunder. Such revised product mix provisions were not expected to have a material impact on IRLP's operations.


   During the fiscal year ended September 30, 1994, IRLP recorded sales of approximately $498.2 million to MGRM under the Indian Offtake Agreement. In addition, during such period IRLP was paid approximately $11.9 million in connection with reduced run periods for which MGRM was responsible under the IRLP Offtake Agreement.

   Although other refineries could mitigate the effect of low refining margins to a minor degree through hedging activities, the Company believes that long term, exclusive offtake agreements were generally not available to other refineries.

   MG Supply Agreement. As of February 1, 1992, IRLP entered into an Agreement for the Purchase and Sale of Feedstocks (the "MG Supply Agreement") with MG. Under the terms of the MG Supply Agreement, MG originally agreed to supply IRLP with up to 2.1 million barrels of crude oil and intermediate feedstocks each month through June 30, 1994 on a cost plus fee basis. The MG Supply Agreement was amended as of October 1, 1993 to (a) add Powerine and IPLP as parties and (b) extend the term to September 30, 1997. Under the MG Supply Agreement, as amended, Powerine was permitted to request deliveries of up to 1.5 million barrels of crude oil and intermediate feedstocks each month, and IPLP was permitted to request deliveries of up to 1 million barrels per month for sale to entities other than IRLP or Powerine. Pursuant to the terms of the MG Settlement, the MG Supply Agreement was terminated as of October 14, 1994.

   During the fiscal year ended September 30, 1994, IRLP and IPLP purchased $9.1 million and $41.1 million, respectively, of crude oil and feedstocks from MG, including hedging transactions. Powerine did not purchase any crude oil or feedstocks from MG under this agreement during fiscal 1994. In addition, IRLP, Powerine and IPLP incurred approximately $1.4 million, $1.2 million and $12,000, respectively, of fees and reimbursable expenses pursuant to the MG Supply Agreement, the Revolving Credit Facility and the Powerine Loan Agreement (as such terms are defined below).

   Swap Agreement. On May 27, 1993, IRLP entered into a 20,000 barrel per day ("B/D") swap agreement with MGRM (the "Swap Agreement"). Under the terms of this agreement, IRLP was to pay to or receive from MGRM the differential of the monthly mean price per barrel of West Texas Intermediate crude oil minus $1.60 versus the monthly mean price per barrel of West Texas sour crude oil. IRLP and its senior lender considered it prudent to hedge against unprotected decreases in the price differentials between sweet and sour crude, which had fluctuated significantly in the past, since IRLP intended to run an increasing percentage of sour crude. Pursuant to the terms of the MG Settlement, the Swap Agreement was terminated as of October 14, 1994. During the fiscal year ended September 30, 1994, the Company received a net amount of approximately $3.1 million under this agreement.

   Forward Sale Transaction. On September 28, 1993, IPLP entered into a forward sale contract (the "Forward Sale Contract") pursuant to which, in exchange for a prepayment of $120 million, IPLP sold specified quantities of crude oil to Percolin Limited ("Percolin") for delivery over a 12-month period commencing March 1994. Pursuant to the terms of the MG Settlement, MGRM agreed to supply all crude oil necessary to meet IPLP's delivery obligations under the Forward Sale Contract. In addition and by agreement with Percolin, the MG Settlement provided for the extension of IPLP's delivery obligations through July 1995.

   Hedging. During fiscal 1994, IRLP, Powerine and IPLP conducted and cleared hedging activities through MG Futures, Inc., a wholly-owned subsidiary of MG ("MG Futures"), which is a registered Futures Commission Merchant. During the fiscal year ended September 30, 1994, IRLP, Powerine and IPLP paid MG Futures approximately $182,000, $92,000 and $18,000, respectively, for standard commission fees. Pursuant to the terms of the MG Settlement, IRLP and Powerine ceased to conduct hedging activities through MG Futures.

   Natural Gas Contracts. During the fiscal year ended September 30, 1994,
IRLP purchased natural gas for its refining operations from MGNG. Such purchases were made at market rates. During such fiscal year, IRLP paid approximately $8.5 million to MGNG for natural gas purchases. Pursuant to the terms of the MG Settle ment, IRLP and MGNG terminated their natural gas supply relationship; however, the parties entered into a natural gas swap agreement pursuant to which the parties agreed that MGNG would pay to IRLP the excess, if any, of the prompt month's natural gas price as reported on the NYMEX over the one-year futures price, or IRLP would pay to MGNG the excess, if any, of such futures price over such prompt month's price, for 10,000 MMBtu per day through June 23, 1998.

   Catalyst Lease. During the fiscal year ended September 30, 1994, IRLP leased platinum from MGTFC to be used as a catalyst component on a year-to-year basis. Pursuant to the terms of the MG Settlement, the platinum lease was terminated and all platinum leased thereunder was transferred to IRLP without incremental payment. Catalyst lease payments to MGTFC for the fiscal year ended September 30, 1994 were $85,000.

POWERINE REFINERY OPERATIONS

   Acquisition of Powerine. On August 9, 1993, the Company entered into a letter of intent with MG pursuant to which the Company agreed to purchase MG's option to acquire Powerine (the "Powerine Option"). The Powerine Option had been acquired by MG in March 1993 for $8 million and the assumption of an indemnity obligation. Pursuant to the terms of an Option Assignment Agreement dated as of October 1, 1993, the Company (a) paid MG $8 million for the Powerine Option which was immediately exercised for nominal consideration;
(b) assumed MG's estimated $3.027 million indemnity obligation related to yield losses incurred by Powerine under a processing arrangement with MG; (c) assumed a $2.7 million tax indemnification to the previous owner of Powerine;
(d) assumed $128 million of debt obligations to MG and other liabilities of $45 million; and (e) paid transaction costs of $980,000. Concurrently with the closing of the Powerine acquisition, (i) MGRM entered into the Powerine Offtake Agreement, (ii) MGTFC entered into the Revised Powerine Loan Agreement (as defined below), and (iii) Powerine became a party to the MG Supply Agreement.

   The purchase price for Powerine approximated its appraised value as of the time of the Company's purchase.

   Powerine Offtake Agreement. Pursuant to the terms of the Powerine Offtake Agreement, Powerine agreed to sell substantially all of its refined products it produces to MGRM through January 1, 1998 at a purchase price equal to (a) the Platt's West Coast price of near month Alaskan North Slope crude oil; plus (b) the "Margin Increment" which is currently $10.506 per barrel; plus
(c) certain taxes and other costs and charges.

   Pursuant to the terms of the MG Settlement, MGRM and Powerine agreed to terminate the Powerine Offtake Agreement effective February 1, 1995 (except for certain specified post-termination obligations).

   During the fiscal year ended September 30, 1994, Powerine recorded sales of $348.8 million to MGRM under the Powerine Offtake Agreement. During such period Powerine did not receive any amounts in connection with reduced run periods under the Powerine Offtake Agreement.

   Prior to the acquisition of Powerine by the Company, Powerine had processed crude oil and feedstocks for MGRM and MGRM had made commitments to purchase crude oil and feedstocks for processing by Powerine. In connection with entering into the Powerine Offtake Agreement, Powerine agreed to honor such commitments. As a result of such agreement, Powerine paid MGRM approximately $47.1 million during fiscal 1994 for the delivery of such crude oil and feedstocks. Powerine did not incur any fees as a result of these transactions.

   Although other refineries could mitigate the effect of low refining margins to a minor degree through hedging activities, the Company believes that long term, exclusive offtake agreements were generally not available to other refineries.

   The Company has made certain claims, exceeding $10 million, against MGRM under the Powerine Offtake Agreement. The Company and MG have agreed to arbitrate such claims.

   Petroleum Coke Purchase Agreement. Effective January 1, 1994, Powerine entered into a 36-month Petroleum Coke and Purchase Agreement with MGPC Petcoke Inc., a wholly-owned subsidiary of MG ("MG Petcoke"), pursuant to which MG Petcoke agreed to purchase all petroleum coke produced at the Powerine Refinery. During the fiscal year ended September 30, 1994, Powerine recorded sales of $2.5 million to MG Petcoke under this agreement.

NATURAL GAS OPERATIONS

   Management Agreement. In connection with the acquisition of the 77-mile intrastate pipeline located in Rusk County, Texas (the "Castle Pipeline") from Atlantic Richfield Company ("ARCO"), Castle Texas Pipeline Limited Partnership, a wholly-owned subsidiary limited partnership of the Company ("Castle Texas Pipeline"), and MG Gathering Corp., a wholly-owned subsidiary of MG ("MG Gathering"), entered into a Management Agreement dated as of December 1, 1992 (the "Management Agreement") pursuant to which MG Gathering agreed to manage the operations of the Castle Pipeline. The Management Agreement runs until June 1, 1999 and continues thereafter on a year-to-year basis until terminated by either of the parties. During the fiscal year ended September 30, 1994, Castle Texas Pipeline paid MG Gathering $148,000 for services rendered pursuant to this agreement. Pursuant to the terms of the MG Settlement, Castle Texas Pipeline may terminate the Management Agreement upon thirty days notice.

   Service Agreement. In connection with the acquisition of the various gas supply contracts from ARCO, CEC Gas Marketing Limited Partnership, a wholly-owned subsidiary limited partnership of the Company, and MGNG entered into a Service Agreement dated as of December 1, 1992 (the "Service Agreement") pursuant to which MGNG agreed to administer all gas supply contracts owned by CEC Gas Marketing. Subject to certain termination events, the Service Agreement runs until June 1, 1999, and continues thereafter on a month-to-month basis until terminated by either of the parties. During the fiscal year ended September 30, 1994, CEC Gas Marketing paid MGNG $240,000 for services rendered pursuant to this agreement. Pursuant to the terms of the MG Settlement, CEC Gas Marketing may terminate the Service Agreement upon thirty days notice.

   MGNG Supply Agreement. CEC Gas Marketing supplies a contractual amount of natural gas to the Lone Star Gas Company pursuant to the terms of a long-term take or pay contract (the "Lone Star Contract") acquired from ARCO. Approximately 17% of those supplies come from the wells operated by Castle Texas Production. The balance is purchased by the CEC Gas Marketing from MGNG pursuant to the Amended and Restated Gas Purchase Contract dated as of August 1, 1993 (the "MGNG Supply Agreement"). Natural gas is purchased from MGNG pursuant to a six tier formula at varying prices. It is anticipated that a substantial portion (approximately 83%) of the natural gas used to meet CEC Gas Marketing's delivery obligations under the Lone Star Contract will consist of natural gas provided by MGNG which, effective June 1, 1993, is priced at $2.10 per MMBtu.


   The MGNG Supply Agreement contains take-or-pay provisions which obligate CEC Gas Marketing to take (and pay for if not taken) certain annual quantities of natural gas. The agreement also has limitations on the maximum amounts of gas which CEC Gas Marketing can require MGNG to deliver on any given day and governing the quality of gas deliverable by MGNG, points of delivery, passage of title and other relevant provisions. MG AG has guaranteed delivery of the natural gas as provided in the MGNG Supply Agreement in the event that MGNG fails to perform under the agreement. Pursuant to the terms of the MG Settlement, CEC Gas Marketing had the option to terminate the MGNG Supply Agreement on or before March 31, 1995, so long as it obtained the approval of General Electric Capital Corporation.

   During the fiscal year ended September 30, 1994, CEC Gas Marketing paid approximately $31.1 million to MGNG for natural gas purchases.

   The MGNG Supply Agreement contains several tranches of natural gas pricing, one of which calls for MGNG to supply gas at prices which were below the prevailing market price at the time the Agreement was entered into. In consideration for MGNG's agreement to supply this gas to CEC Gas Marketing at such price, CEC Gas Marketing agreed, pursuant to the Net Cash Flow Agreement described below, to indemnify MGNG for the disparity between MGNG's cost of the gas and the price at which the gas is sold to CEC Gas Marketing. Although the Net Cash Flow Agreement decreased CEC Gas Marketing's gas merchant margins, the Lone Star Contract was profitable to CEC Gas Marketing. Although the Company believes that the terms of the MGNG Supply Agreement and the Net Cash Flow Agreement, viewed together, were fair from the Company's point of view given its accumulated deficit, financial condition, and lack of credit at the time, it is unclear whether such terms would have been available from an unaffiliated third party.

   Net Cash Flow Agreement. In consideration of MGNG's agreement to supply natural gas pursuant to the terms of the MGNG Supply Agreement, CEC Gas Marketing originally agreed to indemnify MGNG for the disparity between MGNG's cost of the gas and the prices at which the gas is sold to CEC Gas Marketing in an amount estimated at $20 million. The payment of such

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

indemnification was to have been deferred, however, until after the repayment of the GECC Loan (as defined below) and the MGTFC Subordinated Loan (as defined below). Pursuant to the terms of the MG Settlement, this indemnification obligation was terminated.

FINANCING

   Although the Company believes that the terms of each of the financings with MG and its subsidiaries described below were fair from the Company's point of view given its accumulated deficit, financial condition, lack of credit, and lack of alternative financing at the time, it is unclear whether such terms would have been available from an unaffiliated third party.

   MGTFC Credit Agreement. In October 1990, the Company and MGTFC entered into a Credit Agreement (the "Credit Agreement"). A portion of the proceeds of this loan was used by the Company to make loans to IRLP. The aggregate principal amount of the loans owing to MGTFC pursuant to the Credit Agreement was $34.6 million as of September 30, 1994. The Credit Agreement was secured by (a) a pledge of the promissory note dated July 1, 1993 executed by Terrapin in favor of the Company, (b) a collateral assignment of the pledge agreement executed by Terrapin in favor of the Company and (c) a collateral assignment of a second lien on the assets of IRLP, which lien was granted to the Company in connection with the Company's advances to IRLP.

   For purposes of the calculation of interest, the Credit Agreement was divided into two tranches: tranche A, in the principal amount of $8 million, bore interest initially at the prime rate plus 1%, escalated each December 31 and June 30, beginning on December 31, 1993, by another 2% to a maximum of prime plus 6%; and tranche B, in the principal amount of $26.6 million, bears interest at LIBOR plus 1/2%. Interest was payable annually in arrears. The Company could elect to pay such interest in shares of Common Stock rather than cash. However, if the Company elected such option, MGTFC could require that the interest be capitalized rather than paid in shares of Common Stock. In December 1993, the Company paid MGTFC approximately $1.2 million of interest accruing as of that date.

   Pursuant to the terms of the MG Settlement, the Credit Agreement was terminated as of October 14, 1994 at which time the $36.3 million of principal and accrued interest owing thereunder was forgiven.

   GECC Loan/MGTFC Subordinated Loan. On December 3, 1992, the Company, through three newly formed subsidiary limited partnerships, CEC Gas Marketing, Castle Texas Pipeline and Castle Production Limited Partnership, a wholly-owned subsidiary limited partnership of the Company ("Castle Production"), acquired (i) the Lone Star Contract and several gas supply contracts, (ii) the Castle Pipeline and (iii) majority working interests in approximately 100 producing oil and gas wells from ARCO. The Company obtained a loan from MGTFC to make a $6.25 million deposit to ARCO upon entering into the purchase and sale agreement with ARCO on September 3, 1992 (the "Deposit Note"). The Deposit Note bore interest at 9% and was secured by the deposit and the stock of a subsidiary of the Company. Upon the closing of the ARCO acquisition on December 3, 1992, the purchase price was financed by an aggregate $100.5 million term loan (the "MGTFC Bridge Loan") from MGTFC which included the refinancing of the Deposit Note (at which time the Deposit Note was repaid) and the deposit was applied to the purchase price. In connection with this financing, the Company paid MGTFC $3.2 million as a loan syndication and advisory fee, which was included in the financing provided by MGTFC.

   On September 2, 1993, the Company refinanced a substantial portion of the then-outstanding $88 million balance of the MGTFC Bridge Loan with General Electric Capital Corporation ("GECC"). Under the terms of the GECC financing, GECC made an $80 million senior secured loan (the "GECC Loan") to CEC Gas Marketing and Castle Texas Pipeline which was used to repay the majority of the MGTFC Bridge Loan. MGTFC made a subordinated loan to CEC Gas Marketing and Castle Texas Pipeline (the "MGTFC Subordinated Loan") for the $8 million balance of the existing MGTFC Bridge Loan. All obligations under the MGTF Subordinated Loan were terminated in connection with the MG Settlement. The GECC Loan bears interest at a fixed rate of 8.33%. Interest payments and principal amortization are made on a monthly basis in an amount equal to the greater of a pre-established amortization schedule or 90% of the combined net cash flow of CEC Gas Marketing and Castle Texas Pipeline. In any month if the aggregate net cash flow exceeds the amounts necessary to pay the applicable principal and interest on the GECC Loan, the excess will be used to further reduce the principal balance of the GECC Loan. In addition to the MGTFC

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Subordinated Loan, MGTFC entered into an agreement with Castle Production (the
"Castle Production Guaranty") under which Castle Production guaranteed the obligations under the MGTFC Subordinated Loan. This guaranty was secured by a first security interest in all of the assets of Castle Production as well as a pledge of the partnership interests of Castle Production and a pledge of the capital stock of the general and limited partners of Castle Production. All obligations under the Castle Production Guaranty were terminated under the MG Settlement. The GECC Loan contains various representations, warranties and covenants. Under the terms of the GECC Loan, GECC has a first security interest in all of the assets of CEC Gas Marketing and Castle Texas Pipeline as well as a pledge of the partnership interests of CEC Gas Marketing and Castle Texas Pipeline and a pledge of the capital stock of each general and limited partner of both CEC Gas Marketing and Castle Texas Pipeline. In consideration for making the MGTFC Subordinated Loan and for supplying certain volumes of natural gas at below market prices, CEC Gas Marketing agreed to allow MGNG to share in $20 million of its cash flow (the "Indemnification Agreement") and each of CEC Gas Marketing and Castle Texas Pipeline agreed to grant MGTFC a 20% interest in the respective net profits of the two entities (the "Partnership Interest Option Agreements"), which interest became effective after the repayment of the GECC Loan and the MGTFC Subordinated Loan, and the aforesaid $20 million cash flow payment due to MGNG. Pursuant to the terms of the MG Settlement, all obligations under the Indemnification Agreement and the Partnership Interest Option Agreements were terminated prior to the time any amounts were paid under any of such agreements.

   MGTFC Production Loan. On September 30, 1993, Castle Production and MGTFC entered into an additional term loan (the "MGTFC Production Loan") of up to $52 million to Castle Production, $47 million of which was available to be drawn until December 31, 1996 to finance additional drilling and well completions in the Oak Hill Field, the oil and gas producing properties owned by Castle Production in Rusk County, Texas, and $5 million of which is available to finance the acquisition of additional interests in its wells. The MGTFC Production Loan was to bear interest at the prime rate plus 1% and would have been amortized through the application of 100% of Castle Production's net cash flow. Pursuant to the terms of the MG Settlement, the MGTFC Production Loan was terminated prior to the time any amounts were funded thereunder.

   In connection with the MGTFC Production Loan, Castle Production entered into a swap agreement (the "Swap") with MG under which, during a term ending May 31, 1999, Castle Production was required to pay MG the current market price that Castle Production was being paid at the wellhead for its production from the Oak Hill Field and MG is obligated to pay Castle Production a fixed price for the gas produced. The payment obligations under the Swap were designed to correspond to the development and physical deliveries of gas by Castle Production under its gas contracts. The Swap was intended to have the economic effect of setting a fixed price for the gas that is projected to be developed by Castle Production in connection with the MGTFC Production Loan which was sufficient to provide funds to pay principal and interest on the MGTFC Production Loan through May 31, 1999. Pursuant to the terms of the MG Settlement, the Swap was terminated as of October 14, 1994.

   In consideration for the MGTFC Production Loan, Castle Production also agreed to grant to MGTFC rights to 50% of Castle Production's net cash flow, commencing on the date on which the MGTFC Production Loan is repaid. In addition, in the five year period commencing on September 30, 1993 (the "Initial Period"), MGTFC was to have received a marketing fee of $.35 per MMBtu of gas produced by Castle Production in lieu of the 50% interest. At the end of the Initial Period, MGTFC's right to the $.35 marketing fee was to have terminated and, provided the MGTFC Production Loan had been repaid and no obligations remained outstanding under the Swap, MGTFC was to become entitled to 50% of the net cash flow of Castle Production. Pursuant to the terms of the MG Settlement, all of such obligations of Castle Production were terminated prior to the time when any amounts were paid to MGTFC.

   SocGen Senior Facility. IRLP entered into the Senior Facility with SocGen on May 27, 1993. In April 1994, the Company received notice from SocGen that IRLP was in default of several covenants contained in the Senior Facility, under which approximately $85.3 million was then outstanding. The defaults in question related primarily to financial and other problems of MG and its affiliates. Pursuant to the terms of the MG Settlement Agreement, MG assumed all of IRLP's obligations under the Senior Facility including IRLP's obligation to pay $73.1 of principal and interest owing thereunder as of October 14, 1994.

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
   MGTFC Revolving Credit Facility. MGTFC and IRLP entered into a revolving credit facility on September 24, 1992 (the "Revolving Credit Facility") pursuant to which MGTFC (a) refinanced IRLP's indebtedness to MGRM under IRLP's previous Processing Agreement with MGRM (the "Processing Agreement"),
(b) provides funds to IRLP for working capital and capital expenditures, (c) issues, or provides for the issuance of, letters of credit for the benefit of IRLP and (d) provides commitments to finance for the purchase of feedstocks pursuant to the MG Supply Agreement with MG. On May 27, 1993, the Revolving Credit Facility was amended to (a) increase the total commitment under the Revolving Credit Facility to up to $362 million (of which $26.9 million was used as of September 30, 1994) and (b) segregate $70 million of the existing facility which represented the amount previously owing to MGRM under the Processing Agreement into a subordinated loan (discussed below). The Revolving Credit Facility was further amended on October 1, 1993 to extend the termination date for the commitments to finance and the letters of credit to September 30, 1997. Pursuant to the terms of the MG Settlement, the Revolving Credit Facility was amended to terminate on March 31, 1995, to cap the total commitment at $130 million and to provide for the financing of certain capital expenditures. In addition, the Company agreed to guarantee IRLP's obligations under the Revolving Credit Facility. The Company also agreed to grant an option to purchase a new class of preferred stock of IRLP's general partner to a nominee of MG which could have the effect of precluding certain changes of control and bankruptcy events relating to IRLP without the approval of the nominee while any amounts are outstanding under the Revolving Credit Facility.

   The Revolving Credit Facility contains various representations, warranties and covenants, including covenants restricting certain indebtedness, liens, distributions to the Company, certain corporate transactions and other matters. The Revolving Credit Facility is secured by a first lien on inventory and a percentage of IRLP's accounts receivable and a second lien on real estate, fixed assets inventory and the remaining accounts receivable. The Revolving Credit Facility bears interest payable monthly at a Eurodollar Base Rate plus 1/2%. IRLP also pays standard fees in connection with the issuance of letters of credit and commitments to finance.

   The Company did not pay the outstanding indebtedness when the Revolving Credit Facility terminated on March 31, 1995, but believes that the value of the pledged collateral exceeds the amount of the indebtedness. See "Proposal to Approve the Refinery Plan -- Special Factors -- Background of the Refinery Plan" and "-- Certain Considerations -- MG Credit Facilities."

   MGTFC Subordinated Note. IRLP executed a Subordinated Note (the "MGTFC Subordinated Note") in favor of MGTFC dated May 27, 1993 in the aggregate principal amount of $70 million. In connection with the execution of the Subordinated Note, IRLP also granted a junior lien on all of its assets in favor of MGTFC. The MGTFC Subordinated Note represented indebtedness previously owing to MGRM under the Processing Agreement and refinanced by MGTFC in 1992 under the Revolving Credit Facility. Pursuant to the terms of the MG Settlement, the MGTFC Subordinated Note was terminated as of October 14, 1994 at which time the $76.4 million of principal and interest owing thereunder was forgiven.

   Indian Offtake Subdebt. Under the terms of the Indian Offtake Agreement as revised pursuant to the MG Settlement, MGRM is required to purchase all of IRLP's refined products. In the event that IRLP delivers any non-spec products to MGRM, then IRLP will be deemed to have incurred debt to MGRM ("Indian Offtake Subdebt") in an amount equal to the difference in value between the non-spec product delivered and product which would have met industry specifications. No Indian Offtake Subdebt has accrued as of the date hereof. Any Indian Offtake Subdebt that accrues will be represented by a subordinated note (the "Indian Offtake Note") in favor of MGRM. The Indian Offtake Note is secured by IRLP's real property and fixed assets. Pursuant to the terms of the MG Settlement, the Indian Offtake Agreement terminated effective February 1, 1995.

   Powerine Loan Agreement. Powerine and MGTFC entered into a Loan Agreement (the "Powerine Loan Agreement") dated as of February 2, 1992 which was amended and restated on October 1, 1993 and which was further amended pursuant to the MG Settlement.

   The Powerine Loan Agreement originally provided for a revolving credit facility and a term loan facility. Under the revolving loan portion of the Powerine Loan Agreement, Powerine was able to obtain up to $115 million (of which none was outstanding as of September 30, 1994) of cash advances or letters of credit for the purchase of feedstocks, for commitments to finance the purchase of feedstocks pursuant to the MG Supply Agreement, for the purchase of petroleum products in connection with exchange or hedging contracts, to pay or satisfy bonding or other requirements of public utilities and/or government entities, for general working capital purposes and for the payment of a management fee to the Company. The revolving loan portion of the Powerine Loan Agreement bore interest at the overnight Eurodollar rate plus 1/2%. Pursuant to the terms of the MG Settlement, the $115 million cap was reduced to $100 million, and the parties agreed that such revolving credit facility would be due and payable on March 31, 1995. Powerine also agreed to grant an option to purchase a new class of preferred stock to a nominee of MG which could have the effect of precluding certain changes of control and bankruptcy events relating to Powerine without the approval of the nominee while any amounts are outstanding under the Powerine Loan Agreement.

   The term loan portion of the Powerine Loan Agreement was used by Powerine to repay all existing obligations and indebtedness of Powerine to MGRM and to provide funds for working capital purposes. The term loan portion of the Powerine Loan Agreement was divided into three tranches. Tranche A was in the principal amount of $90 million and bore interest at LIBOR plus 3/4%.
Tranche B was in the principal amount of $44 million and bore interest at LIBOR plus 2 1/4%. Tranche C was in the principal amount of $35 million and bore interest at LIBOR plus 2%. Pursuant to the terms of the MG Settlement, the term loan portion of the Powerine Loan Agreement was terminated as of October 14, 1994 at which time the $133.6 million of principal and accrued interest owing thereunder was forgiven.

   The Powerine Loan Agreement included various representations, warranties and covenants, including covenants restricting liens, debt, distributions on stock and certain corporate transactions, and was secured by liens on Powerine's real and personal property. The Company guaranteed Powerine's obligations under the Powerine Loan Agreement.

   The Company repaid all of the remaining outstanding indebtedness under the Powerine Loan Agreement on April 14, 1995. See "Proposal to Approve the Refinery Plan -- Special Factors -- Background of the Refinery Plan -- MG Credit Facilities--" and "-- Certain Considerations -- MG Credit Facilities."

   Powerine Offtake Subdebt. Under the terms of the Powerine Offtake Agreement, MGRM is required to purchase substantially all of Powerine's refined products. In the event that Powerine delivers any non-spec products to MGRM, then Powerine will be deemed to have incurred debt to MGRM ("Powerine Offtake Subdebt") in an amount equal to the difference in value between the non-spec product delivered and product which would have met industry specifications. No Powerine Offtake Subdebt has accrued as of the date hereof. Any Powerine Offtake Subdebt that accrues will be represented by a subordinated note (the "Powerine Offtake Note") in favor of MGRM. The Powerine Offtake Note is secured by Powerine's real property and fixed assets. Pursuant to the terms of the MG Settlement, the Powerine Offtake Agreement terminated effective February 1, 1995.

TRANSACTIONS WITH OTHER RELATED PARTIES

STOCKHOLDER LOANS

   See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" with respect to certain loans involving John W. Sullivan, a Director of the Company, and UI.

LOAN TO OFFICER

   On February 26, 1993, John D.R. Wright, III, President and Chief Operating Officer of IR&M, was loaned $250,000 by IR&M. The principal amount of the loan is due and payable in full on the earlier of January 31, 1996 or the termination of Mr. Wright's employment with IR&M. The loan accrues interest at the prime rate in effect on the date of the loan as adjusted each January
1. The loan was made to Mr. Wright pursuant to a provision in Mr. Wright's employment agreement. The largest amount of indebtedness outstanding at any time was $250,000, and at January 31, 1995, $250,000 remained outstanding. At January 1, 1995, the prime rate (and thus the rate being charged on the loan) was 8.5%.

TERRAPIN AGREEMENT

   Effective June 1993, the Company entered into a Stock Purchase Agreement with Terrapin, a corporation owned by Richard E. Staedtler, Senior Vice President and Chief Financial Officer of the Company, pursuant to which the

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

Company sold Minden Energy Corporation and three of its subsidiaries which were principally engaged in the business of management of oil and gas partnerships. In connection with this acquisition, Terrapin issued a promissory note to the Company pursuant to which Terrapin agreed to pay $800,000 to the Company over 12 months along with 8% interest. The note has been repaid in full. The Company and one of its subsidiaries entered into management agreements with Terrapin and one of its subsidiaries pursuant to which Terrapin and Mr. Staedtler agreed to provide certain management, accounting and other services to the Company and its affiliates through May 1999. Pursuant to the terms of these agreements, Terrapin received management fees of $590,500 during the fiscal year ended September 30, 1994. The Company has also agreed to indemnify Terrapin with respect to $311,000 of gas balancing liabilities related to partnerships previously managed by a subsidiary of Terrapin.

SARS

   Subsequent to September 30, 1994, William S. Sudhaus, President, Chief Operating Officer, and a Director of the Company, exercised 112,500 SARs and received upon such exercise $1,026,035. Such SARs had been granted to Mr. Sudhaus in 1992 in consideration of his interest in IRLP. See "Proposal to Approve the Refinery Plan -- Special Factors -- The Refineries."

                         PROPOSAL TO ELECT DIRECTORS

   At the Annual Meeting, the Stockholders of the Company will be asked to elect two classes of Directors to serve for the terms indicated and until their successors are elected and qualified. In the unanticipated event that any nominee for Director becomes unavailable it is intended that the proxies will be voted for such substitute nominee as may be designated by the Board of Directors.

   The Company's Bylaws provide that the number of Directors of the Company shall be not less than five, nor more than nine, as shall be determined by the Board of Directors. Both the Bylaws and the Company's Certificate of Incorporation also provide that the Directors shall be divided into three classes, each class to consist, as nearly as possible, of one third of the number of Directors to constitute the entire Board. At each annual meeting of Stockholders of the Company, successors to the class of Directors whose term expires at such meeting shall then be elected for a three-year term. The Bylaws further provide that if the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible.

   Because the Company did not hold elections for Directors to serve in the class of Directors whose term was to have expired in 1994, the Stockholders are being asked to elect two classes of Directors whose terms will expire at the 1997 Annual Meeting and the 1998 Annual Meeting, respectively. Further, because the Board of Directors has determined to reduce the number of Directors from seven to six, Mr. Castle has been nominated for election to serve as a Director in the class whose term will expire at the 1998 Annual Meeting.

   The shares represented by the enclosed Proxy will be voted as directed. If no choice is specified in the Proxy, the shares represented by the enclosed Proxy will be voted "For" all nominees set forth below. The Board of Directors recommends voting "FOR" each of the nominees to serve in the class indicated.

   Information concerning the nominees for both classes of Directors to be elected, as well as those Directors not standing for election at the Annual Meeting, is set forth below:

   The following individuals are nominated to serve as Directors in the class whose terms will expire at the 1997 Annual Meeting:

   WILLIAM S. SUDHAUS has been a Director of the Company since February 1993. Mr. Sudhaus became the President and Chief Operating Officer of the Company in February 1994 having served as Executive Vice President of the Company since December 1993. Mr. Sudhaus also serves as Chairman and Chief Executive Officer of both IR&M and IPCO. Mr. Sudhaus previously served as Chairman, President and Chief Executive Officer of IRMC, the former general partner of IRLP, and as Chairman and Chief Executive Officer of Powerine. Effective December 1991, Mr. Sudhaus became the Chairman and Chief Executive Officer of IR&M when it assumed the duties as IRLP's general partner. Prior to assuming his position with IRMC, Mr. Sudhaus was the President of Danik Corporation

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

from January 1987 through May 1989, an investment banking and consulting firm to companies operating in the areas of energy, trade finance, shipping and consumer products. Mr. Sudhaus is the Chairman of the Board, President and Chief Executive Officer of CORE. Mr. Sudhaus has informed the Company that he will resign as a Director if a CORE Transaction is consummated. See "Proposal to Approve the Refinery Plan."

   MARTIN R. HOFFMANN has been a Senior Visiting Fellow at the Center for Technology, Policy and Industrial Development of the Massachusetts Institute of Technology since 1993 and a private business consultant since 1993. From 1989 to 1993, Mr. Hoffmann served as Vice President and General Counsel of Digital Equipment Corporation. Prior to assuming this position, Mr. Hoffmann practiced law as Managing Partner of the Washington, D.C. office of Gardner, Carton and Douglas from 1977 to 1989. Mr. Hoffmann also served in various capacities at the United States Department of Defense, including General Counsel from 1974 to 1975 and Secretary of the Army from 1975 to 1977. Mr. Hoffmann is a director of E-Systems, Inc.

   The following individuals are nominated to serve as Directors in the class whose terms will expire at the 1998 Annual Meeting:

   JOSEPH L. CASTLE II has been a Director of the Company since 1985. Mr. Castle is the Chairman of the Board of Directors and Chief Executive Officer of the Company, having served as Chairman from December 1985 through May 1992 and since December 20, 1993. Mr. Castle also served as President of the Company from December 1985 through December 20, 1993 when he reassumed his position as Chairman of the Board. Mr. Castle has worked in the energy industry in various capacities since 1971. Mr. Castle is a director of The Reading Company, Comcast Corporation, Charming Shoppes, Inc., Independence Capital Management, Inc. and Mark Centers Trust, a real estate investment trust.

   SIDNEY F. WENTZ has been Chairman of the Board of The Robert Wood Johnson Foundation, the nation's largest health care philanthropy, since June 1989. Commencing in 1967, he held several positions with Crum and Forster, an insurance holding company, retiring as Chairman and Chief Executive Officer in 1988. Previously, he was Corporate Attorney for Western Electric Company/AT&T and then an attorney with the law firm of White & Case. Mr. Wentz is a director of Ace Limited, a Bermuda-based insurance company, and a trustee for Morristown Memorial Hospital and Drew University.

   The following individuals are Directors whose terms will expire at the 1996 Annual Meeting:

   SHELDON M. BONOVITZ has been a Director of the Company since September 1988 and is currently the Chairman of the Compensation Committee of the Board of Directors. Mr. Bonovitz has been a partner of the Philadelphia law firm of Duane, Morris & Heckscher since 1966, was Chairman of the Tax Department of that firm from 1972 to 1994, and is currently Vice Chairman of that firm since 1992 and has served as a member of the partners Board of that firm since 1976. Mr. Bonovitz is also a director of Comcast Corporation, WWF Paper Corporation, The Graham Company, Inc., Surgical Laser Technologies, Inc. and Escalon Opthalmics, Inc.

   JOHN W. SULLIVAN has been a Director of the Company since January 1986. Since April 1987, Mr. Sullivan has been the President of Loblolly Pines Development Company, a real estate development firm located in Hobe Sound, Florida. Mr. Sullivan is a director of The Reading Company.

                        PROPOSAL TO APPROVE THE FIRST
                       AMENDMENT TO THE COMPANY'S 1992
                       EXECUTIVE EQUITY INCENTIVE PLAN

   At the Annual Meeting, the Stockholders of the Company will be asked to consider and approve the Amendment to the Incentive Plan. A copy of the Incentive Plan, which reflects the Amendment, is attached to this Proxy Statement as Exhibit A. The Amendment, which amends the Incentive Plan to provide for limited grants of options to purchase Common Stock to Directors of the Company who are not employees of the Company or its subsidiaries ("Outside Directors"), was originally adopted by the Board of Directors on May 11, 1993, and then amended and readopted by the Board on November 17, 1994.

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
   The shares represented by the enclosed Proxy will be voted as directed. If no choice is specified in the Proxy, the shares represented by the enclosed Proxy will be voted "FOR" the proposal to adopt the Amendment. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADOPT THE AMENDMENT.

   If the Amendment is not approved by Stockholders, the options granted to Outside Directors as described below will be automatically cancelled. The Company does not presently intend to provide any substitute compensation to its Outside Directors.

THE AMENDMENT

   Pursuant to the terms of the Amendment, each Outside Director will automatically be granted an option to purchase 5,000 shares of Common Stock each calendar year on the earlier of (a) the first trading day coinciding with or immediately following the fifteenth day after the Company's regular annual meeting, or (b) the first trading day in May. Each such option will be exercisable at 100% of the Fair Market Price, as defined in the Incentive Plan, of the Common Stock on the date of the grant, and will terminate ten years from the date of grant.

   On May 2, 1994, the Company granted options to the Outside Directors (Messrs. Benson, Bonovitz, Musser and Sullivan) to purchase 5,000 shares of Common Stock at $11.75, contingent upon Stockholder approval of the Amendment.

REASONS FOR ADOPTING THE AMENDMENT

   The purpose of the Incentive Plan is to increase the ownership of Common Stock by those key employees and Directors who contribute to the continued growth, development and financial success of the Company and its subsidiaries. The Board of Directors believe that it is in the Company's best interest to grant stock options to such employees and Directors in order to align the interests of such individuals with the Stockholders and thereby maximize long-term Stockholder value.

   The Incentive Plan is intended to comply with all applicable requirements of Rule 16b-3 promulgated pursuant to the Exchange Act, which provides that transactions in equity securities of the Company by an officer or director of the Company pursuant to a qualified employee benefit plan shall be exempt from the short-swing profit recapture provisions of Section 16(b) of the Exchange Act. Although compliance with Rule 16b-3 will not exempt officer or director grantees of options from the six-month holding period requirement imposed upon such grantees by Rule 16(b)-3(c)(1) with respect to options granted under the Incentive Plan, compliance by the Incentive Plan with Rule 16b-3 will permit such grantees to sell equity securities in the Company, including shares of Common Stock (other than shares of Common Stock received upon exercise of an option granted within the immediately preceding six-month period), within six months of an exempt grant. If the Incentive Plan did not comply with the applicable requirements of Rule 16b-3, such grantees would be restricted in their ability to sell shares of, or options for, Common Stock and, as a result, the compensation value of the Incentive Plan would be reduced. One requirement for compliance with Rule 16b-3 is that the Incentive Plan be administered by a committee of Outside Directors who are not eligible to receive options under the Incentive Plan except pursuant to a nondiscretionary formula. In order to ensure compliance with this requirement, the Incentive Plan, as originally adopted by the Company, provided that Outside Directors were eligible to receive one grant of options to purchase 5,000 shares of Common Stock at the time the Outside Director first was elected to the Board. In furtherance of the goal of the Incentive Plan to increase ownership of Common Stock by key employees and Directors, the Board has proposed the adoption of the Amendment to include a formula to provide for automatic, nondiscretionary annual grants of options to the Outside Directors to purchase 5,000 shares of Common Stock, which would permit the Company to increase the ownership of Common Stock by the Outside Directors under the Incentive Plan in a manner which should not impair the Incentive Plan's compliance with the provisions of Rule 16b-3.

NEW INCENTIVE PLAN BENEFITS

   On May 2, 1994, the Company issued each Outside Director (Messrs. Bonovitz, Benson, Musser and Sullivan) options to purchase 5,000 shares of Common Stock, at $11.75 per share, contingent upon receipt of Stockholder approval of the Amendment. The following table sets forth the contingent benefits received during the fiscal year ended September 30, 1994, as if the Amendment had been in effect:

                                  Dollar Value
Name and Position                     ($)           Number of Units
 -----------------------------   --------------   -------------------
Non-Executive Director Group       $85,000((1))   20,000 options((2))

- ------
(1) Value of unexercised in-the-money options as of September 30, 1994.

(2) These options, which expire on May 2, 2004, will be null and void in the event that the Stockholders do not approve the Amendment.

   The Amendment does not create new benefits for the Named Executives, other executives of the Company or Directors who are employed by the Company or its subsidiaries.

OTHER TERMS OF THE 1992 EXECUTIVE EQUITY INCENTIVE PLAN

   The following constitutes a brief discussion of the material features of the Incentive Plan, as amended, and is qualified in its entirety by reference to a copy of the Incentive Plan which, as proposed to be amended, is attached as Exhibit A to this Proxy Statement.

   Number of Shares. The Incentive Plan provides that an aggregate of 562,500 authorized but unissued shares of Common Stock of the Company will be available for awards in the form of stock options, including incentive stock options and nonqualified stock options. The aggregate number of shares of Common Stock available under the Incentive Plan is subject to adjustment to reflect certain subsequent stock changes such as stock dividends, stock splits and share exchanges.

   Administration. The Incentive Plan is administered by the Compensation Committee which includes not less than two Outside Directors who do not hold the position of Chairman of the Board of the Company, and who are appointed by the Board. Members of the Compensation Committee may not participate in the Incentive Plan except pursuant to a formula provided in the Incentive Plan, and at any time within one year prior to appointment to the Compensation Committee, (a) will not have been eligible to receive options under the Incentive Plan other than pursuant to a formula and (b) will not have been a person to whom stock options could be granted pursuant to any other plan of the Company or any of its subsidiaries.

   Eligibility. Stock options may be granted to any employee of the Company or any of its subsidiaries (currently approximately 825 individuals) or to any Director who holds the position of Chairman of the Board of the Company or who is also an employee of the Company or any of its subsidiaries ("Inside Directors") in any case whose rates of pay or fringe benefits are not negotiated under a collective bargaining agreement. In selecting the individuals to whom options will be granted, as well as in determining the number of shares of Common Stock subject to each option to be granted, the Compensation Committee will take into consideration such factors as it deems relevant in connection with promoting the purposes of the Incentive Plan pursuant to a formula provided in the Incentive Plan. Pursuant to the terms of the Amendment, if adopted, Outside Directors will be eligible to receive non-qualified stock options to purchase 5,000 shares of Common Stock to be granted automatically each calendar year on the earlier of (a) first trading day coinciding with or immediately following the fifteenth day after the Company's regular annual meeting or (b) the first trading day in May.

   Term of Grant. The term of each stock option granted under the Incentive Plan will be for a period of not more than 15 years from the date of the grant (ten years in the case of incentive stock options and nonqualified options granted to Outside Directors), and will be subject to earlier termination as provided in the Incentive Plan.

   Grant of Stock Options. Generally, each grant of stock options will be exercisable in one or more installments commencing any time after six months from the date of the grant of such option. The Compensation Committee will determine the per share purchase price of the Common Stock subject to stock options (the Option Price"); provided that the Option Price will not be less than fifty percent (50%) of the Fair Market Value, as defined in the Incentive Plan, of the Common Stock on the date of grant. Further, in the case of incentive stock options or options granted to Outside Directors, the Option Price will not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant; provided, however, that in the case of a grant of an incentive stock option to an employee who owns more than ten percent of the voting stock of the Company, the price will be not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant.

   Employees' Agreement to Serve. Each employee who is granted an option must, by the terms of such grantee's option agreement, agree that such grantee will remain an employee of the Company or any of its subsidiaries for at least one year after the date of the grant, unless earlier terminated by the Company.

   Special Rules for Officers, Directors and 10% Stockholders. With respect to those persons who, for purposes of Section 16 of the Exchange Act, are treated as officers, directors or 10% stockholders of the Company ("Insiders"), no stock option may be disposed of (other than upon exercise or conversion) until after six months after the date of its grant. This limitation will not apply if the death or Permanent Disability, as defined in the Incentive Plan, of the grantee occurs prior to the expiration of the six-month period.

   Effect of Change of Control. Notwithstanding any other provisions of the Incentive Plan except with respect to Insiders, all options granted under the Incentive Plan may be disposed of commencing on the date of a Change of Control, as defined in the Incentive Plan; provided, however, that the Company may cancel all such options under the Incentive Plan as of the date of a Change of Control by giving notice to each grantee thereof of its intention to do so and by permitting the purchase during the thirty-day period next preceding such effective date of all of the shares subject to such outstanding options.

   Termination of Employment. An unexercised option terminates within one year after the termination of a grantee's employment by death or Permanent Disability, as defined in the Incentive Plan, and within 90 days of termination by normal retirement. If the grantee has a termination of employment for any reason other than by death, retirement or Permanent Disability, any unexercised option to the extent exercisable on the date of such termination of employment, may be exercised, in whole or in part, at any time within three months from the date of such termination of employment.

   Intent to Comply with Section 16 of the Securities Exchange Act of
1934. With respect to Insiders subject to Section 16 of the Exchange Act, transactions under the Incentive Plan are intended to comply with all applicable conditions of Rule 16b-3 (which relates to transactions which may be deemed exempt under Section 16(b) of the Exchange Act) or its successors under the Exchange Act. See "Reasons for Adopting the Amendment." To the extent any provision of the Incentive Plan or action by the Board or the Compensation Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board and the Compensation Committee.

   Amendment of Incentive Plan. The Board may make such modifications of the Incentive Plan as it may deem advisable, but may not, without further approval of the Stockholders of the Company, except as provided in the Incentive Plan, materially increase the number of shares of Common Stock reserved for issuance under the Incentive Plan; materially increase the benefits accruing to participants under the Incentive Plan; materially modify the requirements as to eligibility for participation in the Plan; or extend the date of termination of the Plan. Notwithstanding the foregoing, the provisions in the Plan relating to the grant of stock options to Outside Directors pursuant to a formula may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. The Board may amend the Plan or any agreement under the Plan to provide for any amendment to or revision of Section 16 of the Exchange Act.

   Termination of Plan. The Plan will terminate on December 22, 2007 or at such earlier time as the Board may determine. Any termination, whether in whole or in part, will not affect any option then outstanding under the Incentive Plan.

                    PROPOSAL TO APPROVE THE REFINERY PLAN

   At the Annual Meeting, the Stockholders of the Company will be asked to consider and approve the Refinery Plan and thereby authorize the Company and its subsidiaries to sell certain assets, including the Company's 86,000 barrel per day refinery located in Lawrenceville, Illinois (the "Indian Refinery"), and the Company's 49,500 barrel per day refinery located in Santa Fe Springs, California (the "Powerine Refinery" and, together with the Indian Refinery, the "Refineries"), on such terms and conditions as the Board of Directors may approve, subject to certain minimum price conditions. The Refinery Plan is attached to this Proxy Statement as Exhibit B.

   The shares represented by the enclosed Proxy will be voted as directed. If no choice is specified, the shares represented by the enclosed Proxy will be voted "FOR" the approval of the Refinery Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE REFINERY PLAN.

TERMS OF THE REFINERY PLAN

   The Refinery Plan provides for the Company and certain of its subsidiaries (the "Refinery Subsidiaries") to sell the Refineries and related assets. The Refinery Subsidiaries, which own all of the assets utilized in the Company's Refinery operations, include IRLP, which owns and operates the Indian Refinery; IR&M, the general partner of IRLP; Powerine Holding Corp., a holding company which owns all of the capital stock of Powerine; Powerine, which owns and operates the Powerine Refinery; IPLP, a crude oil and feedstock merchant; IPLP's general partner IPCO; Castle Refining Company, a holding company which owns all of the capital stock of Indian Refining Company ("IRC"); IRC, which owns certain land located contiguous to the Indian Refinery; and Castle Energy Canada Ltd., which explores strategic opportunities for Canadian feedstock suppliers and assists in the administration of a Long Term Supply Agreement (the "Shell Contract") among Shell Canada Limited and its wholly-owned subsidiary Salmon Resources Ltd. (collectively, "Shell"), IRLP, IR&M and MGRM.

   Under the Refinery Plan, the Company may sell the Refineries and the other assets of the Refinery Subsidiaries in one or more transactions, by sale of assets, sale of capital stock of or partnership interests in the Refinery Subsidiaries, by mergers involving subsidiaries of the Company, or any combination thereof or in such other manner as the Board of Directors of the Company may approve. The Refinery Plan permits the sale of one of the Refineries, regardless of whether any transaction for the sale of the other Refinery has been entered into or consummated. In any Refinery Transaction, certain assets and liabilities may be retained by the Company; any such retained assets may be disposed of in subsequent transactions or may be retained by the Company on a long-term basis.

   The Refinery Plan provides (the "Minimum Price Condition") that the value of the consideration received by the Company (the "Consideration Paid") in any Refinery Transaction must equal or exceed certain minimum levels (the "Minimum Considerations"). The Minimum Considerations are $5 million plus, to the extent sold in a Refinery Transaction, the market value of the working capital, platinum and certain other assets (the market value of such assets for either Refinery, to the extent sold in a Refinery Transaction, being hereinafter referred to as the "Working Capital Market Value") for the Indian Refinery and related assets and $10 million plus the Working Capital Market Value for the Powerine Refinery and related assets.

   The Consideration Paid may be cash, securities or other assets, assumption of environmental or other liabilities (including environmental or other liabilities of subsidiaries of the Company acquired by a purchaser, but excluding liabilities included in working capital), or other consideration, or any combination thereof. In addition, if the Refineries are shut down, the Company anticipates incurring severance and other shutdown costs of approximately $34.7 million, which would be partially offset by the salvage value of the Refineries' equipment (estimated at approximately $15 million), for net costs of approximately $19.7 million. Accordingly, the Consideration Paid in any Refinery Transaction will also include the amount of any severance or other shutdown expenses (net of salvage cost recoveries) avoided as a result of such Refinery Transaction.

   For example, if a purchaser were to propose to acquire the stock of Powerine for $1 plus the Working Capital Market Value, the Consideration Paid (for purposes of determining whether the Minimum Consideration has been received) in such transaction would include the value of Powerine's liabilities (the book value of which was approximately $27.9 million at December 31, 1994, excluding working capital liabilities) and the net amount of shutdown expenses avoided by such transaction (approximately $900,000 at December 31, 1994). Accordingly, if such a transaction had occurred on December 31, 1994, the value of the Consideration Paid in such transaction would have been approximately $28.8 million plus the Working Capital Market Value, which would have exceeded the Minimum Consideration for the Powerine Refinery by approximately $18.8 million. Similarly, if a purchaser were to propose to acquire the assets and assume all of the liabilities of the Indian Refinery for $1 plus the Working Capital Market Value, the Consideration Paid (for purposes of determining whether the Minimum Consideration has been received) in such transaction would include the value of such liabilities (the book value of which was approximately $3.0 million at December 31, 1994, excluding working capital liabilities) and the net amount of shutdown expenses avoided by such transaction (approximately $18.7 million at December 31, 1994). Accordingly, if such a transaction had occurred on December 31, 1994, the value of the Consideration Paid in such transaction would have been approximately $21.7 million plus the Working Capital Market Value, which would have exceeded the Minimum Consideration for the Indian Refinery by approximately $16.7 million. The excess of the liabilities and estimated net shutdown costs of each Refinery over the respective Minimum Consideration ($18.8 million for the Powerine Refinery and $16.7 million for the Indian Refinery) is shown on the pro forma financial statements included in this Proxy Statement as the "maximum stipulated reduction." See "Pro Forma Consolidated Financial Statements of the Company."


   Except for the determination of the Working Capital Market Value, the Minimum Considerations will not be apportioned among portions of the assets of either Refinery. If a purchaser offers to purchase only certain assets of a Refinery, the Consideration Paid must equal or exceed the Minimum Consideration with respect to such Refinery for such transaction to be considered authorized by the Refinery Plan (unless one or more additional transactions are also consummated at or prior to such time for total Consideration Paid at least equal to such Minimum Consideration).

   At December 31, 1994, the estimated maximum Working Capital Market Value of the Indian Refinery of approximately $37.9 million exceeded the maximum stipulated reduction for the Indian Refinery by approximately $21.2 million and the maximum stipulated reduction of the Powerine Refinery exceeded the estimated maximum Working Capital Market Value of the Powerine Refinery of approximately $12.6 million by approximately $6.2 million. If, at the time of a Refinery Transaction, the Working Capital Market Value for the Refinery or Refineries involved in such Refinery Transaction were less than the maximum stipulated reduction(s), and if the purchaser in such Refinery Transaction directly or indirectly assumed all of the liabilities of such Refinery or Refineries, the Company could make a net payment to such purchaser and still satisfy the Minimum Price Condition. The Company anticipates that the maximum Working Capital Market Values will continue to decrease as a result of the negative cash flow being experienced by the Refineries. At March 31, 1995, the maximum stipulated reduction of the Powerine Refinery exceeded the estimated maximum Working Capital Market Value of the Powerine Refinery of approximately $9.1 million by approximately $9.6 million. If, as of such date, the purchaser of the Powerine Refinery directly or indirectly assumed all of the liabilities of such Refinery, the Company could make a net payment to such purchaser of $9.6 million and still satisfy the Minimum Price Condition.

   The value of any non-cash consideration, including assumption of liabilities and avoidance of shutdown expenses, received by the Company in any Refinery Transaction will be determined by the Board of Directors of the Company. In valuing any non-cash consideration, the Board of Directors may seek opinions, appraisals, or other assistance from independent sources such as investment banking firms or appraisers. However, the Refinery Plan expressly provides that the Board of Directors may approve and consummate any transaction, including a transaction in which the purchaser is an affiliate of the Company or any member of its senior management, without seeking or obtaining any such fairness opinion or appraisal and, in connection with any transaction pursuant to the Refinery Plan, may waive any condition requiring any such opinion or appraisal. Accordingly, the Board of Directors will have considerable discretion in determining whether a particular transaction satisfies the Minimum Price Condition.

   The Refinery Plan provides authorization for Refinery Transactions for which definitive agreements are entered into on or before December 31, 1995.

   The Refinery Plan does not obligate the Company to sell either Refinery, and the Board of Directors may reject an offer for one or both Refineries even if such offer satisfies the Minimum Price Condition.

   If Stockholders approve the Refinery Plan, the Company does not contemplate that further Stockholder approval will be sought in connection with any proposed Refinery Transaction which satisfies the Minimum Price Condition. The Company may seek such approval, however, if the Board of Directors determines it is appropriate in connection with any transaction.

   Whether or not the Refinery Plan is approved by Stockholders, the Board of Directors will retain the authority to approve and consummate any sale of one or both of the Refineries or all or part of their assets if such sale does not constitute a sale of all or substantially all of the Company's assets under Delaware law. Accordingly, if a proposed sale of all or any part of the assets of one or both of the Refineries does not satisfy the Minimum Price Condition, the Board of Directors may approve and consummate such transaction if it believes such transaction is not a sale of all or substantially all of the Company's assets. The Board of Directors will make such determination based on the terms of any such proposed transaction and the facts and circumstances pertaining at the time such determination is made.

   Under the General Corporation Law of the State of Delaware (the "Delaware Law"), a sale of all or substantially all of the assets of a Delaware corporation must be approved by the affirmative vote of the holders of a majority of the corporation's capital stock entitled to vote. Although it is not clear whether the Refinery Transactions would constitute a sale of all or substantially all of the assets of the Company, as such term is used in the Delaware Law, the Board of Directors of the Company has determined to seek Stockholder approval of the Refinery Plan. However, if the Stockholders do not approve the Refinery Plan, the Board of Directors will consider the alternatives available under Delaware law, including, but not limited to, discontinuing the operations of the Refineries or disposing of one or both of the Refineries in a manner consistent with Delaware law. The Board has not made any determination as to whether to proceed with a disposition of one or both of the Refineries in the absence of Stockholder approval. Any such determination will depend on circumstances existing at the time, including the actual results of any vote and the terms of any particular transaction.

STATUS OF THE REFINERY TRANSACTIONS

   As of the date of this Proxy Statement, the Company has not entered into any definitive agreements with respect to the sale of either Refinery. The Company is currently soliciting bids for the Refineries. The Company has entered into a letter of intent with Ampton Investments, Inc. ("Ampton"), an investment firm that is not affiliated with the Company, to sell, to a corporation to be formed by Ampton and others (the "Ampton Purchaser"), the stock of Powerine or its parent for $10 million in cash plus the value of the Powerine Refinery's working capital (which is expected to include the value of its platinum and similar assets). Since such letter of intent provides for the purchase of stock of the subsidiary, as a result of which the Ampton Purchaser will indirectly assume liabilities of the Powerine Refinery as well as enable the Company to avoid shutdown costs, such a transaction would meet the Minimum Price Condition. The Company is currently negotiating definitive agreements for such transaction and Ampton is seeking financing for the purchase. Wickland Oil Company ("Wickland"), which is not affiliated with the Company and which Ampton anticipates will provide certain of such financing, has provided certain interim financing for the Powerine Refinery. See "Special Factors -- Background of the Refinery Plan -- MG Credit Facilities." There can be no assurance that definitive agreements for such purchase will be entered into or that any transaction with Ampton will be consummated. The Company had agreed that if, prior to April 30, 1995, the Company entered into an agreement to sell the Powerine Refinery to a party other than Ampton and certain of its associates, the Company would pay a break-up fee of $500,000. In addition, the Company had agreed that if it terminated negotiations for such sale prior to April 30, 1995, and such fee was not payable, the Company would reimburse Ampton for its out-of-pocket expenses. Both of such provisions have expired without the Company incurring any liability. The letter of intent also provides that, after execution of definitive agreements, the Company will be permitted to accept higher offers, but will be obligated to pay a fee of $1,000,000 if it does so.

   In December 1994, the Company entered into an agreement to sell both Refineries to CORE. Such agreement was terminated in February 1995. Subsequently, CORE indicated interest in acquiring the Indian Refinery and related assets for an amount equal to the adjusted working capital of the Indian Refinery plus a royalty of up to $20 million based on deliveries of Caroline condensate by Shell under the Shell Contract (see "Certain Considerations -- Shell Litigation") plus the assumption of all of the environmental liabilities relating to the Indian Refinery and certain other liabilities. CORE is currently exploring sources of financing for such a transaction. Although the Company has agreed to reimburse a potential investor in CORE for certain expenses, up to a maximum of $250,000, the Company has not entered into any agreements or letter of intent with CORE for such a transaction. The Company has advised such investor that, until CORE progressed further in obtaining its financing, the Company will not consider further expenses as reasonable and will not reimburse such expenses. Because CORE's payment for the adjusted working capital would be expected to approximate the Working Capital Market Value, and the Consideration Paid would include the amount of the environmental liabilities of the Indian Refinery (the book value of which liabilities was approximately $3.0 million at December 31, 1994) and the net shutdown costs avoided (approximately $18.7 million at December 31, 1994), the Consideration Paid by CORE would exceed the Minimum Consideration for the Indian Refinery even if the royalty payments were valued at zero. Accordingly, a CORE Transaction on substantially the foregoing terms would satisfy the Minimum Price Condition. The Company has not entered into any agreements or letter of intent with CORE for such a transaction.

   The Company has to date received one other proposal to purchase the equipment of the Indian Refinery for $16 million, the Powerine Refinery for $27 million, or both Refineries for an aggregate of $44 million, and another proposal to purchase the equipment of the Powerine Refinery for $21 million. Both proposals require the Company to retain responsibility for substantially all liabilities and would require the Company to pay for certain costs of removing the equipment from the Refineries, including asbestos removal costs in at least one of the proposals. The Company believes that such costs may be substantial. The Company is continuing discussions with such offerors but has not yet determined whether either offer is acceptable in whole or in part. The expiration date of both offers has passed.

   There can be no assurance that any Refinery Transaction will be consummated, on the terms described herein or at all. See "Special Factors -- Background of the Refinery Plan" for a discussion of the Company's efforts to sell the Refineries, to CORE and to others.

SPECIAL FACTORS

THE REFINERIES

   The Indian Refinery. Prior to 1989, the Company was engaged only in oil and gas exploration and production. In August 1989, the Company acquired IRC, which owned the Indian Refinery, for a total cost of approximately $21 million (inclusive of liabilities assumed). In April 1990, IRC transferred the Indian Refinery to IRLP, an Illinois limited partnership in which the Company owned 92.5% of the limited partnership interests. The remaining 7.5% limited partnership interests were held by several individuals, including William S. Sudhaus, President, Chief Operating Officer and a Director of the Company and Chairman and Chief Executive Officer of CORE.

   In November and December 1992, IRLP acquired 5.5% of the remaining limited partnership interests of IRLP from certain current and former members of management of IRLP, including 3.7% from Mr. Sudhaus. In return for his interest, IRLP granted Mr. Sudhaus 112,500 stock appreciation rights, entitling Mr. Sudhaus to a cash amount equal to the difference between the average price per share of the Company's Common Stock for the 20 trading days preceding the date of exercise and $6.00. In June 1993, IRLP acquired Mr. Sudhaus' remaining 2% of IRLP limited partnership interest in exchange for 150,000 additional stock appreciate rights entitling Mr. Sudhaus to a cash amount equal to the difference between the average price per share of the Company's Common Stock for the 20 trading days preceding the date of exercise and $12.50. At that time, IRLP became an indirect wholly-owned subsidiary limited partnership of the Company. On October 31, 1994, Mr. Sudhaus exercised 112,500 SARs with a base price of $6.00 and received an aggregate of $1.026 million. Since startup in 1990, the Company has invested over $140 million in the Indian Refinery, increasing capacity 50% to 86,000 barrels per day and conforming the Indian Refinery's operations to the requirements of the Clean Air Act.

   The Powerine Refinery. In August 1993, the Company entered into a letter of intent with MG pursuant to which the Company agreed to purchase an option held by MG to acquire Powerine. This option had been acquired by MG in March 1993 for $8 million and the assumption of an indemnity obligation. Pursuant to the terms of an Option Assignment Agreement dated as of October 1, 1993, the Company (a) paid MG $8 million for the Powerine Option which was immediately exercised for nominal consideration; (b) assumed MG's estimated indemnity obligation related to yield losses incurred by Powerine under a processing arrangement with MG; (c) assumed a $2.7 million tax indemnification to the previous owner of Powerine;
(d) assumed $128 million of debt obligations to MG and other liabilities of $45 million; and (e) paid transaction costs of $980,000. Concurrently with the closing of the Powerine acquisition, (i) MGRM entered into the Powerine Offtake Agreement, (ii) MGTFC entered into the revised Powerine Loan Agreement and (iii) Powerine became a party to the MG Supply Agreement. See "Certain Relationships and Related Transactions -- MG and Its Affiliates."

   Acquisition Costs, Book Values, and Consideration to be Received. The Company paid aggregate consideration of approximately $21,000,000 for the Indian Refinery and approximately $153,000,000 for the Powerine Refinery. As of September 30, 1994, the book value of the property, plant and equipment, furniture and fixtures and acquired goodwill of the Refineries, including improvements and net of accumulated depreciation and amortization, was approximately $123,000,000 for the Indian Refinery and approximately $180,500,000 for the Powerine Refinery. However, at December 31, 1994, as a result of the termination of the Offtake Agreements and the Company's inability to sell the Refineries to that date, the Company wrote-down its refining property, plant and equipment, furniture and fixtures and acquired goodwill to zero assuming that the Refineries would be abandoned. The Company also recorded a provision for anticipated severance and closing costs, net of an offer the Company has received to purchase the refining equipment of the Powerine Refinery. If the Refineries are sold, any proceeds exceeding that offered for the refining equipment of the Powerine Refinery and any resulting decrease in anticipated severance or closing costs or environmental liabilities will be reported in the period in which the sale occurs as a reversal of the loss provision. See Note 3 to the financial statements included in the Form 10-Q.

BACKGROUND OF THE REFINERY PLAN

   Certain Consequences of The MG Settlement. The completion of the transactions contemplated by the MG Settlement (see "Certain Relationships and Related Transactions -- MG and Its Affiliates") has, among others, three consequences for the Company. First, effective February 1, 1995, the Offtake Agreements terminated and the Company's sale of refined products are now subject to market risks. Second, effective March 31, 1995, the working capital facilities provided by MG terminated, which requires the Company to raise other financing for its Refinery operations. (See "MG Credit Facilities" below.) Third, for Federal and state income tax purposes, the Company recognized income of $391 million, on which, after giving effect to applicable net operating loss and depletion carryovers and other items of expense and deduction, Federal and state income taxes of approximately $91 million would have been owing as of September 30, 1994 unless the Company sells or abandons its Refinery assets. See "Certain Tax and Accounting Matters."

   The Company began to explore its options for dealing with these consequences before and during the negotiation of the MG Settlement. The Company considered a number of alternatives, ranging from continuing the refining operations on substantially the same basis as prior to the MG Settlement, but obtaining new working capital financing and a new customer base, to selling or closing the Refineries. The Company believed, however, that it would need to raise substantial new equity for the payment of its income taxes, in addition to raising the working capital financing for the Refineries, if it decided to continue the Refinery operations. Further, continuing the Refinery operations would require the Company to add significant marketing personnel, expertise and expense. On the other hand, closing the Refineries would result in substantial shutdown costs, including severance obligations to employees and potential environmental clean-up costs, although it would allow the Company to write-off the costs of its Refineries to substantially reduce its taxes.

   Accordingly, the Company early on determined to focus its efforts on seeking to sell the Refinery operations.

   Efforts to Sell the Refineries (other than to CORE). During the spring of 1994, a multinational company began discussions with the Company concerning such company forming a marketing organization under the direction of W. Arthur Benson, a Director of the Company, which would market substantially all of the refined product of the Refineries. In connection with such discussions, in August 1994, such company entered into preliminary discussions with the Company about acquiring one or both of the Refineries. After completing significant due diligence, however, such company informed the Company in October 1994 that it was not interested in engaging in a transaction.

   With the assistance of its financial advisor Lazard Freres & Co. LLC ("Lazard"), the Company began in September 1994 to try to identify other potential buyers for one or both of the Refineries and to prepare information for such potential buyers. The Company believed, however, that, because the financial and operating condition of the Refineries would differ significantly depending on whether the MG Settlement was completed, the Company could not actively solicit potential buyers until the completion of the MG Settlement. Accordingly, commencing in late October 1994, the Company and Lazard began to solicit potential buyers for the Refineries. Initially, in excess of 40 potential buyers were contacted. Between October 1994 and January 1995, 16 of those parties expressed sufficient interest to receive certain confidential material, one visited a "data room" the Company established, and one received information from the data room. During this period, none of these parties made an offer to buy either Refinery nor expressed further interest in pursuing such a transaction. One party made an offer to purchase the equipment of the Powerine Refinery for $15 million, and other parties expressed interest in acquiring certain equipment for scrap prices. The Company is currently in discussions with certain of such parties for possible sales of some of such equipment. Certain parties also expressed interest in negotiating long-term processing agreements; however, because long-term processing agreements would not address the consequences of the MG Settlement other than the termination of the Offtake Agreements, and interim processing arrangements are generally not profitable to the other party and therefore not generally obtainable on favorable terms, the Company has not pursued such agreements.

   In addition, in February and March 1995, the Company solicited bids for the Powerine Refinery from at least 11 persons (including some of the parties previously contacted). Through such efforts, the Company has received the proposal from Ampton and the equipment purchase proposals described under "Status of the Refinery Transactions." See also "MG Credit Facilities" below.

   The Company is continuing to try to identify potential bidders and to solicit additional bids.

   The SIPAC Agreement. In July 1994, William S. Sudhaus, President, Chief Operating Officer and a Director of the Company, began discussions with Joseph L. Castle II, Chairman of the Board of the Company, and subsequently with certain other members of the Board of Directors of the Company (including those who later were named to the Special Committee), regarding the possibility of Mr. Sudhaus forming a group to acquire the Refinery operations. Mr. Sudhaus was joined in certain of such discussions by Oppenheimer & Co., Inc. ("Oppenheimer"), which contemplated possibly participating in such a group and raising or assisting in raising the financing for such an acquisition. In addition, during such discussions, Mr. Sudhaus informed the Company that it was contemplated that Craig R. Culbertson would participate in the buy-out group. Mr. Culbertson is a partner in the law firm of Jenner & Block, which regularly acts as counsel to the Company, and is General Counsel to and Secretary of the Company.

   As a result of the discussions between the Company and Mr. Sudhaus, in late August 1994, the Company, with the unanimous approval of the Board of Directors (Messrs. Sudhaus and Benson abstaining), entered into a letter agreement with Mr. Sudhaus, authorizing him to seek to assemble a group to effect such an acquisition and in the course of such efforts to divulge confidential information subject to the recipients signing appropriate agreements to keep such information confidential. The Company also agreed to pay expenses of up to $250,000 in connection with Mr. Sudhaus's efforts. Such agreement was superseded by the SIPAC Agreement (as defined below), which did not limit the amount of expenses to be paid by the Company.

   General discussions with Mr. Sudhaus continued through October 1994. It was initially contemplated in such discussions that Mr. Sudhaus's group would purchase both Refinery operations for a fixed amount of approximately $40 million plus a cash payment for working capital. It was also initially contemplated that the fixed amount would be payable partly by a convertible note of the buyer and partly in cash. In later discussions, it was contemplated that, to increase the Company's potential equity interest if the buyer were to be successful in operating the Refineries, the entire fixed amount (which the parties ultimately agreed would be $38.75 million) would be payable by a convertible note. In addition, Mr. Sudhaus agreed that the buyer would assume certain liabilities of the Company and agreed to certain adjustments proposed by the Company to the manner of determining the working capital payment. The Company and Mr. Sudhaus also believed that, by providing for the entire fixed amount to be paid by a convertible note, Mr. Sudhaus could more easily raise the financing necessary to consummate the transactions.

   On October 20, 1994, the Board of Directors formed the Special Committee to consider Mr. Sudhaus's proposal. The Special Committee consists of Mr. Castle, John W. Sullivan and Sheldon M. Bonovitz. The members of the Special

Committee, prior to the formal appointment of the Special Committee, had been engaged in the negotiations with Mr. Sudhaus on an ad hoc basis. See "Proposal to Elect Directors" for a description of the business experience of Messrs. Castle, Sullivan and Bonovitz. Except for Mr. Castle, none of the members of the Special Committee is affiliated with the Company or any of its affiliates (other than in his capacity as a Director). Mr. Bonovitz is a partner with the law firm of Duane, Morris & Heckscher, which provides legal services to the Company. (See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation.") None of the members of the Special Committee is affiliated with or anticipates having any interest in CORE or any of its affiliates. At a meeting of the Board of Directors held on December 1, 1994, following delivery of the Special Committee's report and recommendation to the Board and completion of the Board's consideration of the original purchase agreement with CORE, the Board determined that each member of the Special Committee, other than Mr. Castle, would receive the sum of $40,000 for his service on the Special Committee. Mr. Bonovitz, because of his firm's retention by the Special Committee as described below, waived such fee. Accordingly, only Mr. Sullivan received such fee.

   The Board authorized and directed the Special Committee to review Mr. Sudhaus's proposal, negotiate with Mr. Sudhaus the terms of a proposed transaction, and make a recommendation to the Board with respect to such proposal. The Board also authorized the Special Committee to consider and seek alternative transactions, including to seek alternative buyers for the Refinery operations.

   Also on October 20, 1994, the Special Committee met and confirmed the retention of Lazard as financial advisor and retained Duane, Morris & Heckscher as legal counsel. At meetings (telephonic and in person) on October 20, 1994, November 27, 1994, and November 30, 1994, the Special Committee met with its legal and financial advisors to discuss Mr. Sudhaus's proposal and review the terms of drafts of agreements for such transaction. During this period, and until the execution of the original agreement with CORE (then known as SIPAC, Inc.) (the "SIPAC Agreement") on December 5, 1994, the Special Committee and its advisors also negotiated the terms of the SIPAC Agreement with Mr. Sudhaus and his advisors.

   At the November 30, 1994 meeting of the Special Committee, the Special Committee reviewed a substantially complete draft of the SIPAC Agreement, which included substantially the terms ultimately embodied in the definitive SIPAC Agreement. The Special Committee unanimously determined to recommend that the Board of Directors approve the SIPAC Agreement. At a meeting the following day, the Board of Directors (with one member absent, and with Mr. Sudhaus not participating) received the report and recommendation of the Special Committee and unanimously approved the SIPAC Agreement.

   On December 5, 1994, after completion of the definitive SIPAC Agreement, the parties executed and issued a press release announcing the SIPAC Agreement.

   In February 1995, Mr. Sudhaus informed Mr. Castle that CORE would be unable to raise the $125-$150 million of financing needed to complete the transactions contemplated by the SIPAC Agreement. Accordingly, on February 27, 1995, the Company terminated the SIPAC Agreement. Through the date hereof, the Company has paid or reimbursed CORE for expenses of CORE in the aggregate amount of approximately $1.1 million in connection with the SIPAC Agreement. Although there is no agreement between the parties, it is anticipated that, if a CORE Transaction is consummated, CORE will repay to the Company a substantial portion of the amount that the Company has paid or reimbursed CORE for expenses. The Company does not anticipate any further material expenses of CORE relating to the SIPAC Agreement, although the Company has agreed to reimburse a potential investor in CORE, which investor is not affiliated with the Company, under certain circumstances for certain expenses, up to a maximum of $250,000, in connection with CORE's pursuit of a CORE Transaction. See "Status of the Refinery Transactions."

   Shell Litigation. On December 27, 1994, Shell brought suit (the "Shell Litigation") in the United States District Court for the Northern District of Illinois, seeking a declaration that the Shell Contract had been anticipatorily repudiated and frustrated and had become impossible to perform due to MGRM's changed relationship with IRLP as a result of the MG
Settlement. The Shell Contract provides for Shell to supply to IRLP and IR&M specified volumes of certain petroleum feedstocks for a term of 10 years ending in 2002 and requires MGRM to purchase such feedstocks if IRLP and IR&M do not. Shell had in November 1994 requested certain performance assurances from MGRM and had asserted that, pursuant to a provision of Illinois law, Shell was entitled to terminate the Shell Contract if such assurances were not provided. Although MGRM stated that it believed Shell was not entitled to such assurances, MGRM provided certain assurances. Shell stated in the Shell Litigation, however, that such assurances "failed to provide commercially reasonable" assurances and that it is therefore entitled to terminate the Shell Contract. On January 17, 1995, IRLP moved to dismiss Shell's complaint for improper venue or, alternatively, to transfer the Shell Litigation to the United States District Court for the Southern District of Illinois. The motion is fully briefed and the court has taken it under advisement. No ruling date has been set. Shell has to date continued deliveries under the Shell Contract pending a ruling of the court.

   Prior to the termination of the SIPAC Agreement, the Company and CORE discussed certain amendments to the SIPAC Agreement which would have provided, in general, for the Company pay certain amounts to CORE if the Shell Contract is found to have been properly repudiated or Shell ceases performing under the Shell Contract, as well as for the conduct of the Shell Litigation. No such amendment was entered into.

   Adoption of the Refinery Plan. In view of the termination of the SIPAC Agreement, the Company was forced to deal quickly with the termination of the Offtake Agreements on February 1, 1995 and the termination on March 31, 1995 of the working capital facility provided by MGTFC. Accordingly, on February 23, 1995, the Company announced that it had determined to terminate the SIPAC Agreement and to shut down the Powerine Refinery within 60 days if not sold. The Company also announced that it was negotiating with CORE for the sale of the Indian Refinery, but would consider shutting down the Indian Refinery as well if no agreement were reached. The Company subsequently extended the date for the shutdown of the Powerine Refinery to June 30, 1995, and determined to shut down the Indian Refinery if it is not sold, although no date for such shutdown has been set.

   The Company continued to believe that a sale of the Refineries was in the best interests of the Company and its Stockholders. See "Recommendations of the Special Committee and the Board of Directors." However, although the Company was discussing sales of the Refineries with several parties (see "Status of the Refinery Transactions"), the Company was concerned that it would need to be able to consummate quickly any sale which might be negotiated. Accordingly, the Company determined to seek Stockholder approval for a plan to sell the Refinery assets, subject to certain minimum price conditions. On April 24, 1995, following unanimous approval by the Special Committee, the Board of Directors unanimously (with Mr. Sudhaus abstaining) approved the Refinery Plan.

   MG Credit Facilities. The Company did not pay the indebtedness under the credit facilities with MG when due on March 31, 1995. On April 14, 1995, Powerine repaid all of the indebtedness owed by it to MG. Powerine obtained the funds for such repayment and to continue its operations on an interim basis, pending completion or abandonment of the contemplated transaction with Ampton, through a purchase/sale transaction with Wickland. In addition, the Company has taken steps to reduce the inventories of IRLP and thereby reduce its indebtedness to MG. At April 17, 1995, IRLP's remaining indebtedness to MG was approximately $40,000,000. The Company has provided MG a business plan to continue such reductions and repayments and expects to be able to fully repay MG during May 1995. The Company believes the value of the inventories of IRLP is substantially in excess of the outstanding indebtedness to MG. See "Certain Considerations -- MG Credit Facilities."

   Pursuant to the agreement with Wickland, on April 14, 1995, Powerine sold to Wickland Powerine's inventories of petroleum commodities for an aggregate of $22,328,000, subject to certain post-closing adjustments. The purchase price represented the market values of the inventories less, in certain cases, agreed discounts. For the term of the agreement, Powerine will purchase certain crude oil, intermediate products, and feedstocks exclusively from Wickland, for purchases prices equal to either (i) in the case of such commodities which Wickland acquired from Powerine, Wickland's purchase price therefor plus a fixed premium plus an amount representing interest or (ii) in the case of other quantities of such commodities, amounts determined by reference to certain market indices (or, for certain crude oil, Wickland's purchase price from third-parties) plus fixed premiums plus an amount representing interest. At the end of the term of the agreement, Powerine has the option to purchase Wickland's inventories of such commodities; provided, that, at the later of May 23, 1995 and the date that Powerine obtains $15 million of financing (the "Product Purchase Date"), Powerine will be required to purchase all of Wickland's inventories of such intermediate products and feedstocks and will have the option to purchase Wickland's inventories of crude oil. In such case, Powerine will continue to purchase crude oil, and will have the option to continue to purchase feedstocks, from Wickland for the remainder of the term of the agreement. If Powerine does not purchase all of Wickland's inventories of such commodities, either at the end of the term or at the Product Purchase Date, Powerine will reimburse Wickland for costs of removing the remainder of such commodities from Powerine's facilities and for all losses Wickland suffers in reselling such commodities to third parties. In addition, until the Product Purchase Date Wickland has the exclusive right to purchase Powerine's output of certain blend stocks and refined products, for prices determined by reference to certain market indices less certain agreed discounts. The agreement will terminate on July 1, 1995 or earlier upon 15 days notice given by either party at any time after May 14, 1995. To secure its obligations to Wickland under the agreement, Powerine has granted Wickland a security interest in all of Powerine's assets and has provided Wickland a $3 million letter of credit and the Company has guaranteed Powerine's obligations to Wickland.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

   The Board of Directors of the Company, based in part on the unanimous favorable recommendation of the Special Committee, has unanimously (with Mr. Sudhaus abstaining) approved the Refinery Plan. In recommending the Refinery Plan, the Special Committee and the Board of Directors considered a number of factors, including without limitation the following:

       1. As described above, as a result of the MG Settlement, the Offtake Agreements and the working capital facility provided by MGTFC have terminated. In addition, the Company recognized income of $391 million on which, absent other offsets, Federal and state income taxes of approximately $91 million would have been owing as of September 30, 1994.

       2. To address these consequences, the Company, the Special Committee, and Lazard have explored alternative transactions, both prior to and after the execution of the SIPAC Agreement. No type of transaction addressed these consequences as well as a negotiated sale of the Refinery operations as a going concern, which could result in (a) the buyer assuming environmental and other liabilities for which the Company would otherwise be liable and (b) the Company avoiding severance and other expenses associated with shutting down the Refineries.

       3. Since September 1994, the Company has contacted, directly and through its financial advisor, Lazard, in excess of 40 potential buyers for the Refineries. While the Company has received proposals for the Powerine Refinery and the proposal from CORE for the Indian Refinery, as of the date of the Board's recommendation and as of the date of this Proxy Statement, no potential buyer has entered into an agreement to purchase either Refinery. See "Status of the Refinery Transactions" and "Special Factors -- Background of the Refinery Plan."

       4. As a result of the foregoing, the Company has determined to shut down the Refineries if not sold. However, although abandoning the Refineries will generate losses to offset the gain from the MG Settlement, the Company believes a negotiated sale for the Minimum Considerations would, if the other terms and conditions of such a sale are acceptable, be more advantageous to the Company than abandoning the Refineries and selling their assets for scrap value.

       5. Based on the Directors' knowledge of the assets, businesses, financial condition, results of operations, cash flow and prospects of the Refineries, and on the results of the Company's efforts to date to sell the Refineries, the Board believes that the Minimum Considerations represent fair prices for the respective assets. Although the Company has not used any specific valuation measures or methodologies, and has not obtained or made a fairness opinion, appraisals, or cash flow or similar projections, the Board of Directors believes its knowledge of the business of the Refineries, together with the market test it has conducted in its efforts to sell the Refineries, has provided the Board with an adequate basis for determining the Minimum Considerations and approving the Refinery Plan.

       6. The Company believes that a shutdown of either Refinery may adversely affect the consideration which may be realizable upon a sale, which effect will be greater if the shutdown is prolonged. Approval of the Refinery Plan may enable the Company to complete promptly any Refinery Transaction which the Company may enter into, which may avoid a shutdown, reduce the period of a shutdown, or reduce the period that the Company is operating a Refinery at a loss, as well as reduce the time during which events might occur that could prevent a closing of a Refinery Transaction. In addition, approval of the Refinery Plan will save the Company the expense of additional proxy solicitations in connection with specific Refinery Transactions.

   In view of the wide variety of factors considered in connection with their evaluation of the Refinery Plan, the Special Committee and the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determination.

INTERESTS OF CERTAIN PERSONS IN THE REFINERY TRANSACTIONS; CONFLICTS OF
INTEREST

   Stockholders should be aware that certain members of the Company's management and Board of Directors may have interests which present them with actual or potential conflicts of interest in connection with the potential Refinery Transactions.

   Equity Participation. William S. Sudhaus, a Director and the President and Chief Operating Officer of the Company, is the Chairman, President, and Chief Executive Officer of CORE. If any CORE Transaction is consummated, CORE anticipates that Mr. Sudhaus will hold a portion of the equity of CORE.

   In addition to Mr. Sudhaus, CORE has informed the Company that it anticipates that, if a CORE Transaction is consummated, it will invite Craig
R. Culbertson, General Counsel and Secretary of the Company, IR&M and Powerine and a partner in the law firm of Jenner & Block, which regularly acts as counsel to the Company, IR&M and Powerine, to join CORE, and may invite other members of IRLP's management to join CORE. Certain of such persons may also acquire a portion of CORE's equity. The amount of equity of CORE which Mr. Sudhaus and such other officers may obtain and the terms on which they will obtain such equity will depend on a number of factors, including the other participants in CORE and its financing, none of which have yet been determined.

   The remaining members of the Company's management (including Joseph L. Castle, Chairman of the Board and Chief Executive Officer; Richard E. Staedtler, Senior Vice President and Chief Financial Officer; Donald L. Marsh, Senior Vice President, Development, and Treasurer of the Company; and A.L. Gualtieri, Chairman, President and Chief Executive Officer of Powerine) are expected to remain as management of the Company if a CORE Transaction is consummated.

   Warren V. Musser, a Director of the Company who is not standing for reelection, through one or more affiliated entities, had considered acquiring a portion of the equity of CORE. Mr. Musser did not participate in the Board's consideration of the SIPAC Agreement.

   Mr. Sudhaus did not participate in deliberations by the Board of Directors regarding the SIPAC Agreement. Mr. Culbertson, who was present at certain meetings of the Board at which such matters were discussed, was excused from such meetings during discussions of the SIPAC Agreement.

   Although it cannot be predicted whether members of management will obtain equity in any potential purchaser other than CORE, it is likely that any potential purchaser would offer an opportunity to acquire such an interest to certain members of management of a Refinery being acquired. In particular, it might be expected that A.L Gualtieri would join and receive equity in any purchaser of the Powerine Refinery. Ampton has indicated that it may offer certain members of management an opportunity to obtain equity in the Ampton Purchaser, but to the knowledge of the Company has not to date made any such offers.

   Employment Arrangements. CORE has informed the Company that, if any CORE Transaction is consummated, it is anticipated that Mr. Sudhaus, Mr. Culbertson, and possibly other members of IRLP's management will enter into employment agreements with CORE. The terms of such employment with CORE have not yet been determined.

   Mr. Sudhaus has informed the Company that he will resign as a Director and officer of the Company if a CORE Transaction is consummated.

   Mr. Culbertson is an employee of the Company, participates in the IRLP 401(k) Plan, and receives executive health and disability insurance from the Company. He was an executive officer of the Company and of certain of its subsidiaries (in addition to his positions as Secretary and General Counsel) from March 1993 to March 1994.

   Although it cannot be predicted whether members of management will join any potential purchaser other than CORE, it is likely that any potential purchaser would offer employment to certain members of management of a Refinery being acquired. In particular, it might be expected that A.L. Gualtieri would join any purchaser of the Powerine Refinery. Ampton has indicated that it may offer employment with the Ampton Purchaser to certain members of management, but to the knowledge of the Company has not to date made any such offers.

   Stockholder Loans. If the Indian Refinery is sold, loans made to the Company by John W. Sullivan (a Director of the Company) and UI (a former executive director of which was at the time of the loan a Director of the Company) in the amounts of $250,000 and $2.5 million, respectively, will be repaid. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

   Other. Sheldon M. Bonovitz, a Director of the Company and a member of the Special Committee, is a partner of the law firm of Duane, Morris & Heckscher, which has acted as counsel to the Company on certain matters and is acting as counsel to the Special Committee in connection with the Refinery
Transactions.

   Jenner & Block, which represents the Company and its subsidiaries in connection with certain matters and of which Mr. Culbertson is a partner, represents CORE in connection with its financing and other matters (not including the negotiation with the Company of the SIPAC Agreement or a CORE Transaction) and may represent CORE in connection with various matters if any CORE Transaction is entered into or consummated. To avoid potential conflicts of interest, in November 1994 Jenner & Block and the Company agreed that Jenner & Block would not render legal advice to any party other than the Company relating to the acquisition of the Refineries without the written consent of the Company. Further, at the Company's direction, Duane, Morris & Heckscher has generally taken the role as lead counsel in any matter in which the parties believed that Mr. Culbertson's role with CORE or Jenner & Block's representation of CORE might pose a potential conflict of interest.

   If a CORE Transaction is consummated, the Company may rent corporate office space to CORE on a short- term basis. The Company does not currently anticipate any other business relationships with CORE following a CORE Transaction, or with Ampton or the Ampton Purchaser if the Powerine Refinery is sold to it, except for such post-closing obligations as may be contained in any agreements for such a transaction.

PLANS FOR THE COMPANY AFTER THE REFINERY TRANSACTIONS

   If the Refineries are sold or shut down, as currently planned, the Company will have ceased its operations in the refining segment, and its continuing operations would be confined to the natural gas marketing and exploration and production segments. Commencing in the summer of 1994, the prices received by producers of natural gas, including the Company, declined significantly. Furthermore, primarily as a result of a mild winter thus far in 1994-1995, many econometricians have significantly lowered their natural gas price projections for 1995 and 1996. Although such lower gas prices, if they in fact continue, would adversely affect the revenues of the Company's exploration and production segment, such lower gas prices would also significantly decrease the cost of natural gas for the Company's natural gas marketing segment.

   During fiscal 1994, the Company's exploration and production segment produced and sold 3,606,000 million cubic feet ("mcf") of gas. The average price received for each mcf of gas sold was $2.02 (versus $2.44 in fiscal
1993). Approximately 900,000 of the mcf produced and sold were sold under a fixed price contract that expires in 1997. The remaining 2,706,000 mcf produced were sold at market prices. If the average spot price declines to $1.50 to $1.60 per mcf, as same econometricians now predict, the Company's gas revenues will decline $1.1 to $1.4 million annually assuming stable production.

   The Company's natural gas marketing segment currently obtains approximately 12% of its annual gas supply requirements at market prices, 5% at a fixed price under a gas contract expiring in 1997, and the remaining 83% at $2.10/mcf from an affiliate of MG under a contract expiring in 1999. Since all gas purchased is ultimately sold under a fixed-price contract ending in 1999, any decreases in the market prices paid for natural gas supply decrease the Company's gas purchase cost and increase the Company's gross margin. The Company is currently purchasing approximately 2,100,000 mcf of gas at market prices. Accordingly, the Company believes that its natural gas marketing segment would make up approximately 75% to 80% of gas merchant margins lost by its exploration and production segment due to lower gas prices.

   In addition, as a result of the MG Settlement, the Company had the option until March 31, 1995 to terminate three agreements with MG: a supply agreement pursuant to which MG supplies approximately 15,000,000 mcf of gas a year at $2.10/mcf, a pipeline management agreement costing the Company approximately $400,000 (including management fees of $148,000) annually, and a gas marketing services agreement costing the Company approximately $240,000 annually. While the Company would have liked to terminate these agreements because it believed that it could have obtained gas at a price significantly less than $2.10/mcf, it was unable to do so because it could not obtain the consent of its natural gas lender or obtain new financing to replace its natural gas lender.

   Although the Company does not expect to shut down any wells due to low gas prices, local producers might shut down some production that would otherwise be purchased by the Company's natural gas segment. In such case, the Company believes that alternative gas supplies will be available, although at slightly higher prices.

   If any Refinery Transaction is consummated, and depending upon the nature and amount of the consideration received, the Company will consider expanding both its current gas marketing and exploration and production operations through new drilling and acquisitions, repayment or refinancing of the existing long-term debt of its natural gas marketing subsidiaries and a repurchase of its own shares if market conditions justify such repurchase.

   The Company currently plans to hold the MG Note. The Company may seek to use the MG Note as collateral for borrowings or, if circumstances warrant, sell or otherwise dispose of the MG Note, although such actions may require the consent of MG. There can be no assurance that the Company could obtain the consent of MG or financing on acceptable terms using the MG Note as collateral, or as to the price the Company might realize on a sale of the MG Note.

   See "Selected Historical and Pro Forma Financial Data of the Company" below and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources in the Form 10-K.

RISKS THAT THE REFINERY TRANSACTIONS WILL NOT BE CONSUMMATED; PLANS FOR THE COMPANY IF THE REFINERY TRANSACTIONS ARE NOT CONSUMMATED

   There can be no assurance that the Company will enter into any agreement or agreements to sell either or both Refineries. In addition, it can be anticipated that any agreement which the Company does enter into may provide a number of conditions to closing, including potentially the ability of the purchaser to obtain financing, and there can be no assurance, if any agreement is entered into, that the transactions contemplated thereby will be consummated.

   The Company has announced the shutdown of the Powerine Refinery, originally planned for April 24, 1995 but extended to June 30, 1995 as a result of the Company having entered into the purchase/sale agreements with Wickland (see "Special Factors -- Background of the Refinery Plan -- MG Credit Facilities"). If prior to that date definitive agreements with Ampton or another buyer are executed or the Company believes negotiations therefor have sufficiently progressed, the Company may extend that date. The Company will also shut down the Indian Refinery if CORE is unable to proceed with a CORE Transaction and no other buyer is identified, although no date for such shutdown has been set. As of the date of this Proxy Statement, the Company has not entered into any definitive agreements with respect to a sale of either Refinery.

   The Company anticipates severance and other shutdown costs (net of salvage cost recoveries) of approximately $18.7 million if the Indian Refinery is shut down and approximately $900,000 if the Powerine Refinery is shut down. If one or both Refineries are abandoned, the Company also anticipates carrying costs of between $1 million and $2 million annually for property taxes, security, minimum plant maintenance, and environmental monitoring. The Company believes that the working capital of the Refineries will be sufficient to finance the costs of closing or curtailing operations at the Refineries, including environmental liabilities and employee severance costs. See "Background of the Refinery Plan" and "Recommendations of the Special Committee and the Board of Directors."

CERTAIN TAX AND ACCOUNTING MATTERS

   As a result of the MG Settlement, the Company recognized taxable income of $391 million. After giving effect to the Company's existing net operating loss and depletion carry-forwards, if the MG Settlement had occurred on

September 30, 1994, the Company would have had taxable income for state tax purposes of approximately $226.3 million, on which it would have owed as of September 30, 1994 state income taxes of approximately $18.6 million. After deduction of such state taxes, the Company would have had taxable income for Federal taxes purposes of approximately $207.7 million, on which the Company would have owed as of September 30, 1994 Federal income taxes of approximately $72.7 million, for total Federal and state income tax obligations as of that date of approximately $91.3 million. If the Refinery operations are not sold or abandoned prior to September 30, 1995, the Company would require outside financing to pay such obligation on a timely basis, and there can be no assurance the Company would be able to obtain such financing. A sale of the Refineries for the Minimum Considerations would likely result in an ordinary loss of approximately $125 million for the Indian Refinery and $185 million for the Powerine Refinery for Federal income tax purposes. If a sale of the Refineries for the Minimum Considerations also had occurred on September 30, 1994, the Company's Federal and state income tax liability as of that date would have been reduced to approximately $0.6 million and the Company would have had a consolidated net operating loss for Federal income tax purposes of approximately $16 million. If such sale had occurred on December 31, 1994, the Company's Federal and state tax liability as of that date would have been approximately $1.1 million.

APPRAISAL RIGHTS

   The holders of the Common Stock will have no dissenters appraisal rights or other dissenters rights in connection with the approval of the Refinery Plan.

CERTAIN CONSIDERATIONS

   In considering the Refinery Plan, Stockholders of the Company should carefully consider certain significant risks associated with the Refinery Plan.

STATUS OF POTENTIAL REFINERY TRANSACTIONS

   As of the date of this Proxy Statement, the Company has not entered into any definitive agreements with respect to the sale of either Refinery. The Company is currently soliciting bids for the Refineries. The Company has entered into the letter of intent with Ampton described above for the sale of the Powerine Refinery. The Company and Ampton are currently negotiating definitive agreements and Ampton is seeking financing for such transaction. The Company has also received two proposals to purchase the equipment of one or both of the Refineries. See "Status of the Refinery Transactions."

   Although CORE has submitted a proposal to acquire the Indian Refinery, CORE will need substantial debt and equity financing to complete a CORE Transaction. CORE is currently exploring sources for such financing. There can be no assurance as to whether, when, or on what terms CORE will be able to obtain such financing, or whether CORE will otherwise be able to consummate a CORE Transaction. If no CORE Transaction is consummated and no alternative purchaser is identified, the Company will shut down the Indian Refinery.

   The Company has announced the shutdown of the Powerine Refinery, planned for June 30, 1995. If prior to that date definitive agreements with Ampton or another buyer are executed or the Company believes negotiations therefor have sufficiently progressed, the Company may extend that date.

   In addition, it can be anticipated that any agreement which the Company does enter into may provide a number of conditions to closing, including potentially the ability of the purchaser to obtain financing, and there can be no assurance, if any agreement is entered into, that the transactions contemplated thereby will be consummated.

   See "Special Factors -- Background of the Refinery Plan" and "-- Risks That the Refinery Transactions Will Not be Consummated; Plans for the Company if the Refinery Transactions Are Not Consummated."

MINIMUM PRICE CONDITION

   The Refinery Plan provides that the Board of Directors may approve the sale of one or both Refineries on any terms and conditions so long as the Minimum Price Condition is satisfied. The Refinery Plan also provides that the value of any non-cash consideration, including the assumption of liabilities, to be received by the Company in any Refinery Transaction will be determined by the Board of Directors of the Company. Although the Board of Directors may seek opinions, appraisals, or other assistance from independent sources in valuing any non-cash consideration, the Refinery Plan expressly provides that the Board of Directors may approve and consummate any transaction without seeking such assistance. Accordingly, the Board of Directors will have considerable discretion in determining whether a particular transaction satisfies the Minimum Price Condition. See "Terms of the Refinery Plan."

UNCERTAINTY OF IDENTITY OF POTENTIAL PURCHASERS

   If the Refinery Plan is approved by Stockholders, the Company does not contemplate that further Stockholder approval will be sought in connection with any proposed Refinery Transaction which satisfies the Minimum Price Condition. Accordingly, if either or both of the Refineries are sold, Stockholders will not have the opportunity to evaluate the potential purchaser or purchasers or the terms of any such transaction. See "Terms of the Refinery Plan."

CONFLICTS OF INTEREST

   Certain members of the Company's current management may obtain equity in or be offered employment by potential purchasers of Refinery assets, including CORE or the Ampton Purchaser. Consequently, such persons may have interests which may be different from those of the Stockholders of the Company with respect to the Refinery Transactions. See "Special Factors -- Interests of Certain Persons in the Refinery Transactions; Conflicts of Interest."

FINANCING

   To provide funds for the acquisition of Refinery operations and for working capital, CORE, the Ampton Purchaser, and other purchasers may need to raise substantial capital, the amount and nature of which would depend upon, among other things, the resources available to the purchaser and the terms of the particular Refinery Transaction. The terms of any such financing cannot be predicted, and there can be no assurance that CORE or the Ampton Purchaser or any other purchaser will be able to obtain all of the necessary financing on terms acceptable to it or at all. As of the date of this Proxy Statement, neither CORE nor the Ampton Purchaser has to the knowledge of the Company entered into any commitments or arrangements for financing.

SHELL LITIGATION

   In the Shell Litigation, Shell seeks a judicial determination that the Shell Contract has terminated. Although Shell has to date continued deliveries under the Shell Contract pending a ruling of the court, and the Company believes Shell's claims in the Shell Litigation are without merit, a court may uphold Shell's position. The loss of the Shell Contract, and any damages which a court may award to Shell, would have a material adverse effect on the Indian Refinery operations, and thus may reduce the salability of the Indian Refinery or the price which can be obtained for it. The loss of the Shell Contract may also have a material adverse effect on any purchaser of the Indian Refinery, including CORE if a CORE Transaction is consummated.

   Under CORE's proposal to purchase the Indian Refinery, up to $20 million of the purchase price would be received by the Company through royalty payments to be paid by CORE based on deliveries by Shell under the Shell Contract. In addition, it has not been determined whether CORE would assume all or any part of the liability for any damages which might be paid to Shell. Other potential purchasers may require similar or other arrangements for the Company to retain all or a portion of the risks of the Shell Litigation and Shell's performance under the Shell Contract.

MG CREDIT FACILITIES

   On March 31, 1995, the credit facilities provided by MG terminated. See "Special Factors -- Background of the Refinery Plan -- MG Credit Facilities." Although Powerine has repaid its indebtedness to MG, IRLP has not yet repaid
MG. If other financing is not obtained and the debt to MG is not repaid, MG may seek to execute on its lien on certain of IRLP's assets, including all of its inventory and other working capital assets, including cash and accounts receivable. If MG executes on its lien, the Company may be forced to immediately cease the operations of the Indian Refinery, which may have adverse affects on the ability of the Company to sell the Indian Refinery as well as on the Company's position in the Shell Litigation. The Company believes the value of the collateral exceeds the indebtedness to MG.

ASSUMPTION OF LIABILITIES BY PURCHASERS AND CONTINGENT PAYMENTS

   Stockholders should recognize that if, in any Refinery Transaction, the purchaser agrees to assume liabilities of the Company, the Company may under certain circumstances remain responsible for such liabilities, including without limitation environmental liabilities. If the purchaser is unable to satisfy such obligations, the parties asserting such obligations may be entitled to proceed against the Company in the same manner as if such Refinery Transaction had not taken place. In addition, if any Refinery Transaction provides for payments of amounts (such as royalties based on Shell's performance under the Shell Contract) on a delayed or contingent basis, the payment of such amounts may depend, among other things, on the ability of the purchaser to successfully operate the Refinery or Refineries it purchases.

   The ability of CORE, the Ampton Purchaser, or another purchaser to satisfy any obligations it may incur with respect to the assumption of liabilities and payment of delayed or contingent amounts will depend upon a number of factors, including factors concerning such purchaser which cannot now be identified. However, the ability to successfully operate the Refineries, or either of them, will depend in part on at least some of the following factors:

   Financing. CORE, Ampton, and other purchasers may require substantial financing to complete any Refinery Transaction. The requirements to pay interest and principal on such indebtedness, as well as restrictive covenants which may be contained in agreements relating to such indebtedness, could significantly limit the operating and financial flexibility of CORE or the Ampton Purchaser or any such other purchaser. These factors could also limit the ability of any such purchaser to take action in response to competitive pressures or adverse economic conditions. In addition, any purchaser over time may require additional funds for its operations, and there can be no assurance that such funds will be available.

   Volatility of Refining and Marketing Margins. Earnings and cash flow from operations of a Refinery will be primarily dependent upon processing crude oil and selling quantities of refined products at margins sufficient to cover fixed and variable expenses. Crude oil and refined products are commodities, whose prices depend on numerous factors beyond a Refinery operator's control, including the supply of and demand for crude oil, gasoline and other refined products which in turn depend on, among other factors, changes in domestic and foreign economies, political affairs, production levels, the availability of imports, the marketing of competitive fuels and the extent of government regulation. The prices received for the refined products of a Refinery also will be affected by regional factors, such as product pipeline capacity, local market conditions and the level of operations of competing refineries. A large, rapid increase in crude oil prices would adversely affect operating margins if the increased cost of raw materials could not be passed on to customers. In recent years, crude oil costs and prices of refined products have fluctuated substantially. Accordingly, earnings of a Refinery may be subject to substantial fluctuations.

   Availability of Crude Oil. CORE would, and the Ampton Purchaser or any other purchaser might, purchase the majority of its crude oil requirements in the spot market, where prices are subject to market fluctuations. Because of the strategic location of the Refineries, adequate supplies of crude oil have generally been available in the past in the spot market. No assurance can be given, however, that CORE or the Ampton Purchaser or any other purchaser would be able to negotiate favorable prices for crude oil on the spot market or that adequate supplies would be available during times of shortages.

   Competition. The refining and marketing segment of the oil industry is highly competitive. Many of the Refineries principal competitors will be integrated multinational oil companies that are substantially larger and better known than CORE or the Ampton Purchaser or any other purchaser which is not such a company. Because of their diversity, integration of operations, larger capitalization and greater resources, the major oil companies may be better able to withstand volatile market conditions, compete on the basis of price and obtain crude oil in times of shortages.

   Environmental Liabilities and Governmental Regulations. The Refineries' operations will be subject to comprehensive and frequently changing federal, state and local environmental laws and regulations. These laws, and the regulations promulgated thereunder, set forth stringent environmental standards for the Refineries' operations and provide for civil and criminal penalties for violations. Any new environmental initiatives, more vigorous regulatory enforcement policies or stricter interpretation of existing laws could have a material adverse effect on the financial condition or results of operations of the Refineries. Any such development could require significant additional expenditures to achieve compliance with such requirements or policies.

   The Refineries' operations also will be subject to liability for the investigation and cleanup of environmental contamination at their properties and at off-site locations where the Refineries historically arranged for the disposal of hazardous substances. The Refineries are involved in several proceedings relating to liability for the investigation and cleanup of such sites. While the Company does not believe that these proceedings will have a material adverse effect on the financial condition of either Refinery (beyond reserves already in place or insurance or other recoveries), there can be no assurance that the Refineries will not become involved in further litigation or other proceedings or that, if the Refineries or their owner or operator were to be held responsible for damages in any litigation or proceedings (including existing ones), such costs would not be material.

   As of September 30, 1994, the Company's accrual for environmental liabilities aggregated $32.9 million, including $1.9 million of current environmental liabilities and $31 million of long-term liabilities. Of the $1.9 million in current liabilities, $1.1 million relates to hazardous waste removal. The remaining $800,000 of current liabilities and $31 million of long-term liabilities relates to potential remediation and related environmental assessments. While the Company believes that the $32.9 million accrual is adequate, it is possible that remediation costs (net of recoveries from insurance and other responsible parties) could be as great as 150% of the amount accrued. See Item 3 - Legal Proceedings in the Form 10-K.

   Operational Considerations. The Refineries' operations will be subject to the risks inherent in the refining industry, including the risks of fire, explosion, pipe failure and environmental accidents such as oil spills, the occurrence of any of which could result in substantial losses to equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. The Refineries' operations could be subject to significant interruption if any of these or other problems develop. In accordance with customary industry practice, any purchaser of the Refinery would be likely to maintain liability, property and business interruption insurance against some, but not all, of such risks. There can be no assurance that such an adverse event will not happen, that any insurance will be adequate to cover any losses or liabilities or that any such adverse event would not have a material adverse effect on the Refineries' financial condition or operations.

   Marketing Considerations. Substantially all of the output of the Refineries had been purchased by MG pursuant to the Offtake Agreements for the last several years and the Refineries had not sold product into the general marketplace during such period. IRLP had entered into an interim marketing agreement; however, such agreement has been terminated and IRLP is currently conducting its own marketing. Because the Company has determined to shut down the Powerine Refinery, no similar agreement has been negotiated for the Powerine Refinery's output.

   Lack of Diversification. CORE's and the Ampton Purchaser's business would, and other potential purchaser's business may, be limited to the operation of the Refinery purchased by it. As a result of such lack of diversification, CORE's or the Ampton Purchaser's or any such other purchaser's operating results would be very sensitive to changes in the oil refining business.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF THE COMPANY

   The following selected historical and pro forma financial data for the Company has been derived from and should be read in conjunction with the consolidated financial statements of the Company and the pro forma financial statements for the Company as of and for the fiscal quarter ended December
31, 1994 and for the year ended September 30, 1994, included or incorporated by reference in this Proxy Statement. The pro forma financial statements assume that the consideration paid in the Refinery Transactions would consist of the assumption of all environmental liabilities plus the avoidance of all shutdown costs, plus payment for the market value of all of the working capital, platinum and certain other assets, less a cash adjustment (the "maximum stipulated reduction") for the excess of such total over the Minimum Considerations. The actual effects of a Refinery Transaction would vary from those shown depending on the nature and amount of consideration actually paid. The pro forma balance sheet data assume the Refinery Transactions occurred as of December 31, 1994. The pro forma statement of operations data for the fiscal quarter ended December 31, 1994 assume the Refinery Transactions occurred as of October 1, 1994. The pro forma statement of operations data for the year ended September 30, 1994 assume the MG Settlement (which occurred subsequent to year-end) and the Refinery Transactions occurred as of October 1, 1993.

BALANCE SHEET DATA

                                                  As of December 31, 1994
                                               ----------------------------
                                                 Historical    Pro Forma(1)
                                                ------------   ------------
                                                      (In thousands)
Total assets  ...............................   $376,306       $130,997
Long-term debt, including current maturities    $ 49,294       $ 54,377
Book value per share  .......................   $   6.10       $   8.41
Shares outstanding  .........................      6,659          6,659

STATEMENT OF OPERATIONS DATA

                                      Quarter Ended December 31,
                                                 1994
                                     ----------------------------
                                       Historical    Pro Forma(1)
                                      ------------   ------------
                                            (In thousands)
Revenues  .........................
   Sales of refined products  .....   $290,666          --
   Crude oil sales  ...............      --             --
   Gas sales  .....................     20,055        $20,055
   Oil and gas production  ........      2,217          2,217
   Well operations  ...............        141            142
   Gain on MG Settlement  .........    391,139          --
   Interest income and other
     revenues  ....................        714            364
                                      --------       --------
     Total revenues  ..............   $704,932        $22,778
                                      ========       ========
Net income (loss)  ................   $ 14,084       $  2,620

Net income (loss) per share  ......   $   1.97       $   0.37
Cash dividends per share  .........      --             --

                                              Year Ended September 30, 1994
                                     ----------------------------------------------
                                       Historical    Pro Forma-MG(2)   Pro Forma(1)
                                      ------------   ---------------    ------------
                                                     (In thousands)
Revenues  .........................
   Sales of refined products  .....  $  857,553       $  857,553           --
   Crude oil sales  ...............      71,062           71,062           --
   Gas sales  .....................      61,228           61,228        $61,228
   Oil and gas production  ........       8,069            8,069          8,069
   Well operations  ...............         483              483            483
   Interest income and other
     revenues  ....................      14,383           15,183          1,266
                                      ---------      -----------        --------
     Total revenues  ..............  $1,012,778       $1,013,578        $71,046
                                      =========      ===========        ========

Net income (loss)  ................  $   38,917       $   50,577        $ 3,168
Net income (loss) per share  ......  $     3.48       $     7.32        $  0.46
Cash dividends per share  .........          _                _              _

- ------
(1) Pro forma for the Refinery Transactions.
(2) Pro forma for the MG Settlement.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY

   The following pro forma consolidated balance sheet and statement of operations of the Company illustrates the estimated effects of the MG Settlement and the Refinery Transactions as if (i) the Refinery Transactions had occurred on December 31, 1994 for balance sheet purposes, (ii) the Refinery Transactions has occurred on October 1, 1994 for purposes of the statement of operations for the fiscal quarter ended December 31, 1994, and
(iii) the MG Settlement (which occurred subsequent to year-end) and the Refinery Transactions occurred on October 1, 1993 for purposes of the statement of operations for the year ended September 30, 1994. The pro forma financial statements assume that the consideration paid in the Refinery Transactions would consist of the assumption of all environmental liabilities plus the avoidance of all shutdown costs, plus payment for the market value of all of the working capital, platinum and certain other assets, less a cash adjustment (the "maximum stipulated reduction") for the excess of such total over the Minimum Considerations. The actual effects of a Refinery Transaction would vary from those shown depending on the nature and amount of consideration actually paid. THE PRO FORMA CONSOLIDATED STATEMENTS OF THE COMPANY DO NOT PURPORT TO REPRESENT WHAT THE COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS WOULD ACTUALLY HAVE BEEN IF THE REFINERY TRANSACTIONS IN FACT HAD OCCURRED ON SUCH DATES OR TO PROJECT THE COMPANY'S FINANCIAL CONDITION OR RESULTS OF OPERATIONS AS OF ANY FUTURE DATE OR FOR ANY FUTURE PERIOD. The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The pro forma consolidated statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company and notes thereto and the other financial information regarding the Company included or incorporated by reference in this Proxy Statement.

   The pro forma consolidated statement of operations for the year ended September 30, 1994 gives effect first to the MG Settlement and then to the Refinery Transactions. Although the MG Settlement is not being presented for a vote by Stockholders, the effects of the MG Settlement are included and shown separately since the MG Settlement occurred subsequent to the end of the Company's fiscal year and, in the absence of the MG Settlement, the Company would not be proposing the Refinery Plan.

                          CASTLE ENERGY CORPORATION
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                                AS OF 12/31/94
                              ("000'S" OMITTED)
                                 (UNAUDITED)

                                                                      Pro Forma Adjustments
                                     -----------------------------------------------------------------------------------------------
                                                                      Indian Refinery(b)
                                     -----------------------------------------------------------------------------------------------
                                                Adjustment:     Working
                                                 Accrued     Capital, Plat-   Property      Environ-        Maximum
                                 12/31/94        Closing      inum & Other   Plant, Equip     mental        Stipulated
    ASSETS                       Historical     Costs(a)        Assets       & F & F (e)  Liabilities(f)    Reduction       Total
                                 ----------     --------        ------       -----------  --------------    ---------       -----
Current Assets:
  Cash and Cash Equivalents ..    $ 21,586                       $21,360(d)                                ($ 16,686)      $  4,674
  Restricted Cash ............       6,404                        (2,441)                                                    (2,441)
  Temporary Investments ......      10,443                       (10,443)                                                   (10,443)
  Accounts Receivable --
   Trade .....................      28,778                        (8,717)                                                    (8,717)
  Accounts Receivable --
   Related Party .............         120                          (120)                                                      (120)
  Inventories ................     100,323                       (65,390)                                                   (65,390)
  Deferred Income Taxes ......     101,278
  Other ......................       7,741                        (1,816)                                                    (1,816)
                                 ---------     --------        ---------        ----          -------       --------       --------
   Total Current Assets  .....     276,673            0          (67,567)          0                0        (16,686)       (84,253)
Due from related parties
Property, Plant and equipment,
  net:
  Refining....................
  Natural Gas Transmission ...      24,074
  Furniture and Fixtures .....         320
Exploration and Production  ..      19,259
Gas Contracts  ...............      41,545
Other Assets  ................      14,435                        (1,603)                                                    (1,603)
                                 ---------     --------        ---------        ----          -------       --------       --------
   Total Assets  .............    $376,306     $      0         ($69,170)         $0             $  0       ($16,686)      ($85,856)
                                  ========     ========         ========        ====          =======      =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of
   long-term debt ............    $ 35,013                    ($  27,016)                                                 ($ 27,016)
  Current portion of
   long-term debt -- RP.......
  Accounts Payable ...........      57,691                       (35,158)                                                   (35,158)
  Accrued expenses ...........      54,196    ($ 18,734)          (8,983)                                                   (27,717)
  Due to related parties .....
  Income Taxes Payable .......     101,279
  Other ......................       3,134                          (559)                                                      (559)
                                 ---------     --------        ---------        ----          -------       --------       --------
   Total current
    liabilities ..............     251,313      (18,734)         (71,716)          0                0              0        (90,450)
  Long-term debt .............      49,044
  Long-term debt -
   related party .............         250
  Deferred Income Taxes ......       4,162
  Other long-term
   liabilities ...............      30,915                                                    ($2,952)                       (2,952)
                                 ---------     --------        ---------        ----          -------       --------       --------
   Total liabilities .........     335,684      (18,734)         (71,716)          0           (2,952)             0        (93,402)
Commitments and
  contingencies
Stockholders' equity
  (deficit):
  Series B participating
    preferred stock;
  Common stock; par value -- $.50;
   6,658,646 shares issued and
   outstanding at
   December 31, 1994  ........       3,329
  Additional paid-in
   capital ...................      62,593
  Retained Earnings
   (deficit) .................     (25,300)      18,734            2,546                        2,952        (16,686)         7,546
                                 ---------     --------        ---------        ----          -------       --------       --------
                                    40,622       18,734            2,546           0            2,952        (16,686)         7,546
                                 ---------     --------        ---------        ----          -------       --------       --------
   Total liabilities and
     stockholder's equity
     (deficit)  ..............    $376,306     $      0       ($  69,170)         $0          $     0      ($ 16,686)     ($ 85,856)
                                  ========     ========         ========        ====          =======      =========       ========

                                                                      Pro Forma Adjustments
                                     -----------------------------------------------------------------------------------------------
                                                                       Powerine Refinery (c)
                                     -----------------------------------------------------------------------------------------------
                                 Adjustment:     Working
                                  Accrued      Capital, Plat-  Property, Plant     Environ-        Maximum
                                  Closing      inum & Other     Equip, F & F       mental        Stipulated
    ASSETS                        Costs(a)       Items          & Goodwill(e)   Liabilities(f)    Reduction       Total
                                 ----------     --------        ------------    -------------     ----------      -----
Current Assets:
  Cash and Cash Equivalents ..                 $11,467(g)                                         ($ 18,803)   ($  7,336)
  Restricted Cash ............                  (3,963)                                                           (3,963)
  Temporary Investments ......
  Accounts Receivable --
   Trade .....................                  (1,436)                                                           (1,436)
  Accounts Receivable --
   Related Party .............
  Inventories ................                 (34,933)                                                          (34,933)
  Deferred Income Taxes ......
  Other ......................                  (5,898)                                                           (5,898)
                                      ----    --------             ----            --------       --------       -------
   Total Current Assets  .....           0     (34,763)               0                   0        (18,803)      (53,566)
Due from related parties
Property, Plant and equipment,
  net:
  Refining....................
  Natural Gas Transmission ...
  Furniture and Fixtures .....
Exploration and Production  ..
Gas Contracts  ...............
Other Assets  ................                  (1,859)                                                           (1,859)
                                      ----    --------             ----            --------       --------       -------
   Total Assets  .............        $  0    ($36,622)              $0            $      0      ($ 18,803)    ($ 55,425)
                                      ====    ========             ====            ========      =========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of
   long-term debt ............                 ($  164)                                                        ($    164)
  Current portion of
   long-term debt -- RP.......
  Accounts Payable ...........                 (21,466)                                                          (21,466)
  Accrued expenses ...........      ($ 923)    (13,986)                                                          (14,909)
  Due to related parties .....
  Income Taxes Payable .......
  Other ......................
                                      ----    --------             ----            --------       --------       -------
   Total current
    liabilities ..............        (923)    (35,616)               0                  0              0        (36,539)
  Long-term debt .............
  Long-term debt -
   related party ...........
  Deferred Income Taxes ....
  Other long-term
   liabilities .............                                                       ($27,880)                     (27,880)
                                      ----    --------             ----            --------       --------       -------
   Total liabilities .......          (923)    (35,616)               0             (27,880)             0       (64,419)
Commitments and
  contingencies
Stockholders' equity
  (deficit):
  Series B participating
    preferred stock;
  Common stock; par value -- $.50;
   6,658,646 shares issued and
   outstanding at
   December 31, 1994  ........
  Additional paid-in
   capital ...................
  Retained Earnings
   (deficit) .................         923      (1,006)                              27,880       ($18,803)        8,994
                                      ----    --------             ----            --------       --------       -------
                                       923      (1,006)               0              27,880        (18,803)        8,994
                                      ----    --------             ----            --------       --------       -------
   Total liabilities and
     stockholder's equity
     (deficit)  ..............       $   0    ($36,622)              $0            $      0       ($18,803)     ($55,425)
                                      ====    ========             ====            ========      =========      ========

                                            Pro Forma Adjustments
                                 ---------------------------------------------
                                                   Other
                                 ---------------------------------------------
                                  Payment
                                   of UI/
                                  Sullivan         Tax              Pro
    ASSETS                        Notes(h)      Effects(i)         Forma
                                 ----------     ---------          -----
Current Assets:
  Cash and Cash Equivalents ..  ($ 2,750)                        $ 16,174
  Restricted Cash ............
  Temporary Investments ......
  Accounts Receivable --
   Trade .....................                                     18,625
  Accounts Receivable --
   Related Party .............
  Inventories ................
  Deferred Income Taxes ......                  ($101,278)
  Other ......................                                         27
                                 ------         ---------        --------
   Total Current Assets  .....   (2,750)         (101,278)         34,826
Due from related parties
Property, Plant and equipment,
  net:
  Refining....................
  Natural Gas Transmission ...                                     24,074
  Furniture and Fixtures .....                                        320
Exploration and Production  ..                                     19,259
Gas Contracts  ...............                                     41,545
Other Assets  ................                                     10,973
                                 ------         ---------        --------
   Total Assets  ............. ($ 2,750)         (101,278)       $130,997
                                =======         =========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of
   long-term debt ............                                   $  7,833
  Current portion of
   long-term debt -- RP.......
  Accounts Payable ...........                                      1,067
  Accrued expenses ...........                                     11,570
  Due to related parties .....
  Income Taxes Payable .......                   (100,136)          1,143
  Other ......................                                      2,575
                                 ------         ---------        --------
   Total current
    liabilities ..............        0          (100,136)         24,188
  Long-term debt .............   (2,500)                           46,544
  Long-term debt -
   related party ...........       (250)
  Deferred Income Taxes ....                                        4,162
  Other long-term
   liabilities .............                                           83
                                 ------         ---------        --------
   Total liabilities .......     (2,750)         (100,136)         74,977
Commitments and
  contingencies
Stockholders' equity
  (deficit):
  Series B participating
    preferred stock;
  Common stock; par value -- $.50;
   6,658,646 shares issued and
   outstanding at
   December 31, 1994..........                                      3,329
  Additional paid-in
   capital ...................                                     62,593
  Retained Earnings
   (deficit) .................                     (1,142)         (9,902)
                                 ------         ---------        --------
                                      0            (1,142)         56,020
                                 ------         ---------        --------
   Total liabilities and
     stockholder's equity
     (deficit)  ..............  ($2,750)        ($101,278)       $130,997
                                =======         =========        ========

The accompanying notes to the Pro Forma Consolidated Balance Sheet are an integral part of this Pro Forma Consolidated Balance Sheet

                          CASTLE ENERGY CORPORATION
              NOTES TO THE PRO FORMA CONSOLIDATED BALANCE SHEET
                              DECEMBER 31, 1994
                                 (UNAUDITED)
                              ("000'S" OMITTED)

GENERAL

   Gives effect to Refinery Plan assuming the Refineries and related assets were sold on December 31, 1994 for the following consideration:

                                                            Indian      Powerine
                                                           Refinery     Refinery       Total
                                                          ----------   ----------    ----------
Estimated market value of working capital, platinum
  and other assets:
  Book value                                               $ 35,301     $ 14,511     $ 49,812
  Adjustment                                                  2,549       (1,929)         620
                                                          ----------   ----------    ----------
  Estimated market value                                     37,850       12,582       50,432
Plant, property and equipment, furniture and acquired
  goodwill
Assumed/avoided liabilities:
  Net plant closing costs                                    18,734          923       19,657
  Environmental liabilities                                   2,952       27,880       30,832
                                                          ----------   ----------    ----------
Gross purchase price                                         59,536       41,385      100,921
Maximum stipulated reduction                                (16,686)     (18,803)     (35,489)
                                                          ----------   ----------    ----------
Minimum purchase price                                     $ 42,850     $ 22,582     $ 65,432
                                                          ==========   ==========    ==========

The Company expects that the actual amount of working capital recovered will be significantly lower due to anticipated negative cash flow between January 1, 1995 and the date the Refinery Plan is actually consummated.

(a) Reverses the plant closing costs that were accrued as of December 31, 1994 assuming the Refineries were abandoned rather than sold.

(b) Includes all of the assets of the following entities: Indian Refining Limited Partnership, Indian Powerine Limited Partnership, Indian Refining Company, Castle Refining Company and Castle Energy Canada Ltd. Together these entities own all the assets of and conduct all operations of the Indian Refinery.

(c) Includes all the assets of Powerine Holding Corp., Powerine Oil Company and Anglo Petroleum Inc. Together these entities own all the assets of and conduct all operations of the Powerine Refinery.

(d) $37,850 received for working capital, platinum and other assets less $16,490 of cash included in such working capital.

(e) Represents transfer of refining property, plant and equipment, furniture and fixtures and acquired goodwill for one dollar.

(f) Represents transfer of environmental liabilities.

(g) $12,582 received for working capital, platinum and other assets less $1,115 of cash included in such working capital.

(h) As a result of the assumed sale of the Refinery assets, the Company will be required to repay $2,750 principal amount of debt due to noteholders having a security interest in the assets being transferred. See "Certain Relationships and Related Transactions -- Transactions With Other Related Parties."

(i) Gives effect to Federal and state income tax provision resulting from Refinery Plan assuming Refineries are sold before September 30, 1995, the end of the Company's next tax year. The resulting income taxes payable of $1,143 consist of Federal alternative minimum income taxes payable. The deferred income taxes of $4,162 result from timing differences applicable to the Company's natural gas marketing and exploration and development businesses. The tax provision was computed at a combined state and Federal rate of 40% and are after application of the Company's net operating losses and depletion carryforward.

                          CASTLE ENERGY CORPORATION
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       QUARTER ENDED DECEMBER 31, 1994
                                 (UNAUDITED)
                              ("000'S" OMITTED)


                                                                  Adjustments:               Pro Forma Adjustments
                                                                 MG Settlement              ---------------------------
                                                                and Provision               Sale of       Interest on
                                                  Historical    for Loss on     Adjusted    Refining      Shareholders'  Pro Forma
                                                   12/31/94    Asset Disposal    12/31/94  Operations(d)    Notes (e)     12/31/94
                                                 -----------   ---------------  ---------  ------------- --------------- ---------
REVENUES:
  Refining .....................................   $ 290,666                    $290,666    ($290,666)
  Natural Gas Production and Transmission ......      20,055                      20,055                                 $20,055
  Exploration and Production ...................       2,359                       2,359                                   2,359
                                                   ---------                    --------    ---------                    -------
   Total Revenues  .............................     313,080                     313,080     (290,666)                    22,414
                                                   ---------                    --------    ---------                    -------
EXPENSES:
  Refining:
   Cost of Materials Sold  .....................     225,916                     225,916     (225,916)
   Operating Costs  ............................      32,053                      32,053      (32,053)
   Selling, General and Administrative  ........       4,214                       4,214       (4,214)
   Depreciation and Amortization  ..............       2,796                       2,796       (2,796)
                                                   ---------                    --------    ---------
                                                     264,979                     264,979     (264,979)
  Natural Gas Production and Transmission:
   Gas Purchases  ..............................      11,322                      11,322                                  11,322
   Operating Costs - Pipeline  .................         305                         305                                     305
   General and Administrative  .................         232                         232                                     232
   Depreciation and Amortization  ..............       2,846                       2,846                                   2,846
                                                   ---------                    --------                                 -------
                                                      14,705                      14,705                                  14,705
  Exploration and Production:
   Oil and Gas Production  .....................         781                         781                                     781
   General and Administrative  .................         103                         103                                     103
   Depreciation, Depletion and Amortization  ...         747                         747                                     747
                                                   ---------                    --------                                 -------
                                                       1,631                       1,631                                   1,631
  Corporate
   General and Administrative  .................       1,273                       1,273                                   1,273
   Depreciation  ...............................          21                          21                                      21
                                                   ---------                    --------                                 -------
                                                       1,294                       1,294                                   1,294
                                                   ---------                    --------                                 -------
     Total Expenses  ...........................     282,609                     282,609     (264,979)                    17,630
                                                   ---------                    --------     --------                    -------
Operating Profit (Loss)  .......................      30,471                      30,471      (25,687)                     4,784
                                                   ---------                    --------     --------                    -------
Other Income (Expense):
  Interest Income ..............................         555                         555         (350)                       205
  Interest Expense .............................      (3,569)                     (3,569)       2,755     $   31            (783)
  MG Settlement ................................     391,139   ($391,139)(a),(c)
  Provision for Loss on Assets to be Disposed of    (345,008)    345,008 (b),(c)
  Other Income (Expense) .......................         159                         159                                     159
                                                   ---------   ---------        --------     --------     ------         -------
                                                      43,276     (46,131)         (2,855)       2,405         31            (419)
                                                   ---------   ---------        --------     --------     ------         -------
Income (Loss) From Continuing Operations Before
  Provision for (Recovery of) Income Taxes .....      73,747     (46,131)         27,616      (23,282)        31           4,365
Provision for (Recovery of) Income Taxes (f)  ..      59,663     (48,617)         11,046       (9,313)        12           1,745
                                                   ---------   ---------        --------     --------     ------         -------
Net Income (Loss) from Continuing Operations  ..   $  14,084    $  2,486        $ 16,570    ($ 13,969)    $   19         $ 2,620
                                                   =========   =========        ========    =========     ======         =======
Net Income (Loss) Per Share from Continuing
  Operations ...................................   $    1.97    $   0.35        $   2.32    ($   1.95)    $ 0.00         $  0.37
                                                   =========   =========        ========    =========     ======         =======
Weighted Average Number of Common and Common
  Equivalent Shares Outstanding ................       7,157       7,157           7,157        7,157      7,157           7,157
                                                   =========   =========        ========    =========     ======         =======

The accompanying notes to the Pro Forma Consolidated Statement of Operations are an integral part of this
               Pro Forma Consolidated Statement of Operations.

                          CASTLE ENERGY CORPORATION
                       NOTES TO PRO FORMA CONSOLIDATED
                           STATEMENT OF OPERATIONS
                       QUARTER ENDED DECEMBER 31, 1994
                                  UNAUDITED
                              ("000'S" OMITTED)

GENERAL

   Gives effect to the Refinery Transactions as though they occurred on October 1, 1994. See "Proposal to Approve the Refinery Plan."

(a) Reverses gain from sale of MG Settlement. Of the total gain resulting from the MG Settlement of $391,139, $378,597 applied to the refining segment and the remaining $12,542 applied to the natural gas marketing segment.

(b) The provision for loss on assets to be disposed of relates to the assumed abandonment of the Refineries and consists of the following:

   Book value of Refineries                                $320,051
   Acquired goodwill related to the Refineries                5,300
   Loss provision for closing costs of Refineries, net
     of $15,000 recovery from sale of plant                  19,657
                                                          ----------
                                                           $345,008
                                                          ==========

  If the Refineries are assumed to be sold pursuant to the Refinery Plan, such loss provision is no longer applicable.

(c) As a result of the MG Settlement and the assumed sale of the Refineries pursuant to the Refinery Plan, the Company would record a net gain of approximately $85,609 as follows. This net gain is nonrecurring and accordingly is not reflected in the pro forma consolidated statement of operations.

 Gain from MG Settlement                    $ 391,139
                                           -----------
Loss on sale of Refineries:
  Proceeds:
   Working capital                             50,432
   Assumption of environmental
     liabilities                               30,832
   Avoidance of net plant closing costs        19,657
  Less: Maximum stipulated reduction          (35,489)
                                           -----------
                                               65,432
  Book Value:
   Working capital                             49,812
   Property, plant and equipment              315,850
   Acquired goodwill                            5,300
                                           -----------
                                              370,962
                                           -----------
                                             (305,530)
                                           -----------
Net Gain                                    $  85,609
                                           ===========

As a result of this net gain the Company would incur income taxes of approximately $1,143 after application of Federal and state income tax carryforwards consisting of Federal alternative minimum income taxes.

(d) Represents the sale of the refining operations.

(e) Represents the decrease in interest expense resulting from the payment of $2,750 principal amount of notes as of October 1, 1994. Such notes are required to be repaid upon the sale of the Refinery assets.

(f) Reflects use of the Company's net operating loss and other tax carryforwards. Assumes 40% tax rate (Federal and state combined) once tax carryforwards are fully utilized.

                          CASTLE ENERGY CORPORATION
               PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                        YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)
                               ("000" OMITTED)

                                                                                                   Pro Forma Adjustments
                                                                                             --------------------------------
                                                             Adjustment       Adjusted       Sale of        Interest On
                                                                 MG            For MG        Refining      Shareholders'
                                               Historical   Settlement(a)  Settlement(a)  Operations(b)      Notes(c)     Pro Forma
                                               ----------   -------------  -------------  -------------   --------------- ---------
REVENUES
  Refining:
   Crude Oil Sales ........................ $   71,062                      $   71,062     ($  71,062)
   Sales of Refined Product -- Related
     Party ................................    849,492                         849,492       (849,492)
   Sales of Refined Product - Third Party ..     8,061                           8,061         (8,061)
   Other Revenues -- Related Party .........    11,899                          11,899        (11,899)
  Natural Gas Production and Transmission:
   Gas Sales ...............................    61,228                          61,228                                      $61,228
   Operating Revenue .......................        31                              31                                           31
   Transportation...........................
  Exploration and Production:
   Oil and Gas Sales .......................     8,069                           8,069                                        8,069
   Well Operations .........................       483                             483                                          483
                                            ----------                      ----------      ---------                       -------
        Total Revenues ..................... 1,010,325                       1,010,325       (940,514)                       69,811
                                            ----------                      ----------      ---------                       -------
EXPENSES
  Refining:
   Cost of Materials Sold -- Refined
     Products:
     Third Parties  .......................     77,898                          77,898        (77,898)
     Related Parties  .....................    618,325                         618,325       (618,325)
   Operating Costs  .......................    132,281                         132,281       (132,281)
   Selling, General and Administrative  ...     23,758                          23,758        (23,758)
   Depreciation and Amortization  .........     30,322                          30,322        (30,322)
  Natural Gas Production and Transmission:
   Gas Purchases  .........................     37,029       ($ 2,246)          34,783                                       34,783
   Operating Costs -- Pipeline  ...........      1,973                           1,973                                        1,973
   General and Administrative  ............        254                             254                                          254
   Depreciation and Amortization  .........     11,360                          11,360                                       11,360
  Exploration and Production:
   Oil and Gas Production  ................      3,844                           3,844                                        3,844
   General and Administrative  ............        213                             213                                          213
   Depreciation, Depletion and
     Amortization  ........................      2,092                           2,092                                        2,092
  Corporate, General and Administrative ...      5,499                           5,499                                        5,499
                                            ----------        -------       ----------      ---------                       -------
                                               944,848         (2,246)         942,602       (882,584)                       60,018
                                            ----------        -------       ----------      ---------                       -------
OPERATING INCOME (LOSS)  ..................     65,477          2,246           67,723        (57,930)                        9,793
                                            ----------        -------       ----------      ---------                       -------
OTHER INCOME (EXPENSE)  ...................
  Interest Income .........................      1,292            800            2,092         (1,280)                          812
  Interest Expense ........................    (28,487)        16,388          (12,099)         6,260       $   90           (5,749)
  Other Income (Expense) ..................      1,161                           1,161           (738)                          423
                                            ----------        -------       ----------      ---------       ------          -------
                                               (26,034)        17,188           (8,846)         4,242           90           (4,514)
                                            ----------        -------       ----------      ---------       ------          -------
INCOME (LOSS) FROM CONTINUING OPERATIONS
  BEFORE PROVISION FOR (RECOVERY OF) INCOME
  TAXES ...................................     39,443         19,434           58,877        (53,688)          90            5,279
                                            ----------        -------       ----------      ---------       ------          -------
PROVISION FOR (RECOVERY OF) INCOME TAXES
  (d) .....................................        526          7,774            8,300         (6,225)          36            2,111
                                            ----------        -------       ----------      ---------       ------          -------
NET INCOME (LOSS) FROM CONTINUING
  OPERATIONS ..............................  $  38,917        $11,660         $ 50,577       ($47,463)      $   54          $ 3,168
                                             =========        =======       ==========      =========       ======          =======
NET INCOME (LOSS) PER SHARE FROM
  CONTINUING OPERATIONS ...................  $    3.48        $  3.84         $   7.32        $  6.87       $ 0.01          $  0.46
                                             =========        =======       ==========      =========       ======          =======
WEIGHTED AVERAGE NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES OUTSTANDING ....     11,209         (4,298)           6,911          6,911        6,911            6,911
                                             =========        =======       ==========      =========       ======          =======

The accompanying notes to the Pro Forma Consolidated Statement of Operations are an integral part of this
               Pro Forma Consolidated Statement of Operations.

                          CASTLE ENERGY CORPORATION
                       NOTES TO PRO FORMA CONSOLIDATED
                           STATEMENT OF OPERATIONS
                        YEAR ENDED SEPTEMBER 30, 1994
                                  UNAUDITED
                               ("000" OMITTED)

   (a) Gives retroactive effect to the MG Settlement (which closed on October 14, 1994) as though such settlement had closed on October 1, 1993. As a result of the MG Settlement, among other things, (i) MG released the Company from all deferred gas purchase costs, of which $2,246 was expensed during the year ended September 30, 1994, (ii) MG released the Company from certain debt, with respect to which interest expense was $16,388 during the year ended September 30, 1994, and (iii) the Company received an interest-bearing note from MG in the principal amount of $10,000, which would have earned interest income of $800 during the year ended September 30, 1994. Does not reflect a non-recurring net gain of $244,454 ($390,199 less $145,745 of related tax effects) recognized by the Company as a result of the MG Settlement. (The actual gain on the MG Settlement was $391,139 whereas the estimate at September 30, 1994 was $390,199.) See "Certain Relationships and Related Transactions -- MG and its Affiliates."

   (b) Gives effect to the Refinery Plan as though it occurred on October 1, 1993. See "Proposal to Approve the Refinery Plan." In addition, if the Refineries were sold pursuant to the Refinery Plan for the Minimum Consideration, the Company would incur a book loss of approximately $307,500.

   (c) Represents the decrease in interest expense resulting from the payment of $2,750 principal amount of notes as of October 1, 1993. Such notes are required to be repaid upon the sale of the Refinery assets.

   (d) Reflects use of the Company's net operating loss and other tax carryforwards. Assumes 40% tax rate (Federal and state combined) once tax carryovers are fully utilized.

                 PROPOSAL TO APPOINT INDEPENDENT ACCOUNTANTS

   The Board of Directors has selected the accounting firm of Price Waterhouse LLP ("Price Waterhouse") to be the Company's independent accountants to audit the books and records of the Company and its subsidiaries for the fiscal year ending September 30, 1995. This firm has audited the books and records of the Company for each fiscal year since 1985. The firm has no material relationship with the Company and is considered well qualified. Should the Stockholders of the Company not ratify the selection of Price Waterhouse or should the fees proposed by Price Waterhouse become excessive or the services provided by Price Waterhouse become unsatisfactory, the selection of another firm of independent certified public accountants will be considered by the Board of Directors.

   A representative of Price Waterhouse is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

   The shares represented by the enclosed Proxy will be voted as directed. If no choice is specified in the Proxy, the shares represented by the enclosed Proxy will be voted "FOR" the selection of Price Waterhouse as the Company's independent accountants. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                                OTHER MATTERS

   The Board of Directors knows of no other matters to be brought before the Annual Meeting. Should any other matter by properly raised at the Annual Meeting, however, it is the intention of each of the persons named in the Proxy to vote in accordance with his judgment as to each such matter raised.

                                VOTE REQUIRED

   The two nominees within each class for election to the Board of Directors at the Annual Meeting who receive the greatest number of votes cast for Directors within such class at the meeting, a quorum being present, shall become Directors within such class. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock is required to adopt the proposal to approve the Refinery Transactions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and voting on each other proposal is required for the adoption of such proposal. Absentees and broker non-votes will not be tabulated as negative votes with respect to any matter presented at the Annual Meeting, but will be included in computing the number of shares of Common Stock present for purposes of determining the presence of a quorum for the Annual Meeting.

                            STOCKHOLDER PROPOSALS

   Any proposals of Stockholders which are intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Secretary of the Company by January 5, 1996 for consideration for inclusion in the Proxy Statement. Should any matter be submitted after January 5, 1996, then it may be omitted by the Company from the Proxy Statement and Proxy relating to that Annual Meeting.

                           EXPENSES OF SOLICITATION

   The cost of solicitation of Proxies will be borne by the Company. Solicitation will be made initially by mail. The Directors and officers and other employees of the Company may, without compensation other than their usual compensation, solicit Proxies by mail, telephone, telegraph or personal interview. In addition, solicitation of brokerage firms, dealer, banks, voting trustees and their nominees will be made by the means described above by Morrow & Co., Inc. at an anticipated cost of $6,000 plus certain out-of-pocket expenses. The Company will also reimburse brokerage firms, banks, voting trustees, nominees and other recordholders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock.

                          INCORPORATION BY REFERENCE

   Items 1 and 2, "Business and Properties," Item 3, "Legal Proceedings,"
Item 5, "Market for the Registrant's Common Stock and Related Stockholder Matters," Item 6, "Selected Financial Data," Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," Item 8, "Financial Statements and Supplementary Data," and Item 9, "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" of the Form 10-K, and Item 1, "Financial Statements," and Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations," of
Part I of the Form 10-Q are hereby incorporated by reference herein. The Company will furnish to any Stockholder a copy of any exhibit to the Form 10-K, upon written request to Mr. Richard E. Staedtler, Senior Vice President, Castle Energy Corporation, One Radnor Corporate Center, Suite 250, 100 Matsonford Road, Radnor, Pennsylvania 19087, and payment of the Company's expenses of furnishing the same.

                                      BY ORDER OF THE BOARD OF DIRECTORS


                                     JOSEPH L. CASTLE II
                                     Chairman and Chief Executive Officer

Radnor, Pennsylvania
May 8, 1995

                                                                     EXHIBIT A

       1992 EXECUTIVE EQUITY INCENTIVE PLAN, AS PROPOSED TO BE AMENDED

                          CASTLE ENERGY CORPORATION
                     1992 EXECUTIVE EQUITY INCENTIVE PLAN

   THE PLAN. Castle Energy Corporation (the "Company") hereby establishes the Castle Energy Corporation 1992 Executive Equity Incentive Plan (the "Plan"), effective December 22, 1992 (the "Effective Date"), subject to approval by the holders of a majority of the shares of common stock of the Company present or represented and voting at a meeting duly called and held. Grants may be made hereunder prior to stockholder approval, provided that any such grants shall be subject to such stockholder approval.

   1. Purpose. The purpose of the Plan is to advance the interests of the Company and its subsidiaries by encouraging and facilitating the acquisition of a larger personal financial interest in the Company by directors and those employees upon whose judgment and interest the Company and its subsidiaries are largely dependent for the successful conduct of their operations, and by making executive positions in the Company and its subsidiaries more attractive. It is anticipated that the acquisition of such financial interest will stimulate the efforts of such employees and directors on behalf of the Company and its subsidiaries and strengthen their desire to continue in the service of the Company and its subsidiaries. It is also anticipated that the opportunity to obtain such a financial interest will prove attractive to promising executive talent and will assist the Company and its subsidiaries in attracting such employees.

   2. Scope of the Plan. An aggregate of 562,500 of the Company's authorized but unissued shares of common stock, par value $.50 per share (the "Stock"), is hereby made available and shall be reserved for issuance under the Plan with respect to the exercise of options. Such number of authorized but unissued shares of Stock shall be reduced by the aggregate number of shares of Stock acquired from time to time to be held as treasury shares reserved for use under the Plan. The aggregate numbers of shares of Stock available under this Plan shall be subject to adjustment upon the occurrence of any of the events and in the manner set forth in Article 25 hereof.

   If, and to the extent, an option shall expire or terminate for any reason without having been exercised in full (including, without limitation, a cancellation and regrant pursuant to Article 3(g), the shares of Stock subject thereto which have not become outstanding shall (unless the Plan shall have terminated) become available under the Plan for other options.

   The Plan is intended to supersede and replace the Company's Nonqualified Stock Option Plan for Outside Directors, the 1983 Nonqualified Stock Option Plan for Eligible Directors and Key Employees of the Company, and the 1983 Incentive Stock Option Plan (collectively, the "Prior Plans"). However, any outstanding stock options granted pursuant to the Prior Plans shall continue to be governed in accordance with the terms and conditions of the Prior Plans, respectively.

   The Board of Directors of the Company (the "Board"), such committee of the Board that the Board shall specifically authorize or direct on its behalf, or the Committee (as defined in Article 3 hereof) shall have the authority to cause the Company to purchase from time to time, in such amounts and at such prices as the Board, in its discretion, shall deem advisable or appropriate, shares of Stock to be held as treasury shares and reserved and used solely for or in connection with grants under the Plan, at the discretion of the Committee.

   3. Administration. The Plan shall be administered by a committee, to be known as the Stock Option Committee (the "Committee"), which shall include not less than two persons who are directors of the Company who are not also employees of the Company or its subsidiaries and who do not hold the position of Chairman of the Board of the Company ("Outside Directors"), and who shall be appointed, from time to time, by the Board. Members of the Committee shall not participate in the Plan except as provided in Article 11 and, at any time within one (1) year prior to the first anniversary of the Effective Date of the Plan or within one (1) year prior to appointment to the Committee, as the case may be, (a) shall not have been eligible to receive options hereunder except as provided in Article 11 and (b) shall not have been a person to whom stock options could be granted pursuant to any other plan of the Company or any of its subsidiaries. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan, as follows:

       (a) to grant options;
       (b) subject to Article 5 and Article 11, to determine (i) the Option Price (as defined in Article 5) of the Stock subject to each option, (ii) the individuals to whom, and the time or times at which, options shall be granted, and (iii) subject to Article 2, the number of shares of Stock subject to an option to be granted to each Grantee (as defined in Article
   5) thereof;
       (c) to interpret the Plan;
       (d) to prescribe, amend, and rescind rules and regulations relating to the Plan, including, without limitation and subject to Article 16, the rules with respect to the exercisability of options;
       (e) to determine the terms and provisions of the respective option agreements (which may, but need not be, identical), by which all options shall be granted and, with the consent of the Grantee, to modify any such agreements (including, without limitation, the acceleration of the exercisability of options subject to such agreement);
       (f) to prescribe the method by which grants of options shall be evidenced;
       (g) to cancel, with the consent of the Grantee thereof, outstanding options and to grant new options in substitution therefor;
       (h) to require withholding from or payment by a Grantee (as defined in Article 5) of any federal, state, or other governmental taxes;
       (i) to prohibit the election described in Article 12;
       (j) to make all other determinations deemed necessary or advisable for the administration of the Plan; and
       (k) to impose such additional conditions, restrictions, and limitations upon exercise or retention of options as the Committee may, prior to or concurrently with the grant thereof, deem appropriate, including, but not limited to, requiring simultaneous exercise of related identified options and limiting the percentage of options which may from time to time be exercised by a Grantee.

The determination of the Committee on all matters relating to the Plan or any option agreement shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any grant thereunder.

   The Committee shall from time to time review the implementation and results of the Plan to determine the extent to which the Plan's purpose is being accomplished. In addition, the Committee shall periodically meet with senior management of the Company to review management's suggestions regarding grants under the Plan, including the individuals who are proposed to receive grants and the amount and terms of such grants; provided, that all such grants shall be determined solely by the Committee in its discretion.

   4. Eligibility. Options may be granted to any employee of the Company or any of its subsidiaries or any director who holds the position of Chairman of the Board of the Company or who is also an employee of the Company or any of its subsidiaries ("Inside Directors") whose rates of pay or fringe benefits are not negotiated under a collective bargaining agreement. In selecting the individuals to whom options shall be granted, as well as in determining the number of shares of Stock subject to each option to be granted, the Committee shall take into consideration such factors as it deems relevant in connection with promoting the purposes of the Plan. However, solely with respect to Outside Directors, nonqualified options may be granted only in accordance with Article 11 hereof.

   5. Conditions to Grants. The date of the grant (the "Grant Date") of an option shall be the date on which the Committee awards the grant or such later date as specified in advance by the Committee. Subject to the provisions of Article 2 hereof, an individual who has been granted an option
(a "Grantee") may, if such Grantee is otherwise eligible, be granted additional options if the Committee shall so determine. Subject to the other provisions of this Plan, the Committee may grant options with terms and conditions which differ among the Grantees thereof. The term of each option granted shall be for a period of not more than fifteen (15) years from the Grant Date, and shall be subject to earlier termination as herein provided. To the extent not set forth in the Plan, the terms and conditions of each grant of an option shall be set forth in a written agreement between the Company and the Grantee thereof.

       (a) Grants of Options and Option Price. Before the grant of any option, the Committee shall determine the per share purchase price of the Stock subject to such option (the "Option Price"); provided that the Option
   Price shall not be less than fifty percent (50%) of the Fair Market Value (as defined in Article 6) of the Stock on the Grant Date.
       (b) Grants of Incentive Stock Options. At the time of the grant of any option, the Committee may designate that such option shall be made subject to additional restrictions to permit it to qualify as an "incentive stock option" under the requirements of Section 422 (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Any option designated as an incentive stock option
          (i) shall have an Option Price of (1) not less than 100% of the Fair Market Value of the Stock on the Grant Date or (2) in the case of an employee who owns stock (including stock treated as owned under Section 424(d) of the Internal Revenue Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a "10% Owner"), not less than 110% of the Fair Market Value of the Stock on the Grant Date;
          (ii) shall be for a period of not more than ten (10) years (five
       (5) years, in the case of a 10% Owner) from the Grant Date, and shall be subject to earlier termination as herein provided;
          (iii) notwithstanding the provisions relating to termination of employment set forth in Article 16(a)(i), (ii), (iii), and (iv) hereof, shall not be exercisable more than three (3) months (or one (1) year, in the case of a Grantee who is disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code) after termination of employment;
          (iv) shall not have an aggregate Fair Market Value (determined for each incentive stock option at the time it is granted) of Stock with respect to which incentive stock options are exercisable for the first time by such Grantee during any calendar year (under this Plan and any other employee stock option plan of the Grantee's employer or any parent or subsidiary thereof ("Other Plans"), determined in accordance with the provisions of Section 422 of the Internal Revenue Code (after amendment by the Tax Reform Act of 1986), which exceeds $100,000 (the "$100,000 Limit");
          (v) shall, if the aggregate Fair Market Value of Stock (determined on the Grant Date) with respect to all incentive stock options previously granted under this Plan and the Other Plans ("Prior Grants") and any incentive stock options under such grant (the "Current Grant") which are exercisable for the first time during any calendar year would exceed the $100,000 Limit, be exercisable as follows:
            (1) The portion of the Current Grant exercisable for the first time by the Grantee during any calendar year which would be, when added to any portions of any Prior Grants exercisable for the first time by the Grantee during any such calendar year with respect to stock which would have an aggregate Fair Market Value (determined at the time of each such grant) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit;
            (2) If, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the provisions of the immediately preceding sentence during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an incentive stock option, but shall be exercisable as a separate option at such date or dates as are provided in the Current Grant;

          (vi) shall be granted within ten (10) years from the earlier of the date the Plan is adopted or the date the Plan is approved by the stockholders of the Company; and
          (vii) shall require the Grantee to notify the Committee of any disposition of any Stock issued pursuant to the exercise of the incentive stock option under the circumstances described in Section 421(b) of the Internal Revenue Code (relating to certain disqualifying dispositions), within ten (10) days of such disposition.

   6. Definition of "Fair Market Value". The term "Fair Market Value" means

       (a) if on the applicable date the Stock is listed for trading on a national or regional securities exchange or authorized for quotation on the National Association of Securities Dealers Inc.'s NASDAQ National Market System ("NASDAQ/NMS"), the closing price of the Stock on such exchange or NASDAQ/NMS, as the case may be, on the applicable date, or if no sales of Stock shall have occurred on such exchange or NASDAQ/NMS, as the case may be, on the applicable date, the closing price of the Stock on the next preceding date on which there were such sales,
       (b) if on the applicable date the Stock is not listed for trading on a national or regional securities exchange or authorized for quotation on NASDAQ/NMS, the mean between the closing bid price and the closing ask price of the Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") with respect to the applicable date or, if closing bid and ask prices for Stock shall not have been so reported with respect to the applicable date, on the next preceding date with respect to which such bid and ask prices were so reported, or
       (c) if on the applicable date the Stock is not listed for trading on a national or regional securities exchange or is not authorized for quotation on NASDAQ/NMS or NASDAQ, the Fair Market Value of the Stock as determined in good faith by the Committee.

Such price shall be subject to adjustment as provided in Article 25 hereof.

   7. Employees' Agreement to Serve. Each Grantee who is granted an option shall, by the terms of such Grantee's option agreement, agree that such Grantee will remain in the employ of the Company or any of its subsidiaries for at least one (1) year after the Grant Date unless earlier terminated by the Company or its subsidiaries. No obligation of the Company or any of its subsidiaries as to the length of employment shall be implied by the terms of this Plan or any grant of an option hereunder. The Company and its subsidiaries reserve the same rights to terminate employment of any Grantee as existed prior to the effective date of this Plan.

   8. Non-transferability. Each option granted hereunder shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee's lifetime, only by the Grantee.

   9. Exercise of Options. Subject to the provisions of Article 15 and such terms and conditions as the Committee may impose, each option shall be exercisable in one or more installments commencing six months after the Grant Date of such option. Each option shall be exercised by delivery to the Company of written notice of intent to purchase a specific number of shares of Stock subject to the option. The Option Price of any shares of Stock as to which an option shall be exercised shall be paid in full at the time of the exercise. Payment may, at the election of the Grantee, be made in (i) cash,
(ii) Stock valued at its Fair Market Value on the date of exercise, or (iii) any combination of cash and Stock. In the discretion of the Committee and to the extent permitted by law, payment may also be made in accordance with
Article 12.

   10. Accelerated Exercise. Notwithstanding any other provisions of the Plan, all unexercised options granted under the Plan, except unexercised options held by those persons who for purposes of Section 16 of the 1934 Act are treated as officers, directors or 10% stockholders of the Company, may be disposed of commencing on the date of a Change of Control, as defined in
Article 17; provided, however, that the Company may cancel all such options under the Plan as of the date of a Change of Control by giving notice to each Grantee thereof of its intention to do so and by permitting the purchase during the thirty-day period next preceding such effective date of all of the shares subject to such outstanding options.

In the event of such acceleration, regardless of whether the Grantee remains employed for one (1) year after the applicable Grant Date, Article 7 shall not be construed to prevent the exercise of such Grantee's options.

   11. Grant of Stock Options to Outside Directors.
       (Note: Items in brackets [ ] in this Section 11 reflect the words edited out of the original Plan. Words capitalized represent the proposed Amendments to the Plan.)

       (a) Eligibility. Each Outside Director shall be eligible to be granted nonqualified options exclusively under this Article 11.

       (b) Granting of Options. Each YEAR, BEGINNING WITH THE CALENDAR YEAR 1994, EACH individual who [becomes] IS an Outside Director [after April 6, 1993 shall] on the first trading day coinciding with or immediately following the fifteenth [(15th) day after election to the Company's
   Board] DAY AFTER THE COMPANY'S REGULAR ANNUAL MEETING (BUT IN NO EVENT LATER THAN THE FIRST TRADING DAY IN MAY), SHALL automatically be granted ON THAT DATE an option to purchase 5,000 shares of Common Stock.

       (c) Terms of Options.
          (i) Option Agreement. Each option shall be evidenced by a written stock option agreement which shall be executed by an Outside Director and the Company and which shall contain such terms and conditions as the Committee determines are required by the Plan.
          (ii) Option Price. The price of the shares subject to each option shall be 100% of the Fair Market Value for such shares on the date the option is granted, as determined by the Committee in accordance with
       Article 6 herein.
          (iii) Commencement of Exercisability. The option granted under this
       Article 11 shall be exercisable in one or more installments commencing six months after the Grant Date of such option.
          (IV) OPTION TERM. THE OPTION GRANTED UNDER THIS ARTICLE 11 SHALL TERMINATE TEN YEARS FROM THE DATE OF GRANT UNLESS EARLIER TERMINATED PURSUANT TO ARTICLE 16 HEREOF.
       (d) Notwithstanding Article 26 herein, the provisions in this Article 11 may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.
       (E) APPLICABILITY OF ARTICLE 16. FOR THE PURPOSES OF ARTICLE 16 WITH RESPECT TO OUTSIDE DIRECTORS, TERMINATION OF EMPLOYMENT SHALL INCLUDE, WITHOUT LIMITATION, FAILURE TO BE RE-ELECTED TO THE BOARD AND EARLY TERMINATION FROM THE BOARD PURSUANT TO THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS.

   12. Loans and Guarantees. The Committee may, in its discretion,

       (a) allow a Grantee to defer (at no less than reasonable commercial rates) payment to the Company of all or any portion of (i) the Option Price of an option, or (ii) any taxes associated with a benefit hereunder which is not a cash benefit at the time such benefit is so taxable, or
       (b) cause the Company to guarantee a loan from a third party to the Grantee, in an amount equal to all or any portion of such Option Price or any related taxes.

Any such payment deferral or guarantee by the Company pursuant to this
Article 12 shall be, on a secured or unsecured basis, for such periods, at commercial interest rates, and on such other terms and conditions as the Committee may determine. Notwithstanding the foregoing, a Grantee shall not be entitled to defer the payment of such Option Price or any related taxes unless the Grantee (a) enters into a binding obligation to pay the portion of the Option Price or any related taxes which are deferred and (b) pays upon exercise of an option a minimum amount, with respect to all shares of Stock to be then issued, equal to the amount determined by resolution of the Committee to be capital within the meaning of Section 154 of the Delaware General Corporation Law. If the Committee has permitted a payment deferral or caused the Company to guarantee a loan pursuant to this Article 12, then the Committee may, in its discretion, require the immediate payment of such deferred amount or the immediate release of such guarantee in the event the Grantee sells or otherwise transfers the Grantee's shares of Stock purchased pursuant to such deferral or guarantee.

   13. Notification under Section 83(b). Provided that the Committee has not prohibited such Grantee from making the following election, if a Grantee shall, in connection with the exercise of any option or stock appreciation right make the election permitted under Section 83(b) of the Internal Revenue Code (i.e., an election to include in such Grantee's gross income in the year of transfer the amounts specified in Section 83(b) of the Internal Revenue Code), such Grantee shall notify the Committee of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Internal Revenue Code.

   14. Withholding Taxes.

       (a) Whenever under the Plan, cash or shares of Stock are to be delivered upon exercise of an option or any other event with respect to rights and benefits hereunder, the Company shall be entitled to require as a condition of delivery that the Grantee remit an amount sufficient to satisfy all federal, state, and other governmental withholding tax requirements related thereto.
       (b) In the case of a Grantee who is an officer, director or 10% stockholder of the Company (for purposes of Section 16 of the 1934 Act), whenever under the Plan, cash or shares of Stock are to be delivered upon exercise of an option or any other event with respect to rights and benefits hereunder, the Company shall withhold an amount sufficient to satisfy all federal, state, and other governmental withholding tax requirements related thereto.

   15. Elective Share Withholding

       (a) A Grantee, other than an officer, director or 10% stockholder of the Company (for purposes of Section 16 of the 1934 Act), may, subject to Committee approval, elect the withholding ("Share Withholding") by the Company of a portion of the shares of Stock otherwise deliverable to such Grantee upon such Grantee's exercise of an option having a Fair Market Value equal to
          (i) the amount necessary to satisfy such Grantee's required federal, state, or other governmental withholding tax liability with respect to the exercise of the option, or
          (ii) a greater amount, not to exceed the estimated total amount of such Grantee's tax liability with respect to the exercise of the option.
       (b) Share Withholding is subject to Committee approval. Each Share Withholding election by a Grantee shall be subject to the following restrictions:
          (i) it must be made prior to the date (the "Tax Date") on which the amount of tax to be withheld is determined;
          (ii) it shall be irrevocable; and
          (iii) it shall be subject to the disapproval of the Committee.

   16. Termination of Employment.

       (a) An unexercised option shall terminate on a Grantee's Termination of Employment, except that
          (i) if the Grantee's employment is terminated by the death of the Grantee, unexercised options to the extent exercisable on the date of the Grantee's death, may be exercised, in whole or in part, at any time within one (1) year after the date of death by the Grantee's personal representative or by the person to whom the option is transferred by will or the applicable laws of descent and distribution;
          (ii) if the Grantee's employment is terminated as a result of retirement under the provisions of a retirement plan of the Company or any of its subsidiaries applicable to the Grantee (or on or after age 60 if no retirement plan of the Company or any of its subsidiaries are applicable to the Grantee), any unexercised option to the extent exercisable at the date of such Termination of Employment, may be exercised, in whole or in part, at any time within 90 days after the date of such Termination of Employment; provided that, if the Grantee dies after such Termination of Employment and before the expiration of such 90 day period, such option may be exercised by the deceased Grantee's personal representative or by the person to whom the option is transferred by will or the applicable laws of descent and distribution within one (1) year after the Grantee's Termination of Employment;

          (iii) if the Grantee's employment is terminated as a result of the Permanent Disability of the Grantee, any unexercised option, to the extent exercisable at the date of such Termination of Employment, may be exercised, in whole or in part, at any time within one (1) year after the date of such Termination of Employment; provided that, if the Grantee dies after such Termination of Employment and before the expiration of such one (1) year period, such option may be exercised by the deceased Grantee's personal representative or by the person to whom the option is transferred by will or the applicable laws of descent and distribution within one (1) year after the Grantee's Termination of Employment, or, if later, within 180 days after the Grantee's death. The term "Permanent Disability" means a mental or physical condition which, in the opinion of the Committee, renders a Grantee unable or incompetent to carry out the job responsibilities which such Grantee held or tasks to which such Grantee was assigned at the time the disability was incurred and which is expected to be permanent or for an indefinite duration; or
          (iv) if the Grantee has a Termination of Employment for any reason other than by death, retirement or Permanent Disability, any unexercised option, to the extent exercisable on the date of such Termination of Employment, may be exercised, in whole or in part, at any time within three (3) months from the date of such Termination of Employment.
       (b) Any of the provisions herein to the contrary notwithstanding, no option shall be exercisable beyond the term specified in the related agreement thereof.

   17. Definition of "Change of Control". The term "Change of Control" means any of the following:

       (a) The acquisition, by a person or group of persons acting in concert, of a beneficial ownership interest in the Company, resulting in the total beneficial ownership of such persons or group of persons equaling or exceeding 20% of the outstanding common stock of the Company. The Change of Control shall be deemed to occur on the date the beneficial ownership of the acquiring person or group of persons first equals or exceeds 20% of the outstanding common stock of the Company.
       (b) A change, within any period of twenty-four (24) months or less, in the composition of the Board such that at the end of such period a majority of the directors who are then serving were not serving at the beginning of such period, unless at the end of such period a majority of the directors in office were nominated upon the recommendation of a majority of the Board at the beginning of such period. The Change of Control shall be deemed to occur on the date the last director necessary to result in a Change of Control takes office or resigns from office, as applicable.
       (c) The merger, consolidation or other reorganization having substantially the same effect, or the sale of all or substantially all the consolidated assets of the Company. The Change of Control shall be deemed to occur on the date on which the transaction is approved by the Company's stockholders.

If more than one of the foregoing events shall occur, each such event shall constitute a separate Change of Control.

   Notwithstanding the foregoing provisions of this Article 17, a Change of Control shall be deemed not to have occurred with respect to any Grantee, if such Grantee is, by written agreement, a participant on such Grantee's own behalf in a transaction in which the persons (or their affiliates) with whom such Grantee has the written agreement acquire the Company and, pursuant to the written agreement the Grantee has an equity interest in the resulting entity.

   The Company shall notify all Grantees of the occurrence of a Change of Control promptly after its occurrence, but any failure of the Company to notify shall not deprive the Grantees of any rights accruing hereunder by virtue of a Change of Control.

   18. Substituted Options. If the Committee cancels, with the consent of a Grantee, any option granted under the Plan, and a new option is substituted therefor, then the Committee may, in its discretion, provide that the Grant
Date of the canceled option shall be the date used to determine the earliest date or dates for exercising or disposing the new substituted option under
Article 9 hereof so that the Grantee may exercise or dispose of the substituted option at the same time as if the Grantee had held the substituted option since the Grant Date of the canceled option; provided, however, that no Grantee who for purposes of Section 16 of the 1934 Act is treated as an officer, director or 10% stockholder of the Company may dispose of a substituted stock option within less than six months after the Grant Date (calculated without reference to this Article 18).

   19. Securities Law Matters.

       (a) Where an investment intent representation or restrictive legend is deemed necessary to comply with the Securities Act of 1933, the Committee may require a written representation to that effect by the Grantee, or may require that such legend be affixed to certificates for shares of Stock, at the time the option is exercised.
       (b) If based upon the opinion of counsel to the Company, the Committee determines that the exercise of any options would violate any applicable provision of (i) state or federal securities law or (ii) the listing requirements of any securities exchange registered under the 1934 Act on which are listed any of the Company's equity securities, then the Committee may postpone any such exercise; provided, however, that the Company shall use its best efforts to cause such exercise to comply with all such provisions at the earliest practicable date; and provided further, that the Committee's authority under this Article 19(b) shall expire from and after the date of any Change of Control.
       (c) With respect to officers, directors and 10% stockholders of the Company subject to Section 16 of the Securities Exchange Act of 1934, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of 1934. To the extent any provision of the Plan or action by the Board or the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board and the Committee.

   20. Funding. Benefits payable under the Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under the Plan.

   21. No Employment Rights. Neither the establishment of the Plan, nor the granting of any option under the Plan shall be construed to (a) give any Grantee the right to remain employed by the Company or any of its subsidiaries or to any benefits not specifically provided by the Plan or (b) in any manner modify the right of the Company or any of its subsidiaries to modify, amend, or terminate any of its employee benefit plans.

   22. Stockholder Rights. A Grantee shall not, by reason of any option granted hereunder, have any right as a stockholder of the Company with respect to the shares of Stock which may be deliverable upon exercise of such option until such shares have been delivered to him or her.

   23. Nature of Payments. Any and all grants of options, payments of cash, or deliveries of shares of Stock hereunder shall constitute special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any of its subsidiaries or (b) any agreement between the Company or any subsidiary, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.

   24. Non-Uniform Determinations. Neither the Committee's nor the Board's determinations under the Plan need be uniform and may be made by the Committee or the Board selectively among persons who receive, or are eligible to receive, grants under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non- uniform and selective determinations, to enter into non-uniform and selective option agreements as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, and (c) the treatment, under Article 16, of leaves of absence.

   25. Adjustments. Any option agreement entered into hereunder may contain such provisions as the Committee shall determine for equitable adjustment of

       (a) the number of shares of Stock covered thereby, or

       (b) the Option Price

to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, asset spin-off, reorganization, or similar event, of or by the Company. In any such event, regardless of whether specified in an option agreement, the aggregate number of shares of Stock available under the Plan shall be appropriately adjusted to equitably reflect such event.

   26. Amendment of the Plan.

       (a) Subject to Article 11(d) the Board may make such modifications of the Plan as it shall deem advisable; provided, however, no modifications shall be made which would impair the rights of any Grantee under any option theretofore granted without his or her consent; and provided further, the Board may not, without further approval of the stockholders of the Company, except as provided in Article 25 hereof,
          (i) materially increase the number of shares of Stock reserved for issuance under the Plan;
          (ii) materially increase the benefits accruing to participants under the Plan;
          (iii) materially modify the requirements as to eligibility for participation in the Plan; or
          (iv) extend the date of termination of the Plan.
       (b) For purposes of this Article 26, the term "material" shall be construed in accordance with the Securities Exchange Commission's interpretive views, as modified from time to time, regarding shareholder approval for amendments to employee benefit plans intended to comply with Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934.

   27. Termination of the Plan. The Plan shall terminate on the fifteenth
(15th) anniversary of the Effective Date or at such earlier time as the Board may determine. Any termination, whether in whole or in part, shall not affect any option then outstanding under the Plan.

   28. Controlling Law. The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

   29. Action by the Company. Any action required by the Company under the Plan shall be by resolution of the Board of Directors of the Company.

                                                                     EXHIBIT B

                          CASTLE ENERGY CORPORATION
                                REFINERY PLAN

1. PURPOSE OF THE PLAN

   The Board of Directors (the "Board") of Castle Energy Corporation, a Delaware corporation (the "Company"), having determined that a disposition of the Company's (a) 86,000 barrel per day refinery located in Lawrenceville, Illinois and related assets (the "Indian Refinery") and (b) 49,500 barrel per day refinery located in Santa Fe Springs, California and related assets (the "Powerine Refinery" and, together with the Indian Refinery, the "Refineries") is in the best interests of the Company and its stockholders (the "Stockholders"), has adopted this Refinery Plan (the "Plan") to provide for the orderly sale or other disposition of the Refineries, all as more fully provided herein.

2. AUTHORIZATION TO SELL

   (a) Pursuant to this Plan, the Company and the Refinery Subsidiaries (as hereinafter defined) are authorized to sell the Refineries on such terms and conditions as the Board may approve, subject to the Minimum Price Condition (as hereinafter defined).

   (b) The Company and the Refinery Subsidiaries may sell the Refineries in one or more transactions, by sale of assets, sale of capital stock of or partnership interests in the Refinery Subsidiaries, by mergers involving subsidiaries of the Company, or any combination thereof or in such other manner as the Board may approve. Any such transaction is herein referred to as a "Refinery Transaction."

   (c) The Company and the Refinery Subsidiaries may sell one of the Refineries, regardless of whether any transaction for the sale of the other Refinery has been entered into or consummated.

   (d) In any Refinery Transaction, the Company and the Refinery Subsidiaries may retain certain assets or liabilities of the Refinery or Refineries subject to such Refinery Transaction. Any such retained assets may be disposed of in subsequent transactions or may be retained by the Company and its subsidiaries on a long-term basis.

   (e) The "Refinery Subsidiaries" shall mean, collectively, Indian Refining & Marketing Inc., an Illinois corporation, Indian Refining Limited Partnership, an Illinois limited partnership, IP Oil Co., an Illinois corporation, Indian Powerine L.P., an Illinois limited partnership, Castle Energy Canada Ltd., a Delaware corporation, Powerine Holding Corp., a Delaware corporation, Castle Refining Company, a Delaware corporation, Powerine Oil Company, a California corporation, Anglo Petroleum Corporation, a Delaware corporation, and Indian Refining Company, a Delaware corporation, and any other subsidiary of the Company which may own the Refineries or any of their assets.

3. MINIMUM PRICE CONDITION

   (a) The value of the consideration received by the Company in any Refinery Transaction must equal or exceed a minimum (the "Minimum Considerations") of
(i) for the Indian Refinery, $5 million plus, to the extent sold in a Refinery Transaction, the market value of its working capital, platinum, and certain other assets described in the pro forma balance sheet presented to the Board, (ii) for the Powerine Refinery, $10 million plus, to the extent sold in a Refinery Transaction, the market value of its working capital, platinum, and such other assets, and (iii) for both Refineries, $15 million plus, to the extent sold in a Refinery Transaction, the market value of their working capital, platinum, and such other assets (the "Minimum Price Condition").

   (b) The Minimum Considerations may be paid in cash, in securities or other assets, by assumption of environmental or other liabilities (including environmental or other liabilities of subsidiaries of the Company acquired by a purchaser, but excluding liabilities included in working capital), or other consideration, or any combination thereof. The consideration received by the Company will also include the amount any severance or other shutdown expenses avoided as a result of the Refinery Transaction (net of salvage cost recoveries).

   (c) The value of any non-cash consideration, including assumption of liabilities, received by the Company in any Refinery Transaction will be determined by the Board, whose determination shall be final and conclusive.

   (d) In valuing any non-cash consideration, the Board may seek opinions, appraisals, or other assistance from independent sources, including without limitation investment banking firms or appraisers; provided, that the Board may approve and consummate any Refinery Transaction, including any Refinery Transaction in which the purchaser is an affiliate of the Company or any member of its senior management, without seeking or obtaining any such fairness opinion or appraisal and, in connection with any transaction pursuant to this Plan, may waive any condition requiring any such opinion or appraisal.

4. EXPIRATION OF THE PLAN

   This Plan will expire and terminate on December 31, 1995; provided, that any Refinery Transaction for which definitive agreements are entered into on or before December 31, 1995 shall be deemed authorized by this Plan and may be consummated as so authorized after such date.

5. AUTHORITY OF THE BOARD

   (a) Adoption of this Plan by the Board, and approval of this Plan by Stockholders, shall not be construed to obligate the Company to sell either Refinery. The Board may reject an offer for one or both Refineries even if such offer satisfies the Minimum Price Condition.

   (b) Adoption of this Plan shall not be construed to limit the authority of the Board, the Company, or the Refinery Subsidiaries to retain, dispose of, or otherwise deal with the Refineries or any of their assets to the extent such authority is provided by applicable law.

   (c) The Board shall have the complete authority to interpret the provisions of this Plan, and any interpretation by the Board shall be final and conclusive.

6. STOCKHOLDER APPROVAL AND AMENDMENTS

   (a) This Plan shall be effective upon adoption by the Board, subject to approval of this Plan by the Stockholders at the next annual or any special meeting of Stockholders.

   (b) Following approval of this Plan by Stockholders, no further Stockholder approval shall be required in connection with any proposed Refinery Transaction which satisfies the Minimum Price Condition; provided, that the Company may seek such Stockholder approval if the Board determines it is appropriate in connection with any transaction.

   (c) The Board shall have the right to amend, suspend, or terminate this Plan at any time; provided, however, that, unless approved by Stockholders, no amendment shall be made in this Plan to modify or eliminate the Minimum Price Condition or extend the date of termination of the Plan.

                          CASTLE ENERGY CORPORATION
                ANNUAL MEETING OF STOCKHOLDERS -- JUNE 5, 1995
                                    PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned Stockholder of Castle Energy Corporation hereby appoints Joseph L. Castle II and Donald L. Marsh, Jr., and each of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of the Stockholders of Castle Energy Corporation to be held on Monday, June 5, 1995 at 10:00 A.M. local time, at The Radnor Hotel, 591 Lancaster Avenue, St. Davids, Pennsylvania, and at any adjournment or postponement thereof, in the name of the undersigned and with the same force and effect as if the undersigned were present and voting such shares, on the following matters and in the following manner.

1. (a) ELECTION OF DIRECTORS TO SERVE UNTIL THE 1997 ANNUAL MEETING
       FOR both nominees listed below (except as marked to the contrary below) ------
       WITHHOLD AUTHORITY to vote for both nominees listed below ------
                      William S. Sudhaus and Martin R. Hoffmann
   (b) ELECTION OF DIRECTORS TO SERVE UNTIL THE 1998 ANNUAL MEETING
       FOR both nominees listed below (except as marked to the contrary below) ------
       WITHHOLD AUTHORITY to vote for both nominees listed below ------
                       Joseph L. Castle II and Sidney F. Wentz

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE
             A LINE THROUGH THE NOMINEE'S NAME

2. PROPOSAL TO APPROVE THE FIRST AMENDMENT TO THE COMPANY'S 1992 EXECUTIVE EQUITY INCENTIVE PLAN
                            / / For  / / Against  / / Abstain


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3.    PROPOSAL TO APPROVE THE REFINERY PLAN, AS DESCRIBED IN THE PROXY
      STATEMENT RELATING TO THE ANNUAL MEETING
                            / / For  / / Against  / / Abstain

4. PROPOSAL TO APPOINT PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1995.
                            / / For  / / Against  / / Abstain

5. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE DEEMED TO CONSTITUTE DIRECTION TO VOTE "FOR" EACH OF THE ABOVE NOMINEES AND PROPOSALS.

DATED ------, 1995

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Signature

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Name Spelled Out

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Signature, if held jointly

- -----------------------------------------------------------------------------
Name Spelled Out
Please sign exactly as your name(s) appears hereon. When signing as attorney, administrator, trustee, guardian or any other representative, please so indicate.